UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BCSB BANKCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which the transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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PROSPECTUS OF BCSB BANCORP, INC.

PROXY STATEMENT OF BCSB BANKCORP, INC.

BCSB Bankcorp, Inc., Baltimore County Savings Bank, F.S.B. and Baltimore County Savings Bank, M.H.C. propose to convert from the mutual holding company structure to a fully public ownership structure. If we complete the conversion, shares of BCSB Bankcorp’s common stock owned by the public will be exchanged for between 1,144,763 and 1,548,798 shares of common stock of BCSB Bancorp, Inc., a Maryland corporation we recently formed, so that BCSB Bankcorp’s existing public shareholders will own approximately the same percentage of BCSB Bancorp common stock as they owned of BCSB Bankcorp’s common stock immediately prior to the conversion. The number of BCSB Bancorp shares to be issued in the exchange offer may be increased to 1,781,117 shares as a result of market demand, regulatory considerations or changes in financial markets. The actual number of shares that you will receive will depend on the exchange ratio, which will depend on the final independent appraisal of BCSB Bancorp and the number of shares of BCSB Bancorp common stock sold in the offering described in the following paragraph.

Concurrently with the exchange offer, we are offering up to 2,674,139 shares of common stock of BCSB Bancorp, representing the 63.3% ownership interest of Baltimore County Savings Bank, M.H.C. in BCSB Bankcorp, for sale to eligible depositors and the public at a price of $10.00 per share. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 3,075,260 shares, as a result of market demand, regulatory considerations or changes in financial markets. If the conversion and offering are completed, Baltimore County Savings Bank will be a wholly owned subsidiary of BCSB Bancorp, and 100% of the common stock of BCSB Bancorp will be owned by public shareholders. As a result of the conversion and offering, Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp would cease to exist.

BCSB Bankcorp’s common stock is currently listed on the Nasdaq Global Market under the Symbol “BCSB.” If the conversion is completed, the shares of common stock of BCSB Bancorp will replace existing shares of BCSB Bankcorp and will be quoted on the Nasdaq Global Market, and BCSB Bankcorp common stock will cease trading following the closing date of the conversion. We expect that the BCSB Bancorp common stock will trade under the symbol “BCSBD” for a period of 20 trading days after completion of the offering. Thereafter, BCSB Bancorp’s trading symbol will revert to “BCSB.”

The conversion and offering cannot be completed unless the stockholders of BCSB Bankcorp approve the plan of conversion. Your vote is important. Whether or not you plan to attend our annual meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote for the proposals described in this proxy statement/prospectus.

This document serves as the proxy statement for the annual meeting of shareholders of BCSB Bankcorp and the prospectus for the shares of BCSB Bancorp’s common stock to be issued in exchange for shares of BCSB Bankcorp’s common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by BCSB Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

This investment involves a degree of risk, including the possible loss of principal. Please read “ Risk Factors” beginning on page 19.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is February 11, 2007, and is first being mailed to shareholders of BCSB Bankcorp, Inc. on or about February 22, 2008.

REFERENCE TO ADDITIONAL INFORMATION

For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 196 of this proxy statement/prospectus. A copy of the plan of conversion is available for inspection at each of Baltimore County Savings Bank’s branches.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of BCSB Bankcorp, Baltimore County Savings Bank, M.H.C., BCSB Bancorp and Baltimore County Savings Bank and their subsidiaries may change after the date of this proxy statement/prospectus. Delivery of this proxy statement/prospectus and the exchange of shares of BCSB Bancorp common stock made hereunder does not mean otherwise.

BCSB BANKCORP, INC.

4111 E. Joppa Road

Baltimore, Maryland 02136

(410) 256-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On April 2, 2008, BCSB Bankcorp, Inc. will hold an annual meeting of stockholders at Baltimore County Savings Bank’s Perry Hall office, 4208 Ebenezer Road, Baltimore, Maryland. The meeting will begin at 4:30 p.m., local time.

A Proxy Statement and Proxy Card for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and acting upon the following matters:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) BCSB Bankcorp will convert to an interim federal stock savings association and will merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (B) Baltimore County Savings Bank, M.H.C., which currently owns approximately 63.3% of the common stock of BCSB Bankcorp, will convert to an interim federal stock savings association and merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (C) an interim stock savings association will be formed as a subsidiary of BCSB Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Baltimore County Savings Bank, and then will merge into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity, (D) the outstanding shares of BCSB Bankcorp, other than those held by Baltimore County Savings Bank, M.H.C., will be converted into shares of common stock of BCSB Bancorp and (E) BCSB Bancorp will offer shares of its common stock for sale in a subscription offering and community offering;

2.	The following informational proposals:

2a	Approval of an increase in the authorized shares of capital stock;

2b	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

2c	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

2d	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

2e	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock;

3.	The election of two directors of BCSB Bankcorp for three-year terms and one director of BCSB Bankcorp for a one-year term;

4.	The ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008;

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion; and

6.	The transaction of such other business as may properly come before the annual meeting or any adjournment thereof.

NOTE: The Board of Directors is not aware of any other business to come before the annual meeting.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 2a through 2e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The Board of Directors has fixed February 11, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of BCSB Bankcorp at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion, the written request should be received by BCSB Bankcorp, Inc. by March 28, 2008. In addition, all such documents may be obtained by calling our Conversion Center at (410) 248-1189, Monday through Friday, except bank holidays, between 10:00 a.m. and 4:00 p.m., Eastern time.

Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the annual meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David M. Meadows

David M. Meadows
Corporate Secretary

Baltimore, Maryland

February 22, 2008

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF BCSB BANKCORP, INC.

You should read this document for more information about the conversion. The plan of conversion and reorganization described in this document has been conditionally approved by the Office of Thrift Supervision.

Q. What am I being asked to approve?

A. BCSB Bankcorp stockholders as of February 11, 2008 are asked to vote on the plan of conversion and reorganization, pursuant to which:

•	BCSB Bankcorp will convert to an interim federal stock savings association and will merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•

Baltimore County Savings Bank, M.H.C., which currently owns approximately 63.3% of the common stock of BCSB Bankcorp, will convert to an interim federal stock savings association and merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•

An interim stock savings association will be formed as a subsidiary of BCSB Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Baltimore County Savings Bank, and then will merge into Baltimore County Savings Bank, with Baltimore County Savings Bank being the surviving entity;

•	The outstanding shares of BCSB Bankcorp, other than those held by Baltimore County Savings Bank, M.H.C., will be converted into shares of common stock of BCSB Bancorp; and

•	BCSB Bancorp will offer shares of its common stock for sale in a subscription offering and community offering.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of BCSB Bancorp:

•	Approval of an increase in the authorized shares of capital stock;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, BCSB Bankcorp stockholders are asked to approve the election of two directors to serve three-year terms and one director to serve a one-year term and the ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008. Stockholders also will vote on a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

Q. If I already voted on the plan of conversion and reorganization at the special meeting of stockholders held on October 11, 2007, is my vote still valid?

A. Our stockholders approved the plan of conversion and reorganization at a special meeting held on October 11, 2007, but, in light of the new appraisal dated February 6, 2008 of our pro forma market value and certain amendments to the plan of conversion and reorganization, we are resubmitting the plan of conversion and reorganization to our stockholders at the annual meeting of stockholders to be held on April 2, 2008. The previous vote of our stockholders approving the plan of conversion and reorganization, as well as the informational proposals and the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion and reorganization, is no longer effective, and we cannot complete the conversion unless the plan of conversion and reorganization are approved by our stockholders at the annual meeting.

Q. What are reasons for the conversion and the related offering?

A. The primary reasons for the conversion are to structure our business in a form that will provide access to capital markets, support future lending and operational growth, enhance our ability to attract and retain qualified directors and management through stock-based compensation plans, support future branching activities and facilitate acquisitions of other financial institutions, create a more liquid and active market than currently exists for BCSB Bankcorp common stock and increase our capital, which will make us stronger.

Q. What will I receive for my BCSB Bankcorp shares?

A. As more fully described in the section of this proxy statement entitled “Proposal 1 – Approval of the Plan of Conversion and Reorganization – Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own upon completion of the conversion will be exchanged for between 1,144,763 new shares at the minimum and 1,548,798 shares of BCSB Bancorp at the maximum of the offering range (though cash will be paid in lieu of fractional shares). The number of new shares you receive for your existing BCSB Bankcorp shares does not depend on the market value of BCSB Bankcorp common stock. Instead, the exchange ratio is calculated based on the percentage of BCSB Bankcorp common stock held by the public, the final independent appraisal of the pro forma market value of BCSB Bancorp common stock assuming the completion of the conversion and the offering and the number of shares sold in the offering. The result will be that each existing stockholder will own the same percentage of BCSB Bancorp after the conversion as was held just prior thereto, before giving effect to (1) any shares purchased by the stockholder in the offering and (2) cash received in lieu of fractional shares.

Q. Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the conversion?

A. Our Board of Directors selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions.

Q. If my shares are held in street name, will my broker automatically vote on my behalf?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q. What if I do not give voting instructions to my broker?

A. Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion and reorganization.

Q. How will my existing BCSB Bankcorp shares be exchanged?

A. The conversion of your shares of BCSB Bankcorp common stock into the right to receive shares of BCSB Bancorp common stock will occur on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion and reorganization, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit your stock certificate(s) representing existing shares of BCSB Bankcorp common stock. No fractional shares of BCSB Bancorp common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares

Q. Should I submit my stock certificates now?

A. No. If you hold your stock certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion. If your shares are held in street name, rather than in certificate form, the share exchange will occur automatically upon completion of the conversion.

Q. Will BCSB Bancorp pay dividends?

A. No. BCSB Bancorp currently does not expect to pay a dividend, and BCSB Bancorp does not expect to pay dividends following the conversion. We make no assurances when or if we may pay regular cash dividends in the future.

Other Questions?

For answers to other questions, please read the proxy statement and the prospectus. Questions about the offering or voting may be directed to the conversion center by calling (410) 248 - 1189, Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to BCSB Bancorp, Inc., BCSB Bankcorp, Inc., Baltimore County Savings Bank, M.H.C. and/or Baltimore County Savings Bank, F.S.B., as appropriate. For assistance, please contact our conversion center at (410) 248-1189.

What This Document Is About

The Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank, M.H.C., Baltimore County Savings Bank and BCSB Bancorp have adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Baltimore County Savings Bank will reorganize from a mutual holding company structure to a stock form holding company structure. As part of the conversion, Baltimore County Savings Bank formed BCSB Bancorp. Public shareholders of BCSB Bankcorp will receive shares in BCSB Bancorp in exchange for their shares of BCSB Bankcorp common stock based on an exchange ratio. This conversion to a stock holding company structure also includes the offering by BCSB Bancorp of shares of its common stock to eligible depositors of Baltimore County Savings Bank in a subscription offering and, if necessary, to the public in a community offering and syndicated community offering. Following the conversion and offering, Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp will no longer exist, and BCSB Bancorp will be the parent company of Baltimore County Savings Bank.

The conversion and offering cannot be completed unless the shareholders of BCSB Bankcorp approve the plan of conversion. BCSB Bankcorp’s shareholders will vote on the plan of conversion at BCSB Bankcorp’s annual meeting. This document is the proxy statement used by BCSB Bankcorp’s Board of Directors to solicit proxies for the annual meeting. It is also the prospectus of BCSB Bancorp regarding the shares of BCSB Bancorp common stock to be issued to BCSB Bankcorp’s shareholders in the share exchange. This document does not serve as the prospectus relating to the offering by BCSB Bancorp of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

In addition, informational proposals relating to BCSB Bancorp’s articles of incorporation are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not subject to a vote of BCSB Bankcorp shareholders. BCSB Bankcorp shareholders are not being asked to approve these informational proposals at the annual meeting.

The BCSB Bankcorp Annual Meeting

Date, Time and Place. BCSB Bankcorp will hold its annual meeting of shareholders to consider and vote on the plan of conversion at Baltimore County Savings Bank’s branch office located at 4208 Ebenezer Road, Baltimore, Maryland on April 2, 2008 at 4:30 p.m., local time.

Record Date. The record date for shareholders entitled to vote at the annual meeting of shareholders is February 11, 2008. 5,929,743 shares of BCSB Bankcorp common stock were outstanding on the record date and entitled to vote at the annual meeting.

The Proposals. Shareholders will be voting on the following proposals at the annual meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a	Approval of an increase in the authorized shares of capital stock;

2b	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

2c	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

2d	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

2e	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock;

3.	The election of two directors of BCSB Bankcorp for three-year terms and one director for a one-year term;

4.	The ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008;

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion; and

6.	The transaction of such other business as may properly come before the annual meeting or any adjournment thereof.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 2a through 2e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of BCSB Bankcorp, including Baltimore County Savings Bank, M.H.C.

Informational Proposals 2a through 2e. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Proposal 3: Election of Two Directors for Three-Year Terms and One Director for a One-Year Term. In order to be elected to the Board of Directors, each nominee must obtain a plurality of the votes cast by the stockholders of BCSB Bankcorp common stock at the annual meeting.

Proposal 4: The Ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008. We must obtain the affirmative vote of the majority of the votes cast by the stockholders of BCSB Bankcorp at the annual meeting in order to ratify Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008.

Proposal 5: Approval of the adjournment of the Annual Meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of BCSB Bankcorp common stock to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by stockholders of BCSB Bankcorp at the annual meeting.

As of the voting record date, the directors and executive officers of BCSB Bankcorp owned 99,065 shares, or approximately 1.7% of the outstanding shares of BCSB Bankcorp common stock, and Baltimore County Savings Bank, M.H.C. owned 3,754,960 shares, or approximately 63.3% of the outstanding shares of BCSB Bankcorp common stock. Baltimore County Savings Bank, M.H.C. is expected to vote all of its shares “FOR” the plan of conversion, “FOR” each of the Informational Proposals 2a through 2e, “FOR” the election of all nominees for director, “FOR” ratification of the appointment Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008, and “FOR” approval of the adjournment of the annual meeting,.

Your Board of Directors unanimously recommends that you vote “FOR” the plan of conversion “FOR” the Informational Proposals 2a through 2e, “FOR” the election of all nominees for director, “FOR” the ratification of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008 and “FOR” the adjournment of the annual meeting.

The Companies

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

BCSB Bancorp is a new Maryland-chartered corporation. Baltimore County Savings Bank recently formed BCSB Bancorp to be its new stock holding company. To date, BCSB Bancorp has only conducted organizational activities. BCSB Bancorp is offering for sale to current depositors of Baltimore County Savings Bank and others, shares of its common stock representing the 63.3% ownership interest in BCSB Bankcorp, Inc., the mid-tier stock holding company, that is currently owned by Baltimore County Savings Bank, M.H.C. The remaining 36.7% ownership interest in BCSB Bankcorp is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of BCSB Bancorp’s common stock based on an exchange ratio of 0.5264 to 0.7122. The exchange ratio may be increased to as much as 0.8190 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of BCSB Bancorp’s common stock sold in the stock offering. After the conversion, BCSB Bancorp will own all of Baltimore County Savings Bank’s capital stock and will direct, plan and coordinate Baltimore County Savings Bank’s business activities. In the future, BCSB Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Baltimore County Savings Bank, M.H.C.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, M.H.C. is the federally chartered mutual holding company parent of Baltimore County Savings Bank, F.S.B. Baltimore County Savings Bank, M.H.C.’s principal activity is the ownership of 3,754,960 shares of the common stock of BCSB Bankcorp, Inc. At the conclusion of the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

BCSB Bankcorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

BCSB Bankcorp is a federally chartered mid-tier stock holding company that was formed in 1998. Currently BCSB Bankcorp owns all of Baltimore County Savings Bank’s capital stock and directs, plans and coordinates Baltimore County Savings Bank’s business activities. At September 30, 2007, BCSB Bankcorp had 5,929,743 issued and outstanding shares of common stock. Baltimore County Savings Bank, M.H.C. owns 3,754,960 shares, representing 63.3% of the outstanding common stock, and the remaining 2,174,783 shares are held by the public. At September 30, 2007, BCSB Bankcorp had total assets of $642.4 million, deposits of $558.4 million and total stockholders’ equity of $34.6 million.

Our net income has decreased in recent years. Net income was $1.7 million, $1.3 million, $885,000 and $601,000 for the years ended September 30, 2002, 2003, 2004 and 2005, respectively. We had net losses of $7.4 million and $2.9 million for the years ended September 30, 2006 and 2007, respectively. At September 30, 2007, we had net loans receivable of $416.3 million, which included single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit, totaling $164.5 million, $36.2 million, $119.6 million, $42.3 million and $13.0 million, respectively, representing 38.19%, 8.42%, 27.77%, 9.82% and 3.01%, respectively, of our gross loan portfolio. Our deposits consist primarily of certificates of deposit, passbook savings deposits, NOW accounts and money market deposit accounts, which totaled $393.1 million, $81.6 million, $65.3 million and $18.3 million, respectively, at September 30, 2007 representing 70.4%, 14.6%, 11.7% and 3.3%, respectively, of total deposits at that date. At September 30, 2007, $119.6 million of our certificates of deposit, representing 21.4% of total deposits, had balances of more than $100,000.

Baltimore County Savings Bank, F.S.B.

4111 E. Joppa Road

Baltimore, Maryland 21236

(410) 256-5000

Baltimore County Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore Metropolitan Area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and invest these funds in loans secured by first mortgages on owner-occupied, single-family residences in our market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. To a lesser extent, we originate consumer loans and commercial loans. We derive our income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. We operate out of our main office in Baltimore County, Maryland and 18 branch offices in Baltimore County, Harford County and Howard County and Baltimore City in Maryland.

The Conversion

Description of the Conversion

In June 1998, Baltimore County Savings Bank reorganized into a stock savings bank with a mutual holding company structure. As a part of that reorganization, BCSB Bankcorp, Baltimore County Savings Bank’s parent, sold 37.4% of its common stock in a subscription offering and issued 1.6% of its common stock to the Baltimore County Savings Bank Foundation, Inc. The majority of BCSB Bankcorp’s outstanding shares were retained by Baltimore County Savings Bank, M.H.C. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Baltimore County Savings Bank’s stock will be owned by BCSB Bancorp, and all of BCSB Bancorp’s stock will be owned by the public, including our employee stock ownership plan, and the Baltimore County Savings Bank Foundation, Inc. As part of the conversion, we are offering for sale common stock representing the majority ownership interest of BCSB Bankcorp that is currently held by Baltimore County Savings Bank, M.H.C. Upon completion of the conversion and offering, existing public stockholders of BCSB Bankcorp will receive new shares of common stock of the new Maryland-chartered holding company in exchange for their existing shares of common stock of BCSB Bankcorp, and BCSB Bankcorp and Baltimore County Savings Bank, M.H.C. will cease to exist.

After the conversion, our ownership structure will be as follows:

The normal business operations of Baltimore County Savings Bank will continue without interruption during the conversion, and the same officers and directors who currently serve Baltimore County Savings Bank in the mutual holding company structure will serve the new holding company and Baltimore County Savings Bank in the fully converted stock form.

Terms of the Conversion and Offering

The Boards of Directors of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp and Baltimore County Savings Bank unanimously adopted the plan of conversion and reorganization on February 14, 2007. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion by the depositors of Baltimore County Savings Bank and the shareholders of BCSB Bankcorp.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its outstanding shares to qualifying depositors of Baltimore County Savings Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The plan of conversion has been included as an exhibit to the registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information” in this proxy statement/prospectus.

Reasons for the Conversion

Our primary reasons for the conversion are to:

•	increase our capital, which we expect will help increase income and ensure that we meet out obligations under our outstanding trust preferred securities;

•	support future lending and operational growth and/or the acquisition of other financial institutions or financial services companies or their assets;

•	enhance our ability to attract and retain qualified directors and management through stock-based compensation plans; and

•	create a more liquid and active market than currently exists for BCSB Bankcorp’s common stock.

We do not currently have any specific plans or arrangements for further expansion or any specific acquisition plans.

The Exchange of Existing Shares of BCSB Bankcorp Common Stock

If you are now a stockholder of BCSB Bankcorp, or if you purchase shares of BCSB Bankcorp common stock after the date of this proxy statement/prospectus, and continue to be a stockholder on the date we complete the conversion, your existing shares will be cancelled and exchanged for shares of BCSB Bancorp (our newly formed Maryland corporation). The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of BCSB Bancorp. The exchange ratio will be determined based on the number of shares sold in the offering and will be calculated so that the stockholders of BCSB Bankcorp will own the same percentage of BCSB Bancorp’s outstanding common stock as they currently own of BCSB Bankcorp’s outstanding common stock. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of BCSB Bankcorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing BCSB Bankcorp Shares (1)
	Amount	Percent	Amount	Percent
Minimum	1,976,538	63.3%	1,144,763	36.7%	3,121,301	0.5264	52
Midpoint	2,325,338	63.3	1,346,781	36.7	3,672,119	0.6193	61
Maximum	2,674,139	63.3	1,548,798	36.7	4,222,937	0.7122	71
15% Above Maximum	3,075,260	63.3	1,781,117	36.7	4,856,377	0.8190	81

(1)	Cash will be paid instead of issuing any fractional shares.

If you hold shares of BCSB Bankcorp with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the record holder of BCSB Bankcorp shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

You may sell your shares of BCSB Bankcorp common stock at any time prior to completion of the conversion. However, if you do not hold shares of BCSB Bankcorp common stock on the date we complete the conversion, you will not participate in the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock.

No fractional shares of BCSB Bancorp common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

The exchange will occur as soon as practicable following completion of the conversion, and we will complete the conversion as soon as practicable following the termination of the offering. Office of Thrift Supervision regulations require that we complete the conversion within 45 days after the close of the subscription offering. The subscription offering is expected to terminate at 3:00 p.m., Eastern Time, on March 17, 2008. We may extend this termination date without notice to you until May 1, 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond April 2, 2010. We cannot complete the conversion unless the plan of conversion is approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. The annual meeting of the stockholders of BCSB Bankcorp and a special meeting of the members of Baltimore County Savings Bank, M.H.C. will be held on April 2, 2008.

Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of BCSB Bankcorp. The following table compares historical information for BCSB Bankcorp with similar information on a pro forma and per equivalent BCSB Bankcorp share basis. The information listed as “per equivalent BCSB Bankcorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividend information is not included on the table as we suspended the BCSB Bankcorp dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders of BCSB Bankcorp going forward without Office of Thrift Supervision consent, and after the conversion we initially do not intend to pay cash dividends.

	BCSB Bankcorp Historical	Pro Forma	Exchange Ratio	Per Equivalent BCSB Bankcorp Share
Book value per share at September 30, 2007:
Sale of 1,976,538 shares	$5.83	$16.18	0.5264	$8.52
Sale of 2,325,338 shares	5.83	14.58	0.6193	9.03
Sale of 2,674,139 shares	5.83	13.40	0.7122	9.54
Sale of 3,075,260 shares	5.83	12.37	0.8190	10.13

Earnings per share for year ended September 30, 2007:
Sale of 1,976,538 shares	(0.50)	(0.92)	0.5264	(0.48)
Sale of 2,325,338 shares	(0.50)	(0.77)	0.6193	(0.48)
Sale of 2,674,139 shares	(0.50)	(0.66)	0.7122	(0.47)
Sale of 3,075,260 shares	(0.50)	(0.57)	0.8190	(0.47)

Price per share (1):
Sale of 1,976,538 shares	14.80	10.00	0.5264	5.26
Sale of 2,325,338 shares	14.80	10.00	0.6193	6.19
Sale of 2,674,139 shares	14.80	10.00	0.7122	7.12
Sale of 3,075,260 shares	14.80	10.00	0.8190	8.19

(1)	At February 13, 2007, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights

Under federal law and regulations, current public shareholders of BCSB Bankcorp do not have dissenters’ rights or appraisal rights.

Conditions to Completing the Conversion

We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. (depositors and certain borrowers of Baltimore County Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of BCSB Bankcorp, including shares held by Baltimore County Savings Bank, M.H.C.;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C.;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Baltimore County Savings Bank, M.H.C. intends to vote its 63.3% ownership interest in favor of the conversion. In addition, as of December 21, 2007, directors and executive officers of BCSB Bankcorp and their associates owned 99,065 shares of BCSB Bankcorp or 1.7% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

How We Determined the Offering Range

We decided to offer between 1,976,538 and 2,674,139 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions. Feldman Financial Advisors, Inc. has received fees totaling $80,000 to date for its initial appraisal and appraisal updates, and will receive fees of $30,000 for its current appraisal and, if necessary, $5,000 for any appraisal updates, plus reasonable out-of-pocket and travel expenses. Feldman Financial Advisors, Inc. estimates that as of February 6, 2008, our pro forma market value was between $31.2 million and $42.2 million, with a midpoint of $36.7 million.

In preparing its appraisal, Feldman Financial Advisors, Inc. considered the information in this proxy statement/prospectus, including our financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrift holding companies;

•	the effect of the capital raised in this offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual net income. Feldman Financial Advisors, Inc. considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as tangible equity and represents the difference between the issuer’s tangible assets and liabilities. Feldman Financial Advisors, Inc.’s appraisal also incorporates an analysis of a peer group of publicly traded holding companies that Feldman Financial Advisors, Inc. considered to be comparable to us. The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us based on financial data for the most recent 12-month period available through December 31, 2007.

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp (1):
Minimum	N.M.	60.5	63.5
Midpoint	N.M.	67.2	70.4
Maximum	N.M.	73.2	76.5
Maximum, as adjusted	N.M.	79.4	82.7

Valuation of peer group companies as of February 6, 2008 (2):
Average	19.4	87.4	97.2
Median	14.9	89.8	93.0

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended December 31, 2007. As Feldman Financial Advisors, Inc.’s appraisal utilized financial data as of or for the 12 months ended December 31, 2007, the data is not directly comparable to the data presented under “Pro Forma Data.” The amounts included in the pro forma financial information included under “Pro Forma Data” are based on financial data for BCSB Bankcorp as of or for the year ended September 30, 2007, which is a different basis than the data set forth in this table.
(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

We reported negative core earnings for the most recent twelve month period ended December 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the midpoint of the offering range our stock would be priced at a discount of 25.2% to the peer group on a price-to-book basis and a discount of 24.3% to the peer group on a price-to-tangible-book basis.

This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.

Possible Change in Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 3,075,260 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $31.2 million or above $48.6 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Second-Step Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2005 and February 6, 2008. A “second step” conversion is a stock offering by a stock-form savings institution or its holding company that is majority-owned by a mutual holding company where the mutual holding company structure will terminate in connection with the offering. As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of “second step” conversions completed between January 1, 2005 and February 6, 2008. Of the companies listed on the table below, 14 are listed on the Nasdaq and two are listed on the OTC Bulletin Board.

Issuer	Date of Offering	Appreciation From Initial Offering Price
		1 Day	1 Week	1 Month	To February 6, 2008
Home Federal Bancorp, Inc.	12/20/07	(1.2)%	0.2%	3.0%	5.9%
United Financial Bancorp, Inc.	12/04/07	3.0	4.5	7.7	14.3
North Penn Bancorp, Inc.	10/02/07	2.6	0.5	(0.5)	(15.0)
Abington Bancorp, Inc.	06/28/07	(4.0)	(3.1)	(4.8)	(0.4)
Peoples United Financial, Inc.	04/16/07	3.8	3.7	(0.1)	(15.6)
Osage Bancshares, Inc.	01/18/07	(0.5)	0.0	(6.8)	(7.5)
Westfield Financial, Inc.	01/04/07	7.0	7.2	9.0	0.6
Citizens Community Bancorp, Inc.	11/01/06	4.7	(1.0)	(2.5)	(10.3)
Liberty Bancorp, Inc.	07/24/06	2.5	0.7	0.9	4.7
First Clover Leaf Financial Corp.	07/11/06	3.9	7.0	10.2	2.5
Monadnock Bancorp, Inc.	06/29/06	0.0	0.0	(13.8)	(22.5)
New England Bancshares, Inc.	12/29/05	6.6	7.0	7.0	11.4
American Bancorp of New Jersey, Inc.	10/06/05	1.6	(2.0)	0.1	4.9
Hudson City Bancorp, Inc.	06/07/05	9.6	10.7	15.5	60.2
First Federal of Northern Michigan Bancorp	04/01/05	(1.2)	(7.5)	(14.8)	(32.0)
Rome Bancorp, Inc.	03/30/05	3.2	(1.8)	(5.6)	14.1
Average	N/A	2.6	1.6	0.3	1.0
Median	N/A	2.8	0.4	0.0	1.6

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of our assets, and our market area. The companies listed in the table above may not be similar to BCSB Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for BCSB Bancorp’s common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Our stock price could trade below $10.00 per share. As noted in the above table, seven of the 16 offerings since January 1, 2005 referenced in the table traded below their initial offering price as of February 6, 2008. Before you make an investment decision, we urge you to carefully read this proxy statement/prospectus, including, but not limited to, the Risk Factors beginning on page 19.

How We Will Use the Proceeds of this Offering

The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	1,976,538 Shares at $10.00 Per Share	2,674,139 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$19,765	$26,741
Less: offering expenses	(2,411)	(2,707)

Net offering proceeds	17,354	24,034

Less:
Proceeds contributed to Baltimore County Savings Bank	(8,677)	(12,017)
Proceeds used for loan to employee stock ownership plan	(1,222)	(1,653)

Proceeds remaining for BCSB Bancorp	$7,455	$10,364

BCSB Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, make interest payments on trust preferred securities that will remain outstanding following the completion of the conversion, pay dividends to stockholders, repurchase shares of its common stock, subject to regulatory restrictions, finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. In addition, BCSB Bancorp will likely use a portion of the net proceeds that it retains to redeem some of the $12.5 million in outstanding trust preferred securities issued by a trust wholly owned by BCSB Bankcorp that became redeemable on June 30, 2007, while retaining sufficient liquidity to cover at least one year of projected operating expenses. Baltimore County Savings Bank may use the portion of the proceeds that it receives to fund new loans, primarily commercial real estate and commercial business loans, invest in securities, finance the possible expansion of its business activities or for general corporate purposes. However, we do not have any specific acquisition plans.

BCSB Bancorp’s Dividend Policy

BCSB Bankcorp has suspended its dividend program, and following the conversion, we initially do not intend to pay dividends. Our ability to pay dividends in the future will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient income to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will pay dividends.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of BCSB Bankcorp have an interest in the matters that will be acted upon because BCSB Bancorp intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of a new stock recognition and retention plan and a new stock option plan. See “The Conversion—Benefits of the Conversion to Management.”

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 7.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased previously. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 3.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In the event Baltimore County Savings Bank is able to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we would increase the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 1% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of Anthony R. Cole, our Executive Vice President, David M. Meadows, our Executive Vice President and Secretary, Daniel Wernecke, our Executive Vice President in charge of lending, and Bonnie M. Klein, our Senior Vice President and Treasurer. These agreements provide for severance benefits if the executive’s employment is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on October 1, 2007 and Messrs. Bouffard, Cole, Meadows and Wernecke and Ms. Klein’s employment was terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $2.4 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Total Estimated Value Of Grants at Maximum of Offering Range
	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	As a % of Common Stock Outstanding After Conversion
				(Dollars in thousands)
Employee stock ownership plan (1)	165,323	6.18%	3.91%	$1,653
Restricted stock awards(1)	61,547	2.30	1.46	615
Stock options (2)	259,442	9.70	6.14	1,069

Total	486,312	18.19%	11.52%	$3,338

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.12, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of BCSB Bankcorp who receive cash in lieu of fractional share interests in shares of BCSB Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued us an opinion to this effect as to federal income taxes, and our independent registered public accounting firm, Stegman & Company, has issued us an opinion to this effect as to state income taxes, which opinions are summarized on pages 173 through 175 of this proxy statement/prospectus.

Reduced Stockholder Rights

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call annual meetings of stockholders;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested stockholder.

Conversion Center

If you have any questions regarding the offering or our conversion, please call the conversion center at (410) 248-1189.

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

RISK FACTORS

You should consider carefully the following risk factors before voting your shares of BCSB Bankcorp common stock.

Risks Related to Our Business

We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments we have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities.

We entered into a Supervisory Agreement with the Office of Thrift Supervision on December 8, 2005, which requires us to take certain actions, including complying with the Bank Secrecy Act and the Flood Disaster Protection Act and submitting a business plan to the Office of Thrift Supervision for review and approval. In addition, we have made certain other commitments to the Office of Thrift Supervision, whereby we agreed, among other things, that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision and that BCSB Bankcorp will not incur any debt without the prior written approval of the Office of Thrift Supervision. For a description of the terms of the Supervisory Agreement and our other commitments, see “Regulation and Supervision—Supervisory Agreement.” While we believe we have complied with the terms of the Supervisory Agreement and our other commitments, if we fail to comply with the terms and conditions of the Supervisory Agreement, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of monetary penalties or the issuance of a cease and desist order requiring further corrective action. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments, and although we do not expect it, it is possible regulatory compliance expenses related to the Supervisory Agreement and our other commitments could have a material adverse impact on us in the future. In addition, the Office of Thrift Supervision must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities. Moreover, if we are unable to complete this offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. While we believe that we have taken actions that will result in the Supervisory Agreement and our other commitments being terminated in the near future, such actions may not result in the Office of Thrift Supervision terminating the Supervisory Agreement.

We have had losses and low earnings in recent years, and if we cannot increase our income to competitive levels our stock price may be adversely affected.

Our net income has decreased in recent years. Net income was $1.3 million, $885,000 and $601,000 for the years ended September 30, 2003, 2004 and 2005, respectively. We had net losses of $7.4 million and $2.9 million for the years ended September 30, 2006 and 2007, respectively. Our return on average assets was (.41)%,

(.92)%, .08%, .12% and .21% for the years ended September 30, 2007, 2006, 2005, 2004 and 2003, respectively, and our return on average equity was (8.57)%, (19.86)%, 1.40%, 2.03% and 2.94% for the years ended September 30, 2007, 2006, 2005, 2004 and 2003, respectively. These returns compared to a median return on average assets of 0.41% and a median return on average equity of 3.94% for the same 12-month period for the peer group of comparable institutions utilized by Feldman Financial Advisors, Inc. in preparing our appraisal. We face significant challenges that will hinder our ability to generate competitive returns. These challenges include the fact that we operate under a Supervisory Agreement with the Office of Thrift Supervision, we have limited cash at our holding company and we have a low interest rate spread. Our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest rate spread, declined from 2.81% for the year ended September 30, 2003 to 2.43% for the year ended September 30, 2004 to 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006. Our interest rate spread increased to 2.04% for the year ended September 30, 2007 primarily due to the balance sheet restructuring we completed earlier in fiscal year 2007. While we have identified various strategic initiatives we will pursue in our efforts to overcome these challenges and improve earnings, our strategic initiatives my not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For a description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Strategic Overview.”

Our increased emphasis on commercial real estate and commercial lending may expose us to increased lending risks.

In recent years we have significantly increased our emphasis on commercial real estate lending. Commercial real estate loans increased from $53.7 million, or 13.8% of our total loans, at September 30, 2003 to $119.6 million, or 27.8% of our total loans, at September 30, 2007. Moreover, as part of our strategy to increase earnings, we will seek to continue to increase commercial real estate lending, as well as commercial lending, and intend to add commercial lending personnel to assist us in these efforts. These types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than single-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a single-family residential mortgage loan.

Certain interest rate movements may decrease income and asset value.

Since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate from 1.00% to 5.25%. Recently, however, the U.S. Federal Reserve has decreased its target for the federal funds rate from 5.25% to 4.25%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. As a result, during a significant portion of 2007 we were in an interest rate environment known as an “inverted yield curve,” where short-term market interest rates exceeded long-term market interest rates. This inversion of the market yield curve had a negative impact on our interest rate spread and net interest margin to date. Short-term rates have since been declining over the final quarter of 2007, helping to establish a more normal yield curve.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity.

We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.

In late June 2006, we became aware of a check kiting scheme perpetrated by a single commercial deposit customer. It is believed that this scheme took place over an extended period of time prior to its discovery by Baltimore County Savings Bank in June 2006. As a result of this check-kiting scheme, we incurred an after-tax loss of $6.9 million. During the quarter ended March 31, 2007, we reached a settlement with our insurance provider, pursuant to which we received a recovery of $3.4 million before taxes in settlement of a bond claim with our insurance carrier. We are aggressively pursuing collection of the remaining check kiting losses from the customer, but the customer has filed for bankruptcy and one of the two principals of the customer has committed suicide. It does not appear that the customer, the surviving principal or the estate of the deceased principal has material assets from which we could make any recovery, particularly after payment of bankruptcy expenses by the bankruptcy estate of the customer. Moreover, there are other secured and unsecured creditors who are asserting additional and competing claims against the bankruptcy estate of the customer and certain principals of the customer. The recovery process is uncertain and is expected to require an extended period of time to resolve. We will incur further expenses in pursuing our recovery efforts, and it is possible that we may be involved in litigation with other creditors as we seek to recover limited available assets. It is also possible that we will incur expenses and liability for claims brought against us although to date no claims have been brought. For the year ended September 30, 2007, we reported an expense of $296,000 on a pre-tax basis in connection with pursuing and defending various claims in the bankruptcy estate of the former customer and with other litigants with competing claims seeking to recover limited available assets. We recognized this expense in light of the complex and protracted nature of the ongoing proceeding. At this time, we do not believe, however, that we will incur additional material expenses in connection with this matter. In addition, the negative publicity from the check kiting scheme adversely affected our ability in the short term to attract and retain deposits. We have examined all deposit accounts with more than a minimal negative balance and believe we do not have a risk of additional material check kiting losses at this time. We also have developed and implemented additional procedures to detect check kiting that we believe will further reduce the risk of future check kiting losses.

We currently do not pay dividends and may not resume the payment of dividends.

We currently do not pay dividends and do not expect to resume the payment of dividends after the offering. On December 1, 2006, we suspended our dividend program and agreed with the Office of Thrift Supervision that we will not issue a dividend to stockholders in the future without Office of Thrift Supervision consent. We have also made an additional commitment to the Office of Thrift Supervision not to pay a dividend to stockholders without the prior written approval of the Office of Thrift Supervision. Following the conversion, we anticipate that we will retain between $7.5 million and $10.4 million at BCSB Bancorp. Besides the Office of Thrift Supervision limitations to which we are subject, our ability to pay dividends will depend on a number of factors, including capital requirements, our financial condition and results of operations, including our ability to generate sufficient earnings to warrant the payment of dividends, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, our ability to pay dividends may depend, in part, on our receipt of dividends from Baltimore County Savings Bank because BCSB Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. We have made a commitment to the Office of Thrift Supervision that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision. In addition to the specific commitment we made, Office of Thrift Supervision regulations limit distributions from Baltimore County Savings Bank to BCSB Bancorp. For further information, see “Our Dividend Policy” and “Regulation and Supervision – Dividend Restrictions.”

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our real estate loans are secured by real estate in Baltimore, Harford and Howard Counties and Baltimore City in Maryland. As a result, a downturn in the local economy, and, particularly, a downturn in the residential construction industry, could cause significant increases in non-performing loans, which would adversely affect our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively affect our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area”

Strong competition within Baltimore County Savings Bank’s market area could adversely affect profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in our earning less on loans and paying more on deposits, which would reduce net interest income. Competition also makes it more difficult for us to grow loans and deposits and to hire and retain experienced employees. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Baltimore County Savings Bank rather than holders of BCSB Bankcorp’s common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of our assets and determination of the level of allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to the Offering and the Share Exchange

The Market Value of BCSB Bancorp Common Stock Received in the Share Exchange May Be Less than the Market Value of BCSB Bankcorp Common Stock Exchanged.

The number of shares of BCSB Bancorp common stock you receive will be based on an exchange ratio which will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of BCSB Bankcorp common stock held by the public prior to the conversion, the final independent appraisal of BCSB Bancorp common stock prepared by Feldman Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of BCSB Bancorp common stock after the conversion and offering as they owned of BCSB Bankcorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of BCSB Bankcorp common stock.

The exchange ratio ranges from a minimum of 0.5264 to a maximum of 0.7122 shares of BCSB Bancorp common stock per share of BCSB Bankcorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 0.8190 shares of BCSB Bancorp common stock per share of BCSB Bankcorp common stock. Shares of BCSB Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of BCSB Bankcorp common stock at the time of the exchange, the initial market value of the BCSB Bancorp common stock that you receive in the share exchange could be less than the market value of the BCSB Bankcorp common stock that you currently own. If the conversion is completed at the midpoint of the offering range, each share of BCSB Bankcorp would be converted into 0.6193 shares of BCSB Bancorp common stock with an initial value of $6.19 based on the $10.00 offering price in the conversion. This compares to the closing sale price of $7.05 per share price for the BCSB Bankcorp common stock on February 8, 2008, as reported on the Nasdaq Global Market. The decline in the initial value of the BCSB Bancorp common stock received in exchange for BCSB Bankcorp common stock could be even greater if the market price for BCSB Bankcorp common stock increases prior to the completion of the conversion. See “The

Conversion—Effect of the Conversion on Stockholders of BCSB Bankcorp—Effect on Book Value, Earnings Per Share and Per Share Price.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 per share purchase price. The shares of a number of recent offerings in connection with second-step conversions have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will fluctuate and will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analysts reports and general industry, geopolitical and economic conditions.

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans will adversely affect our profitability.

Following the conversion, our noninterest expenses are likely to increase as we will incur additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. However, we expect these expenses to be material. We would incur expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would incur expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These expenses in the first year following the conversion have been estimated to be approximately $368,000, after-tax, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price is the fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”

Our low return on equity after the conversion may negatively affect the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular financial institution holding company with other similar companies. For the year ended September 30, 2007, our return on average equity was (8.57)%. Our peers used in the valuation of BCSB Bancorp had a median return on average equity of 3.94% for the same 12-month period, while all publicly traded fully converted thrifts had a median return on average equity of 5.10% for the most recent 12-month period ended September 30, 2007. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share by repaying a portion of our outstanding trust preferred securities and by supporting increased assets and liabilities, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it is possible that we will not attain this goal. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

BCSB Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Baltimore County Savings Bank. BCSB Bancorp expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. BCSB Bancorp may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. In addition, BCSB Bancorp will likely use a portion of the net proceeds that it retains to redeem some of the $12.5 million in outstanding trust preferred securities issued by a trust wholly owned by BCSB Bankcorp. Baltimore County Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs will dilute your ownership interest.

We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 1.44%, assuming we make awards of common stock under the plan equal to 3.0% of the shares that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock that were available for award under our existing restricted stock plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 5.59%, assuming we grant stock options under the plan equal to 10.0% of the shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, under the historical option plan we adopted. See “Pro Forma Data” and “Our Management—Benefit Plans.” In addition, funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stockholders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust.

Stockholders of BCSB Bankcorp who receive BCSB Bancorp common stock in exchange for their stock in the conversion will receive lesser rights as stockholders than they currently have.

As a result of the conversion, existing stockholders of BCSB Bankcorp will become stockholders of BCSB Bancorp. The rights of stockholders of BCSB Bancorp will be less than the rights BCSB Bankcorp stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of BCSB Bancorp and the charter and bylaws of BCSB Bankcorp and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of BCSB Bancorp are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in BCSB Bancorp’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. The differences in stockholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	a majority of stockholders required to call special meetings of stockholders;

•	greater lead time required for stockholders to submit business proposals or director nominations;

•	director qualifications;

•	approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation; and

•	approval by at least 80% of the outstanding shares required to approve business combinations involving an interested shareholder.

Office of Thrift Supervision regulations and anti-takeover provisions in our articles of incorporation restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that, for a period of three years following the date of completion of the conversion, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, BCSB Bancorp’s articles of incorporation provide that in the event a person acquires directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors may make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

There may be a limited market for our common stock, which may lower our stock price.

Although BCSB Bancorp’s stock will be listed on the Nasdaq Global Market, this does not ensure that the shares of BCSB Bancorp will be actively traded. If an active trading market for our common stock does not develop, the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Baltimore County Savings Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to implement successfully our branch expansion strategy.

Any of the forward-looking statements made in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2007 and 2006 and for the years ended September 30, 2007, 2006 and 2005 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at September 30, 2005, 2004 and 2003 and for the years ended September 30, 2004 and 2003 is derived in part from audited consolidated financial statements that do not appear in this proxy statement/prospectus.

	At September 30,
	2007	2006	2005	2004	2003
	(In thousands)
Financial Condition Data:
Total assets	$642,381	$785,857	$812,745	$773,618	$668,198
Loans receivable, net	416,302	463,776	454,347	386,136	365,055
Investment securities:
Available for sale	3,970	143,068	151,386	158,948	121,290
Held to maturity	—	4,496	1,995	2,497	2,500
Mortgage-backed securities:
Available for sale	104,999	86,801	112,120	144,260	116,204
Held to maturity	—	28,675	26,470	26,631	18,394
Federal Home Loan Bank stock	2,270	6,972	8,060	6,105	3,305
Deposits	558,457	604,845	597,669	580,622	551,929
FHLB advances	20,000	118,473	144,796	120,920	32,268
Trust Preferred Securities	—	—	—	—	22,500
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	—
Stockholders’ equity	34,592	33,421	42,040	44,129	44,768

	For the Years Ended September 30,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Operating Data:
Interest income	$39,112	$39,995	$36,223	$32,234	$33,166
Interest expense	25,517	25,776	20,384	16,362	16,107

Net interest income	13,595	14,219	15,839	15,872	17,059
Provision for loan losses	117	194	453	708	1,359

Net interest income after provision for loan losses	13,478	14,025	15,386	15,164	15,700
Other income	(5,335)	1,501	2,140	1,600	1,588
Noninterest expenses	12,809	26,968	16,814	15,735	15,336

Income (loss) income before income taxes	(4,666)	(11,442)	712	1,029	1,952
Income tax (benefit) provision	(1,745)	(4,049)	111	144	655

Net (loss) income	$(2,921)	$(7,393)	$601	$885	$1,297

Net income (loss) per share of Common Stock:
Basic	$(0.50)	$(1.26)	$0.10	$0.15	$0.23

Diluted	$(0.50)	$(1.26)	$0.10	$0.15	$0.22

Cash dividend declared per share	$—	$0.50	$0.50	$0.50	$0.50

Key Operating Ratios:

	At or for the Year Ended September 30,
	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets (net (loss) income divided by average total assets)	(0.41)%	(0.92)%	0.08%	0.12%	0.21%
Return on average equity (net (loss) income divided by average equity)	(8.57)	(19.86)	1.40	2.03	2.94
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost) (1)	2.04	1.96	2.16	2.43	2.81
Net interest margin (net interest income divided by average interest-earning assets) (2)	2.04	1.89	2.15	2.41	2.90
Ratio of average interest-earning assets to average interest-bearing liabilities	99.83	98.30	99.68	99.48	103.38
Ratio of non-interest expense to average total assets	1.80	3.35	2.12	2.20	2.46
Efficiency ratio (3)	155.07	173.69	95.94	93.86	88.71
Dividend payout ratio (dividends declared per share divided by net income per share) (4)	—	—	500.00	333.33	217.39

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.37	0.32	0.09	0.11	0.09
Nonperforming loans to gross loans at end of period	0.53	0.51	0.15	0.21	0.08
Allowance for loan losses to gross loans at end of period	0.62	0.56	0.57	0.63	0.70
Allowance for loan losses to nonperforming loans at end of period	115.72	109.30	372.09	296.67	899.33
Provision for loan losses to gross loans	0.03	0.04	0.09	0.17	0.12
Net charge-offs to average loans outstanding	0.03	(0.06)	(0.07)	(0.22)	(0.22)

Capital Ratios:
Equity to total assets at end of period	5.38	4.25	5.17	5.70	6.70
Average equity to average assets	4.80	4.63	5.42	6.08	7.09

Other Data:
Number of full-service offices	18	18	17	15	16

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.
(2)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Represents dividends paid to minority shareholders only as a percent of net earnings. Does not include dividends waived by Baltimore County Savings Bank, M.H.C.

RECENT DEVELOPMENTS

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2007 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The data at December 31, 2007 and for the three months ended December 31, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended December 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At December 31, 2007	At September 30, 2007
	(unaudited)
	(Dollars in Thousands)
Financial Condition Data:
Total assets	$622,523	$642,381
Loans receivable, net	412,083	416,302
Investment securities available for sale	2,999	3,970
Mortgage-backed securities available for sale	104,525	104,999
Federal Home Loan Bank stock	2,270	2,270
Deposits	538,497	558,457
FHLB advances	20,000	20,000
Junior Subordinated Debentures	23,197	23,197
Stockholders’ equity	35,688	34,592

	For the Three Months Ended December 31,
	2007	2006
	(unaudited)
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$9,262	$10,230
Interest expense	5,600	7,139

Net interest income	3,662	3,091
Provision for loan losses	0	55

Net interest income after provision for loan losses	3,662	3,036
Other income	465	382
Non-interest expenses	4,097	3,829

Income (loss) income before income taxes	30	(411)
Income tax (benefit)	(63)	(178)

Net income (loss)	$93	$(233)

Net income (loss) per share of Common Stock:
Basic	$.02	$(.04)

Diluted	$.02	$(.04)

Cash dividend declared per share	—	—

	At or For the Three Months Ended December 31,
	2007	2006
	(unaudited)
Performance Ratios (1):
Return on average assets (net income (loss) divided by average total assets)	.06%	(.12)%
Return on average equity (net income (loss) divided by average equity)	1.05	(2.76)
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost) (2)	2.47	1.71
Net interest margin (net interest income divided by average interest-earning assets) (3)	2.46	1.69
Ratio of average interest-earning assets to average interest-bearing liabilities	99.74	99.47
Ratio of non-interest expense to average total assets	2.59	2.42
Efficiency ratio (4)	99.27	110.25

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	.49	.35
Nonperforming loans to gross loans at end of period	.72	.53
Allowance for loan losses to gross loans at end of period	.64	.65
Allowance for loan losses to nonperforming loans at end of period	89.07	118.34
Provision for loan losses to gross loans	—	.01
Net charge-offs (recoveries) to average loans outstanding	.01	(.01)

Capital Ratios:
Equity to total assets at end of period	5.73	5.38
Average equity to average assets	5.58	4.36

Other Data:
Number of full-service offices	18	18

(1)	Performance ratios for the three months ended December 31, 2007 and 2006 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.
(3)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at December 31, 2007 and September 30, 2007

During the three months ended December 31, 2007, our assets decreased by $19.9 million, or 3.1% from $642.4 million at September 30, 2007 to $622.5 million at December 31, 2007. Our interest bearing deposits in other banks decreased $12.7 million, or 74.3% from $17.1 million at September 30, 2007 to $4.4 million at December 31, 2007. The decrease in liquidity was used to fund maturing certificate of deposit accounts. Our investment portfolio available for sale decreased $1.0 million or 24.5%, from $4.0 million at September 30, 2007 to $3.0 million at December 31, 2007 due to maturing investments. Net loans receivable, decreased $4.2 million, or 1.0%, from $416.3 million at September 30, 2007 to $412.1 million at December 31, 2007. Our lending strategy has shifted such that commercial real estate lending, commercial business lending and home equity lending has become a key focus. We have ceased our indirect auto lending program. The indirect loan portfolio which was $17.8 million at December 31, 2007 is expected to decline over time as the loans are paid down. Our mortgage-backed securities available for sale decreased by $500,000, or .5%, from $105.0 million at September 30, 2007 to $104.5 million at December 31, 2007. At December 31, 2007, all mortgage-backed securities were classified as available for sale for liquidity purposes. Premises and equipment decreased $154,000, or 1.5% from $10.4 million at September 30, 2007 to $10.3 million at December 31, 2007. The cash surrender value on the Bank Owned Life Insurance increased $161,000, or 1.2% from $13.8 million at September 30, 2007 to $14.0 million at December 31, 2007. Our current budget calls for minimal growth, until interest margins improve to a level sufficient to allow growth. We are seeking to increase core deposits in an effort to reduce our cost of funds.

Deposits decreased by $20.0 million, or 3.6%, from $558.5 million at September 30, 2007 to $538.5 million at December 31, 2007. Short-term advances and long term advances from the Federal Home Loan Bank of Atlanta remained stable. Advances may be used to fund loan demand when available liquidity and deposit growth do not meet this demand.

Stockholders’ equity increased by $1.1 million, or 3.1%, from $34.6 million at September 30, 2007 to $35.7 million at December 31, 2007, which was primarily attributable to the decrease in accumulated other comprehensive loss of $957,000 from a loss of $682,000 at September 30, 2007 to a gain of $275,000 at December 31, 2007. These unrealized losses and gains are considered temporary as they reflect changing market values as interest rates fluctuate. This improvement in market value is due to the effect lower interest rates have on the available for sale securities and has no impact on our regulatory capital.

Comparison of Operating Results for the Three Months Ended December 31, 2007 and 2006

Net Income. Net income increased from a net loss of $233,000 for the three months ended December 31, 2006 to net income of $93,000 for the three months ended December 31, 2007. The increase was primarily due to improved net interest income which increased by $571,000, or 18.5%, from $3.1 million for the three months ended December 31, 2006 to $3.7 million for the three months ended December 31, 2007 resulting from the balance sheet restructuring completed during the second and third quarters of the fiscal year ended September 30, 2007. Other income also increased by $83,000 to $465,000, or 21.9% as compared to $382,000 for the same period in the preceeding year. These increases in net interest income and other income were partially offset by increased non-interest expenses of $268,000.

Net Interest Income. Net interest income increased by $571,000, or 18.5%, from $3.1 million for the three months ended December 31, 2006 to $3.7 million for the three months ended December 31, 2007. The increase in net interest income primarily was due to increases in the average rate of interest earning assets resulting from the balance sheet restructuring completed during the second and third quarters of the fiscal year ended September 30, 2007. The net interest margin increased 77 basis points from 1.69% for the three months ended December 31, 2006 to 2.46% for the three months ended December 31, 2007. Our ratio of average interest-earning assets to average interest-bearing liabilities increased from 99.47% for the three months ended December 31, 2006 to 99.74% for the three months ended December 31, 2007.

Interest Income. Interest income decreased by $968,000, or 9.5%, from $10.2 million for the three months ended December 31, 2006 to $9.3 million for the three months ended December 31, 2007. Interest and fees on loans decreased by $415,000, or 5.7%, from $7.3 million for the three months ended December 31, 2006 to $6.9 million for the three months ended December 31, 2007. This was primarily due to a decrease in the average balance of loans receivable of $42.6 million from $461.8 million for the three months ended December 31, 2006 to $419.2 for the three months ended December 31, 2007. This decrease was partially offset by an increase in the average yield earned on loans receivable of 24 basis points from 6.35% for the three months ended December 31, 2006 to 6.59% for the three months ended December 31, 2007. The decrease in the average balance of loans receivable was primarily attributable to the sale of $46.4 million in residential loans in connection with the balance sheet restructuring. The increase in the average yield was attributable to the shift within the portfolio from residential mortgages and automobile loans to higher yielding commercial loans. Interest on mortgage-backed securities increased by $286,000, or 24.4%, from $1.2 million for the three months ended December 31, 2006 to $1.5 million for the three months ended December 31, 2007. This increase was primarily due to the increase in the average rate from 4.14% for the three months ended December 31, 2006 to 5.53% for the three months ended December 31, 2007. This increase was partially offset by a decrease in the average balance of mortgage-backed securities from $113.4 million for the three months ended December 31, 2006 to $105.6 million for the three months ended December 31, 2007. Interest and dividends on investment securities decreased by $760,000, or 48.4%, from $1.6 million for the three months ended December 31, 2006 to $809,000 for the three months ended December 31, 2007. This was primarily due to a decrease in the average balance from $147.8 million for the three months ended December 31, 2006 to $64.3 million for the three months ended December 31, 2007 as these securities either matured or were sold.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense decreased from $7.1 million for the three months ended December 31, 2006 to $5.6 million for the three months ended December 31, 2007, a decrease of $1.5 million or 21.6%. Interest on deposits decreased $472,000 from $5.3 million for the three months ended December 31, 2006 to $4.9 million for the three months ended December 31, 2007 due to a decrease in the average balance of deposits from $606.0 million for the three months ended December 31, 2006 to $552.1 million for the three months ended December 31, 2007. The average cost of the deposits remained stable at 3.52%. Interest on short-term borrowings decreased by $124,000 or 52.3% for the three months ended December 31, 2007. Interest on long-term borrowings decreased by $938,000 or 89.0% for the three months ended December 31, 2007. The overall decrease in borrowings was primarily due to a decrease of $86.3 million in the average balances of advances from the Federal Home Loan Bank of Atlanta during the three months ended December 31, 2007 in connection with the balance sheet restructuring. Advances totaling $104.0 million were prepaid. Also contributing to interest expense was interest on the junior subordinated debentures relating to our trust preferred securities which remained relatively stable for the three months ended December 31, 2007 and December 31, 2006. The rates on the junior subordinated debentures are based on LIBOR and adjust quarterly. At December 31, 2007 the rate was 8.9% on $12.5 million of trust preferred securities and 8.4% on $10.0 million of trust preferred securities.

Average Balance Sheet. The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the three month periods ended December 31, 2007 and 2006.

The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is its net interest income divided by the average balance of interest-earning assets.

	For the Three Months Ended December 31,
	2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$419,242	$6,912	6.59%	$461,827	$7,327	6.35%
Mortgage-backed securities	105,659	1,460	5.53	113,399	1,174	4.14
Dividends and investment securities	64,336	809	5.78	147,778	1,569	4.25
Other Investments	5,601	81	5.03	10,141	160	6.31

Total Interest-earning assets	594,838	9,262	6.23	733,145	10,230	5.58
Bank Owned Life Insurance	13,406			13,273
Noninterest-earning assets	24,786			26,629

Total assets	$633,030			$773,047

Interest-bearing liabilities:
Deposits	$552,153	$4,860	3.52%	$606,016	$5,332	3.52%
FHLB Advances short-term	10,000	113	4.52	21,233	237	4.46
FHLB Advances long-term	10,000	116	4.64	85,111	1,054	4.95
Junior Subordinated Debentures	23,197	511	8.81	23,197	516	8.90
Other liabilities	1,038	0.00		1,505	0.00

Total interest-bearing liabilities	596,388	5,600	3.76	737,062	7,139	3.87

Noninterest-bearing liabilities	1,296			2,255

Total liabilities	597,684			739,317
Stockholders’ Equity	35,346			33,730

Total liabilities and stockholders’ equity	$633,030			$773,047

Net interest income		$3,662			$3,091

Interest rate spread			2.47%			1.71%

Net interest margin			2.46%			1.69%

Ratio average interest earning assets/interest bearing liabilities			99.74%			99.47%

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	For Three Months Ended December 31,
	2007 vs. 2006
	Increase (Decrease) Due to
	Volume	Rate	Rate/Volume	Total
	(In Thousands)
Interest income:
Loans receivable	$(666)	$277	$(26)	$(415)
Mortgage-backed securities	(74)	386	(26)	286
Investment securities and FHLB Stock	(1,510)	576	(554)	(1,488)
Other interest-earning assets	854	(32)	(173)	649

Total interest-earning assets	(1,396)	1,207	(779)	(968)
Interest expense:
Deposits	(475)	3	0	(472)
FHLB advances short term	(125)	3	(2)	(124)
FHLB advances long term	(930)	(67)	59	(938)
Trust Preferred Securities	0	(5)	0	(5)
Other liabilities	0	0	0	(0)

Total interest-bearing liabilities	(1,530)	(66)	57	(1,539)

Change in net interest income	$134	$1,273	$(836)	$571

Provision for Loan Losses. We charge or credit to income provisions for loan losses to maintain the total allowance for loan losses at a level we consider adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, we consider a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. We did not establish any additional provision for losses on loans during the three months ended December 31, 2007 as compared to a provision of $55,000 for the three months ended December 31, 2006. Loan chargeoffs for the three months ended December 31, 2007 were $109,000 as compared to $53,000 for the three months ended December 31, 2006, an increase of $56,000. Loan recoveries were $91,000 for the three months ended December 31, 2007 compared to $84,000 for the three months ended December 31, 2006. Non performing loans at December 31, 2007 were $3.0 million as compared to $2.6 million at December 31, 2006. In establishing such provisions, we considered an analysis of the risk inherent in the loan portfolio. For additional information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset Quality”.

Other Income. Other income increased by $83,000, or 21.7%, from $382,000 for the three months ended December 31, 2006 to $465,000 for the three months ended December 31, 2007. The increase in other income for the three months ended December 31, 2007 was primarily attributable to an increase in fees on transaction accounts, partially offset by $38,000 in losses on repossessed assets. Fees on transaction accounts increased $117,000, or 85.4%, from $137,000 for the three months ended December 31, 2006 to $254,000 for the three months ended December 31, 2007. The increase is primarily attributable to the implementation of an overdraft protection program. Income from Bank Owned Life Insurance (BOLI) decreased by $12,000, from $147,000 for the three months ended December 31, 2006, to $135,000 for the three months ended December 31, 2007. This decrease was due to an adjustment in the rate of dividends earned on the BOLI investment.

Non-interest Expenses. Total non-interest expenses increased by $268,000, or 7.0%, from $3.8 million for the three months ended December 31, 2006 to $4.1 million for the three months ended December 31, 2007. The increase in non-interest expenses was primarily due to the increase in salaries and related expenses by $269,000, or 13.9%, from $1.9 million for the three months ended December 31, 2006 to $2.2 million for the three months ended December 31, 2007. Occupancy expense also increased by $21,000, from $540,000 for the three months ended December 31, 2006 to $561,000 for the three months ended December 31, 2007. Data processing fees increased $27,000, from $337,000 for the three months ended December 31, 2006 to $364,000 for the three months ended December 31, 2007. This increase was due to the increase in the data processor’s contract fees. Advertising expense also increased by $26,000, or 21.0%, from $124,000 for the three months ended December 31, 2006 to $150,000 for the three months ended December 31, 2007. This increase was due to increased advertising during the period. Telephone, postage and office supplies increased by $30,000, or 33.7%, from $89,000 for the three months ended December 31, 2006 to $119,000, for the three months ended December 31, 2007. These increases were primarily due to increased postage cost on annual mailings. These increases were partially offset by a decrease in professional fees of $119,000, or 56.4%, from $211,000 for the three months ended December 31, 2006 to $92,000 for the three months ended December 31, 2007. The decrease in professional fees was primarily due to reduced legal and consulting fees.

Income Taxes. Our income tax benefits were $63,000 and $178,000 for the three months ended December 31, 2007 and 2006, respectively. Our tax benefit decreased for the three months ended December 31, 2007 as compared to the same quarter in the prior year primarily due to improved pretax earnings. However, the tax benefit rate as a percentage of pretax earnings increased substantially during the three months ended December 31, 2007 as compared with the three months ended December 31, 2006. This change relates to recently enacted increases in Maryland state corporate income tax rates from 7% to 8.25%. Deferred tax assets were adjusted to reflect the new state income tax rate when such assets are expected to be realized. The adjustment increased our income tax benefit by approximately $50,000 for the three months ended December 31, 2007. Additionally, our effective tax rate is impacted by income received from the Bank Owned Life Insurance, which is not subject to income taxes.

INFORMATION ABOUT THE ANNUAL MEETING

To Be Held on April 2, 2008

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of BCSB Bankcorp of proxies to be voted at the annual meeting of shareholders to be held at Baltimore County Savings Bank’s branch office located at 4208 Ebenezer Road, Baltimore, Maryland on April 2, 2008 at 4:30 p.m., local time, and any adjournment or postponement thereof.

The annual meeting of stockholders is being called to vote on the election of two directors of BCSB Bankcorp for three-year terms and one director of BCSB Bankcorp for a one-year term and the ratification of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008. In addition to the usual matters presented at the annual meeting, stockholders will consider and vote upon the Plan of Conversion and Reorganization of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp and Baltimore County Savings Bank (the “plan of conversion”). In addition, stockholders will vote on the following informational proposals with respect to the articles of incorporation of BCSB Bancorp:

•	Approval of an increase in the authorized shares of capital stock;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders;

•	Approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation; and

•	Approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

Stockholders will also vote on a proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

The plan of conversion provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company. The plan of conversion will also result in the creation of a new stock form holding company which will own all of the outstanding shares of Baltimore County Savings Bank, the exchange of shares of common stock of BCSB Bankcorp by stockholders other than Baltimore County Savings Bank, M.H.C., who are referred to as the “public shareholders,” for shares of the new stock form holding company, BCSB Bancorp, the issuance and the sale of additional shares to depositors of Baltimore County Savings Bank and others in an offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bankcorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the annual meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the annual meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the annual meeting of stockholders.

This proxy statement/prospectus, together with the accompanying proxy card(s), is first being mailed or delivered to shareholders of BCSB Bankcorp on or about February 22, 2008.

Voting in favor of or against the Plan of Conversion includes a vote for or against the conversion of Baltimore County Savings Bank, M.H.C. to a stock form holding company as contemplated by the Plan of Conversion. Voting in favor of the Plan of Conversion will not obligate you to purchase any common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Baltimore County Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your BCSB Bankcorp common stock if our records show that you held your shares as of the close of business on February 11, 2008. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on February 11, 2008, there were 5,929,743 shares of BCSB Bankcorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on February 11, 2008, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of BCSB Bankcorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1. Approval of the Plan of Conversion. To be approved, the plan of conversion and reorganization requires the affirmative vote of two-thirds of the outstanding shares of BCSB Bankcorp common stock, including the shares held by Baltimore County Savings Bank, M.H.C., and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of Baltimore County Savings Bank, M.H.C. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion and reorganization.

Informational Proposals 2a through 2e: Approval of certain provisions in BCSB Bancorp’s articles of incorporation. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Proposal 3: Election of Two Directors for Three-Year Terms and One Director for a One-Year Term. In order to be elected to the Board of Directors, each nominee must obtain a plurality of the votes cast by BCSB Bankcorp stockholders at the annual meeting.

Proposal 4: The Ratification of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of BCSB Bankcorp common stock in order to ratify Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008.

Proposal 5: Approval of the adjournment of the Annual Meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of BCSB Bankcorp common stock to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of BCSB Bankcorp.

Shares Held by Baltimore County Savings Bank, M.H.C. and Our Officers and Directors

As of February 11 2008, Baltimore County Savings Bank, M.H.C. beneficially owned 3,754,960 shares of BCSB Bankcorp common stock. This equals 63.3% of our outstanding shares. Baltimore County Savings Bank, M.H.C. intends to vote all of its shares in favor of Proposal 1, approval of the plan of conversion and reorganization, Informational Proposals 2a through 2e, Proposal 3, election of two directors of BCSB Bankcorp for three-year terms and one director of BCSB Bankcorp for a one-year term, Proposal 4, ratification of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008, and Proposal 5, approval of the adjournment of the annual meeting.

As of February 11, 2008, our officers and directors beneficially owned 99,065 shares of BCSB Bankcorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 1.7% of our outstanding shares and 4.6% of shares held by persons other than Baltimore County Savings Bank, M.H.C.

Voting by Proxy

Our Board of Directors is sending you this proxy statement to request that you allow your shares of BCSB Bankcorp common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of BCSB Bankcorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors. Our Board of Directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a through 2e, “FOR” the election of all nominees for director, “FOR” the ratification of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the fiscal year ending September 30, 2008 and “FOR” Proposal 5, approval of the adjournment of the annual meeting.

The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the annual meeting. Proxies marked as abstentions will not be counted as votes cast. Shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as “broker non-votes,” however, will be treated as shares present for purposes of determining whether a quorum is present.

If any matters not described in this proxy statement are properly presented at the annual meeting, the Board of Directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of BCSB Bankcorp in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your BCSB Bankcorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the annual meeting by the Board of Directors. BCSB Bankcorp will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the Plan of Conversion and the other proposals being considered, directors, officers or employees of BCSB Bankcorp and Baltimore County Savings Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the Annual Meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

PROPOSAL 1 – APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

General

On February 14, 2007, the respective Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously adopted the plan of conversion and reorganization. The plan of reorganization was amended and restated on March 7, 2007, May 14, 2007, August 22, 2007, October 24, 2007 and January 16, 2008. Under the plan of conversion and reorganization, Baltimore County Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of BCSB Bancorp, a newly formed Maryland corporation. Current stockholders of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., will receive shares of BCSB Bancorp common stock in exchange for their shares of BCSB Bankcorp common stock. Following the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its common stock to qualifying depositors and borrowers of Baltimore County Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BCSB Bancorp and Baltimore County Savings Bank as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BCSB Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders. The plan of conversion and reorganization was approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. at special meetings held on October 11, 2007, but, in light of the new appraisal dated February 6, 2008 of our pro forma market value and certain amendments to the plan of conversion and reorganization, we are resubmitting the plan of conversion and reorganization to BCSB Bankcorp’s stockholders at the annual meeting and to Baltimore County Savings Bank, M.H.C.’s members at a special meeting to be held on April 2, 2008. The previous vote of our stockholders approving the plan of conversion and reorganization, as well as the informational proposals and the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion and reorganization, and the vote of Baltimore County Savings Bank, M.H.C.’s members approving the plan of conversion and reorganization, are no longer effective, and we cannot complete the conversion unless the plan of conversion and reorganization are approved by our stockholders at the annual meeting and by Baltimore County Savings Bank, M.H.C.’s members at the special meeting of members to be held on April 2, 2008.

Request for a Copy of the Plan of Conversion and Reorganization

A copy of the plan of conversion and reorganization and the articles of incorporation and bylaws of BCSB Bancorp are available upon written request to BCSB Bankcorp at the address on the front of this proxy statement. To receive timely delivery of the documents in advance of the annual meeting of stockholders, we must receive your request no later than March 28, 2008.

Description of the Conversion

BCSB Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Baltimore County Savings Bank. To effect the conversion, the following will occur:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bankcorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the annual meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the annual meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the annual meeting of stockholders.

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously approved the conversion as being in the best interests of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.

The conversion will result in the raising of additional capital for BCSB Bancorp and Baltimore County Savings Bank, which will support Baltimore County Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by BCSB Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although BCSB Bankcorp currently has the ability to raise additional capital through the sale of additional shares of BCSB Bankcorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Baltimore County Savings Bank, M.H.C. hold a majority of the outstanding shares of BCSB Bankcorp common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for BCSB Bancorp common stock, which we have applied to have listed on the Nasdaq Global Market, than currently exists for BCSB Bankcorp common stock.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Baltimore County Savings Bank had undertaken a standard conversion in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of BCSB Bankcorp common stock to be sold than the amount that was sold in connection with the formation of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp. If a standard conversion had been conducted in 1998, management of Baltimore County Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Baltimore County Savings Bank, M.H.C. In addition, a standard conversion in 1998 would have immediately eliminated all aspects of the mutual form of organization.

The primary disadvantage of the conversion considered by Baltimore County Savings Bank’s Board of Directors is the fact that operating in the stock holding company form of organization could subject Baltimore County Savings Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Effect of the Conversion on Stockholders of BCSB Bankcorp

Effect on Stockholders’ Rights. As a result of the conversion, current holders of BCSB Bankcorp common stock will become stockholders of BCSB Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law. For additional information, see “Comparison of Stockholder Rights.”

Effect on Book Value, Earnings Per Share and Price Per Share. As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of BCSB Bankcorp. The following table compares historical information for BCSB Bankcorp with similar information on a pro forma and per equivalent BCSB Bankcorp share basis. The information listed as “per equivalent BCSB Bankcorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividend information is not included on the table as we suspended the BCSB Bankcorp dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders of BCSB Bankcorp going forward without Office of Thrift Supervision consent, and after the conversion we initially do not intend to pay cash dividends.

	BCSB Bankcorp Historical	Pro Forma	Exchange Ratio	Per Equivalent BCSB Bankcorp Share
Book value per share at September 30, 2007:
Sale of 1,976,538 shares	$5.83	$16.18	0.5264	$8.52
Sale of 2,325,338 shares	5.83	14.58	0.6193	9.03
Sale of 2,674,139 shares	5.83	13.40	0.7122	9.54
Sale of 3,075,260 shares	5.83	12.37	0.8190	10.13

Earnings per share for year ended September 30, 2007:
Sale of 1,976,538 shares	(0.50)	(0.92)	0.5264	(0.48)
Sale of 2,325,338 shares	(0.50)	(0.77)	0.6193	(0.48)
Sale of 2,674,139 shares	(0.50)	(0.66)	0.7122	(0.47)
Sale of 3,075,260 shares	(0.50)	(0.57)	0.8190	(0.47)

Price per share (1):
Sale of 1,976,538 shares	14.80	10.00	0.5264	5.26
Sale of 2,325,338 shares	14.80	10.00	0.6193	6.19
Sale of 2,674,139 shares	14.80	10.00	0.7122	7.12
Sale of 3,075,260 shares	14.80	10.00	0.8190	8.19

(1)	At February 13, 2007, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of BCSB Bankcorp common stock will not have dissenters’ rights as a result of the exchange of shares of BCSB Bankcorp common stock for shares of BCSB Bancorp common stock as part of the conversion.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion and reorganization, each publicly held share of BCSB Bankcorp common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of BCSB Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At September 30, 2007, there were 5,929,743 shares of BCSB Bankcorp common stock outstanding, of which 2,174,783 were publicly held. The exchange ratio is not dependent on the market value of BCSB Bankcorp common stock. It is calculated based on the percentage of BCSB Bankcorp common stock held by the public, the independent appraisal of BCSB Bankcorp prepared by Feldman Financial Advisors, Inc. and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of BCSB Bankcorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of BCSB Bankcorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing BCSB Bankcorp Shares (1)
	Amount	Percent	Amount	Percent
Minimum	1,976,538	63.3%	1,144,763	36.7%	3,121,301	0.5264	52
Midpoint	2,325,338	63.3	1,346,781	36.7	3,672,119	0.6193	61
Maximum	2,674,139	63.3	1,548,798	36.7	4,222,937	0.7122	71
15% Above Maximum	3,075,260	63.3	1,781,117	36.7	4,856,377	0.8190	81

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of BCSB Bankcorp common stock will be converted into and become options to purchase BCSB Bancorp common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At September 30, 2007, there were 121,500 outstanding options to purchase BCSB Bankcorp common stock, 91,500 of which were vested.

Conditions to Completing the Conversion

We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. (depositors and certain borrowers of Baltimore County Savings Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of BCSB Bankcorp, including shares held by Baltimore County Savings Bank, M.H.C.;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C.;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Amendment or Termination of the Plan of Conversion

All interpretations of the plan of conversion by the Boards of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the Boards of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp, the plan of conversion may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from members of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp, Inc.’s stockholders to vote on the plan of conversion and at any time thereafter with the concurrence of the Office of Thrift Supervision. Any amendment to the plan of conversion made after approval by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp, Inc.’s stockholders with the concurrence of the Office of Thrift Supervision shall not necessitate further approval by the members and BCSB

Bankcorp, Inc.’s stockholders unless otherwise required by the Office of Thrift Supervision. The plan of conversion will terminate if the sale of all shares of BCSB Bancorp common stock is not completed within 24 months from the earlier of the date of the annual meeting of BCSB Bankcorp’s stockholders and the special meeting of Baltimore County Savings Bank, M.H.C.’s members. Before the earlier of the two meetings, the plan of conversion may be terminated by the Board of Directors of Baltimore County Savings Bank, BCSB Bankcorp, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp without approval of the Office of Thrift Supervision. After the annual meetings, the Board of Directors may terminate the plan of conversion only with the concurrence of the Office of Thrift Supervision.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of BCSB Bankcorp have an interest in the matters that will be acted upon because BCSB Bancorp intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of an equity incentive plan and to amend an employment agreement with our President and Chief Executive Officer and severance agreements with certain executive officers. See “The Conversion —Benefits of the Conversion to Management.”

The Board of Directors recommends that you vote “FOR” the adoption of the plan of conversion. See “The Conversion – Reasons For The Conversion” in this proxy statement/prospectus.

PROPOSALS 2a THROUGH 2e – INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF BCSB BANCORP

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of BCSB Bankcorp has approved each of the informational proposals numbered 2a through 2e, all of which relate to provisions included in the articles of incorporation of BCSB Bancorp. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of BCSB Bankcorp, whose rights are presently governed by the charter and bylaws of BCSB Bankcorp, will become shareholders of BCSB Bancorp, whose rights will be governed by the articles of incorporation and bylaws of BCSB Bancorp. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the articles of incorporation of BCSB Bankcorp and the articles of incorporation of BCSB Bancorp. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals 2a through 2e were approved as part of the process in which the board of directors of BCSB Bankcorp approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. BCSB Bankcorp’s stockholders are not being asked to approve these informational proposals at the annual meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of BCSB Bancorp’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a – Approval of an Increase of Authorized Shares of Capital Stock. The authorized capital stock of BCSB Bancorp consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of BCSB Bankcorp consists of 13,500,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

At February 11, 2008, there were 5,929,743 issued and outstanding shares of common stock of BCSB Bankcorp and no outstanding shares of preferred stock. At the maximum of the offering range, we expect to issue an aggregate of 4,222,937 shares of BCSB Bancorp common stock in the offering and as exchange shares at the maximum of the offering range. At the maximum of the offering range, an additional 25,573 shares of BCSB Bancorp common stock will be reserved for issuance pursuant to the existing 1999 stock option plan and another 6,313 shares will be reserved for issuance pursuant to the existing management recognition plan. In addition, 320,989 shares would be reserved under the future equity incentive plan which is contemplated. Given the increased number of shares of common stock to be issued and outstanding and reserved for issuance, an increase in the number of authorized shares of capital stock is believed to be appropriate.

BCSB Bancorp’s Board of Directors currently has no plans for the issuance of additional shares of common stock, other than the issuance of shares of pursuant to the terms of the existing 1999 stock option plan and management recognition plan and the proposed new equity incentive plan.

All authorized and unissued shares of BCSB Bancorp’s common stock and preferred stock following the conversion and offering will be available for issuance without further action of the shareholders, unless such action is required by applicable law or the listing standards of The Nasdaq Stock Market or the listing standards of any other stock exchange on which BCSB Bancorp’s securities may then be listed.

An increase in the number of authorized shares of capital stock may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of BCSB Bancorp, if such attempts are not approved by the Board of Directors. In the event that a tender offer or other takeover attempt is threatened, the Board of Directors could issue shares of stock from authorized and unissued shares in order to dilute the stock ownership of persons seeking to take control of BCSB Bancorp.

The Board of Directors recommends that you vote “FOR” the proposal to increase the authorized shares of capital stock.

Informational Proposal 2b – Approval of a Provision in BCSB Bancorp’s Articles of Incorporation to Limit the Ability of Stockholders to Remove Directors. The articles of incorporation of BCSB Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors.

BCSB Bankcorp’s Bylaws provides that any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. This has provided an adequate degree of protection under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from seeking removal of one or more directors in order to promote an agenda that may not be in the best interests of all other stockholders.

The 80% voting requirement of the Articles of Incorporation of BCSB Bancorp is intended to prevent sudden and fundamental changes to the composition of the Board of Directors except in the case of director misconduct. This provision does not prevent the replacement of one or more directors at an annual meeting of stockholders, and will not prevent replacement of the entire Board over the course of three years. This provision is intended to reduce the ability of anyone to coerce members of the Board of Directors by threatening them with removal from office, in cases where the directors are acting in good faith to discharge their duties to the corporation and to all stockholders as a group. This provision will not prevent a stockholder from conducting a proxy contest with respect to the election of directors at an annual meeting of stockholders.

The higher vote threshold may make it more difficult to bring about a change in control of BCSB Bancorp. One method for a hostile stockholder to take control of a company is to acquire a majority of the outstanding shares of the company through a tender offer or open market purchases and then use its voting power to remove the existing directors.

The Board of Directors believes that it is desirable to adopt this provision so that a director’s continued service will be conditioned on his or her ability to serve and discharge his or her duties to the corporation and the stockholders in good faith, rather than his or her position relative to a dominant stockholder.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit the ability of stockholders to remove directors.

Informational Proposal 2c – Approval of a Provision In BCSB Bancorp’s Articles Of Incorporation to Limit Business Combinations with Interested Stockholders. The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•

an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter or bylaws of BCSB Bankcorp nor the federal laws and regulations applicable to BCSB Bankcorp contain a provision that restricts business combinations between BCSB Bankcorp and any interested stockholder in the manner set forth above.

This provision is intended to limit the ability of any person who acquires a significant number of shares of BCSB Bancorp common stock to effect a transaction that may not be in the best interests of BCSB Bancorp and its stockholders generally. This will not prevent a significant stockholder from seeking approval of a business combination, but it will make it more difficult for such a stockholder to influence the outcome of a stockholder vote simply by acquiring a large number of shares of common stock but without persuading other stockholders of the merits of its proposed course of action.

BCSB Bankcorp’s charter does not contain similar provisions regarding business combinations involving interested stockholders. This has not been necessary under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from effecting a transaction that may be in its own self-interest but which may not be in the best interests of all other stockholders.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit business combinations with interested stockholders.

Informational Proposal 2d. – Approval of a Provision in BCSB Bancorp’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to BCSB Bancorp’s Articles of Incorporation. No amendment of the charter of BCSB Bankcorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

These limitations on amendments to specified provisions of BCSB Bancorp’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Baltimore County Savings Bank, M.H.C., as a 63.3% shareholder, currently can effectively block any shareholder proposed change to the charter.

This provision in BCSB Bancorp’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of BCSB Bancorp and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation requiring a super-majority vote to approve certain amendments to BCSB Bancorp’s articles of incorporation.

Informational Proposal 2e. – Approval of a Provision in BCSB Bancorp’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of BCSB Bancorp’s Outstanding Voting Stock. The articles of incorporation of BCSB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors before the beneficial owner of such shares acquired beneficial ownership of the shares in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by BCSB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of BCSB Bancorp or any subsidiary or a trustee of a plan.

The charter of BCSB Bankcorp provides that, for a period of five years from the effective date of Baltimore County Savings Bank’s mutual holding company reorganization, no person, other than Baltimore County Savings Bank, M.H.C., shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of BCSB Bankcorp or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of BCSB Bancorp common stock and thereby gain sufficient voting control so as to cause BCSB Bancorp to effect a transaction that may not be in the best interests of BCSB Bancorp and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in BCSB Bancorp, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the Board of Directors of the merits of the course of action proposed by the stockholder. The board of directors of BCSB Bancorp believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the Board of Directors’ ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in BCSB Bancorp’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The Board of Directors recommends that you vote “FOR” the approval of a provision in BCSB Bancorp’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of BCSB Bancorp’s outstanding voting stock.

PROPOSAL 3 – ELECTION OF DIRECTORS

General

BCSB Bankcorp’s Board of Directors is composed of eight members, all of whom are independent under the listing standards of Nasdaq, except for Joseph J. Bouffard, our President and Executive Officer, and William M. Loughran, who until November 16, 2007 served as our Executive Vice President in charge of lending. BCSB Bankcorp’s Charter requires that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. At the annual meeting, two directors will be elected for terms expiring at the 2011 annual meeting of stockholders, and one director will be elected for a term expiring at the 2009 annual meeting. The Board of Directors has nominated Henry V. Kahl and Michael J. Klein to serve as directors for three-year terms and Ernest A. Moretti to serve as a director for a one-year term. All three nominees currently are members of the Board. Under federal law and BCSB Bankcorp’s Bylaws, directors are elected by a plurality of the votes at a meeting at which a quorum is present.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.

The Board of Directors recommends that you vote “FOR” all of the nominees for director of BCSB Bankcorp.

The following table sets forth, for each nominee for director and continuing director of BCSB Bankcorp, his age, the year he first became a director of Baltimore County Savings Bank and the expiration of his term as a director. No director or executive officer is related to any other director or executive officer by blood, marriage or adoption. Each director of BCSB Bankcorp also is a member of the Boards of Directors of Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C.

Name	Age at September 30, 2007	Year First Elected as Director of Baltimore County Savings Bank	Current Term to Expire
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2011
Henry V. Kahl	64	1989	2008
Michael J. Klein	52	2001	2008

BOARD NOMINEES FOR TERMS TO EXPIRE IN 2009
Ernest A. Moretti	67	2007	2008

DIRECTORS CONTINUING IN OFFICE
Joseph J. Bouffard	57	2006	2009
William J. Kappauf, Jr.	61	2002	2009
H. Adrian Cox	63	1987	2010
William M. Loughran	62	1991	2010
John J. Panzer, Jr.	65	1991	2010

Set forth below is biographical information concerning BCSB Bankcorp’s directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

Henry V. Kahl is an Assessor Supervisor with the State of Maryland Department of Assessments & Taxation in Baltimore, Maryland.

Michael J. Klein is Vice President of Klein’s Super Markets, a family owned chain of supermarkets, with locations throughout Harford County, Maryland. Mr. Klein is also Vice President and partner in several other family owned businesses including Forest Hill Lanes, Inc., Colgate Investments, LLP and Riverside Parkway, LTD.

Ernest A. Moretti retired from Bradford Bank, Baltimore, Maryland, where he held the position of executive vice president and managed residential lending and business development. Prior to his tenure with Bradford Bank, Mr. Moretti served as president and chief executive officer of Wyman Park Federal Savings and Loan Association from 1989 to 2003. Mr. Moretti also served in senior leadership capacities over a span of 26 years at Yorkridge Calvert Savings and Loan, Augusta Building and Loan Association and First National Bank. He is a current Board member of the Maryland Financial Bank.

Joseph J. Bouffard was named President of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. effective November 27, 2006. Mr. Bouffard served as President and Chief Executive Officer of Patapsco Bancorp, Inc. and The Patapsco Bank until October 30, 2006. He joined The

Patapsco Bank’s predecessor, Patapsco Federal Savings and Loan Association in April 1995 as its President and Chief Executive Officer and became President and Chief Executive Officer of Patapsco Bancorp, Inc. upon the formation of that company in 1996. Previously, Mr. Bouffard was Senior Vice President of the Bank of Baltimore, and its successor, First Fidelity Bank from 1990 to 1995. Prior to that, he was President of Municipal Savings Bank, FSB in Towson, Maryland. He is a current Board member of the Maryland Financial Bank and a former Board member of the Dundalk Community College Foundation and the Maryland Bankers Association. He is also a former chairman of the Board of Governors of the Maryland Mortgage Bankers Association, Treasurer of the Neighborhood Housing Services of Baltimore and a charter member and Treasurer of the Towson Towne Rotary Club.

William J. Kappauf, Jr. is the former Director of Cash Management of Baltimore Gas & Electric Company, Baltimore, Maryland. He is a certified public accountant.

H. Adrian Cox is an insurance agent with Rohe and Rohe Associates, Inc. in Baltimore, Maryland. Mr. Cox also is employed as a real estate agent with Century 21 Horizon Realty, Inc. in Baltimore, Maryland.

William M. Loughran retired from his position of Executive Vice President in charge of lending operations of Baltimore County Savings Bank, BCSB Bankcorp and Baltimore County Savings Bank, M.H.C. in November 2007. Mr. Loughran joined Baltimore County Savings Bank in 1973.

John J. Panzer, Jr. has been a self-employed builder of residential homes since 1971.

Executive Officers

BCSB Bancorp’s initial executive officers will be the same as those who currently serve as executive officers of Baltimore County Savings Bank. These executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers are:

Name	Position with BCSB Bancorp and/or Baltimore County Savings Bank
Joseph J. Bouffard	President and Chief Executive Officer of BCSB Bancorp and Baltimore County Savings Bank

Anthony R. Cole	Executive Vice President and Chief Financial Officer of BCSB Bancorp and Baltimore County Savings Bank

Daniel Wernecke	Executive Vice President and Chief Lending Officer of Baltimore County Savings Bank

David M. Meadows	Executive Vice President, General Counsel and Secretary of BCSB Bancorp and Baltimore County Savings Bank

Bonnie M. Klein	Senior Vice President, Treasurer and Controller of BCSB Bancorp and Baltimore County Savings Bank

Below is information regarding the executive officers of Baltimore County Savings Bank who are not also directors. Unless otherwise stated, each executive officer has held his or her position for at least five years. The ages presented are as of September 30, 2007.

Anthony R. Cole joined BCSB Bankcorp and Baltimore County Savings Bank as Executive Vice President and Chief Financial Officer effective September 4, 2007. Previously, Mr. Cole served as Senior Vice President and Chief Financial Officer of Bay Net A Community Bank in Bel Air, Maryland from January 2000 through March 2007. Age 46.

Daniel R. Wernecke was named Executive Vice President and Chief Lending Officer of Baltimore County Savings Bank effective November 21, 2007. Prior to being named Executive Vice President and Chief Lending Officer, he served as Senior Vice President of Baltimore County Savings Bank in charge of lending operations. Mr. Wernecke joined Baltimore County Savings Bank in 2002. Age 51.

David M. Meadows was named Vice President, General Counsel and Secretary of BCSB Bankcorp and Baltimore County Savings Bank effective January 4, 1999 and Executive Vice President of BCSB Bankcorp and Baltimore County Savings Bank effective November 27, 2006. He served as President and Chief Executive Officer of BCSB Bankcorp and Baltimore County Savings Bank on an interim basis from July 24, 2006 through November 26, 2006. Previously, he was a Partner in the law firm of Moore, Carney, Ryan and Lattanzi, L.L.C. Age 51.

Bonnie M. Klein joined Baltimore County Savings Bank in 1975 and has served in various capacities of increasing responsibility since then. She was named Vice President and Treasurer of BCSB Bankcorp and Baltimore County Savings Bank effective January 4, 1999 and Senior Vice President of BCSB Bankcorp and Baltimore County Savings Bank effective January 1, 2005. She is a Certified Public Accountant. Age 52.

Meetings and Committees of the Board of Directors of BCSB Bankcorp

We conduct business through meetings of our Board of Directors and its committees. The Board of Directors meets on a monthly basis and special meetings are held from time to time, as needed. During the fiscal year ended September 30, 2007, the Board of Directors of BCSB Bankcorp met 17 times and the Board of Directors of Baltimore County Savings Bank held 17 meetings. No director attended fewer than 75% of the total number of the board meetings held and committee meetings on which such directors served during fiscal 2007.

Our Board of Directors has standing Audit, Compensation and Nominating Committees, among others.

Audit Committee. We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Directors Kahl, Cox, Panzer, Kappauf and Moretti. The members of the Audit Committee are “independent,” as “independent” is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. BCSB Bankcorp’s Board of Directors has determined that one member of the Audit Committee, William J. Kappauf, Jr., qualifies as an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Securities Exchange Commission. Director Kappauf is “independent,” as such term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act. The Audit Committee met four times during the year ended September 30, 2007 to examine and approve the audit report prepared by our independent registered public accounting firm, to review and recommend the independent registered public accounting firm to be engaged and to review internal accounting controls. Our Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to the definitive proxy materials distributed in connection with our 2007 annual meeting of stockholders.

Compensation Committee. Our Compensation Committee consists of Directors Kahl, Klein and Kappauf. The members of the Compensation Committee are “independent,” as “independent” is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee reports its evaluations and findings to the full Board of Directors and all compensation decisions are ratified by the full Board of Directors. The Compensation Committee met five times during the fiscal year ended September 30, 2007. The Board of Directors has adopted a written charter for the Compensation Committee, which is attached as Appendix A to this proxy statement/prospectus.

Nominating Committee. Our Nominating Committee nominates directors to be voted on at the annual meeting and recommends nominees to fill any vacancies on the Board of Directors. The Nominating Committee consists of the full Board of Directors except for Directors Bouffard and Loughran. The members of the Nominating Committee are “independent directors” as defined in Nasdaq listing standards. The Nominating Committee met once during the year ended September 30, 2007. The Board of Directors has adopted a written charter for the Nominating Committee, which is attached as Appendix B to this proxy statement/prospectus.

It is the policy of the Nominating Committee to consider director candidates recommended by security holders who appear to be qualified to serve on BCSB Bankcorp’s Board of Directors. Any stockholder wishing to recommend a candidate for consideration by the Nominating Committee as a possible director nominee for election at an upcoming annual meeting of stockholders must provide written notice to the Nominating Committee of such stockholder’s recommendation of a director nominee no later than October 1 preceding the annual meeting of stockholders. Notice should be provided to: Corporate Secretary, BCSB Bankcorp, Inc., 4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236. Such notice must contain the following information:

•	The name of the person recommended as a director candidate;

•

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•

As to the stockholder making the recommendation, the name and address, as he or she appears on BCSB Bankcorp’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of BCSB Bankcorp’s common stock, the stockholder should submit his or her name and address, along with a current written statement from the record holder of the shares that reflects ownership of BCSB Bankcorp’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In its deliberations, the Nominating Committee considers a candidate’s personal and professional integrity, knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Baltimore County Savings Bank’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies in the Board, the Nominating Committee solicits BCSB Bankcorp’s then current directors for the names of potential qualified candidates. Moreover, the Nominating Committee may ask its directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select a candidate based on the candidate’s qualifications and the Board’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of BCSB Bankcorp. In the event a stockholder has submitted a proposed nominee, the Nominating Committee would consider the proposed nominee in the same manner in which the Nominating Committee would evaluate nominees for director recommended by directors.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, BCSB Bancorp has adopted several policies to govern the activities of both BCSB Bancorp and Baltimore County Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

BCSB Bankcorp previously adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by BCSB Bankcorp’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that BCSB Bankcorp’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in BCSB Bankcorp’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. In connection with the conversion, BCSB Bancorp will adopt the same Code of Ethics and Business Conduct that is already in place.

Further, BCSB Bankcorp has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits BCSB Bankcorp from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy for our named executive officers is founded upon the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by rewarding our named executives for the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

Our compensation objectives are:

•	To link executive compensation rewards to increases in stockholder value, as measured by favorable long-term operating results and continued strengthening of our financial condition;

•	To provide incentives for executive officers to work towards achieving successful annual results as a step in achieving our long-term operating results and strategic objectives;

•	To correlate, as closely as possible, executive officers’ receipt of compensation with the attainment of specified performance objectives;

•	To maintain a competitive mix of total executive compensation, with particular emphasis on awards related to increases in long-term stockholder value;

•	To attract and retain top performing executive officers for our long-term success; and

•	To facilitate stock ownership through the granting of stock options and other stock awards.

Elements Used to Implement Our Compensation Objectives. Our compensation program relies on two primary elements: (1) a competitive base salary and (2) long-term performance incentives in the form of stock-based compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these two elements that is competitive with our industry peers and rewards our named executives for achieving their performance goals. We combine these compensation elements for each executive in a manner we believe optimizes the executive’s contribution to BCSB Bankcorp.

Base Salary. Base salaries for our named executive officers depend on the scope of their responsibilities and their performance. The Compensation Committee makes recommendations to the Board concerning executive compensation on the basis of surveys of salaries paid to executive officers of other savings bank holding companies, non-diversified banks and other financial institutions similar in size, market capitalization and other characteristics. The Committee’s objective is to provide for base salaries that are competitive with those paid by our peers. Base salaries are reviewed at least annually by the Compensation Committee. See “Executive Compensation—Summary Compensation Table” for salaries paid to the named executive officers for the 2007 fiscal year.

Long-Term Performance Incentives. Our long-term performance incentive program for the 2007 fiscal year was based on granting awards under our stock option plan and our management recognition plan to our named executive officers who met or exceeded the expectations of our Compensation Committee. Equity compensation directly ties the interests of our executives to the interests of our shareholders. Options are granted with an exercise price equal to the market value of our common stock on the date of grant, and thus acquire value only if our stock price increases. Although there is no specific formula, in determining the level of options granted or restricted stock awards made under the management recognition plan, the Committee takes into consideration an executive’s position, duties and responsibilities, the value of their services to us and other relevant factors. Grants are not guaranteed. In fiscal 2007, our President and Chief Executive Officer, Joseph J. Bouffard, received 5,000 shares of restricted stock under the management recognition plan and 20,000 stock options, and our new Executive Vice President and Chief Financial Officer, Anthony Cole, received 2,500 shares of restricted stock and 10,000 stock options. See “—Compensation for the Named Executive Officers in Fiscal 2007” for a discussion of the long-term performance awards granted for fiscal 2007.

Role of the Compensation Committee. We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Compensation Committee is also responsible for the administration of our compensation programs and policies, including the administration of our long-term incentive programs. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee reports its evaluations and findings to the full Board of Directors and all compensation decisions are ratified by the full Board of Directors.

During fiscal 2007, the Compensation Committee met five times. During the 2007 fiscal year, the Compensation Committee members were Messrs. Kahl, Rohe, Kappauf, and Mr. Klein, who served as Chairman of the Committee.

Peer Group Analysis. A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is an analysis of our compensation mix and levels relative to other financial institutions. We utilize data provided by American Bankers Association and L.R. Webber Associates, Inc., and considers information about similar financial institutions when making compensation decisions. The published guides of American Bankers Association and L.R. Webber Associates, Inc. provide current market surveys of peer group compensation data for financial institutions of comparable asset size, ownership type (i.e., public, private, mutual holding companies, etc.) and geographic location of the organization. The surveys also provide a range of compensation by specific job title common among banks.

Role of Management. Our President and Chief Executive Officer and our Compensation Committee, develop recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our President and Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the named executive officers. Our President and Chief Executive Officer does not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of his own compensation.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on BCSB Bankcorp. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements. During fiscal year 2007, we continued to consider the implications of two significant developments in the tax and accounting area – the new rules under Section 409A of the Internal Revenue Code applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS 123R. We are continuing to implement changes in plan design or compensation practices to address these developments as they are interpreted and put in practice.

Employment and Severance Agreements. We currently maintain an employment agreement with our President and Chief Executive Officer, Joseph J. Bouffard. See “Executive Compensation—Employment Agreement” and “Executive Compensation—Potential Post-Termination Benefits” for a description of the terms of the agreement and the severance benefits and change in control benefits payable to our President and Chief Executive Officer.

We also maintain change in control severance agreements with Mr. Meadows, Ms. Klein and Mr. Wernecke, who became an Executive Officer on November 21, 2007. On November 29, 2007, the Board also approved a new change of control severance agreement with Anthony Cole, our new Executive Vice President and Chief Financial Officer. The term of the agreement is for three years and may be renewed by our Board of Directors on an annual basis. All payments under the agreement are guaranteed by BCSB Bankcorp. See “Executive Compensation—Potential Post-Termination Benefits” for a description of the severance benefits and change in control benefits payable to these named executive officers.

Retirement Benefits; Employee Welfare Benefits. Our 401(k) Plan and employee stock ownership plan have proven to be important retention tools for us. The 401(K) plan and the employee stock ownership plan are broad based tax-qualified defined contribution plans that provide our employees with valuable retirement benefits. Under the 401(k) Plan, eligible employees may contribute an amount up to 25% of their salary on a pre-tax basis, subject to the limitations imposed by law, and we may make matching contributions equal to a discretionary percentage, which is solely determined by us.

Under the employee stock ownership plan, we provide eligible employees with a retirement benefit allocated in our common stock at no cost to the employee. Participants are 100% vested in their employee stock ownership plan benefits upon completion of six years of service. In connection with the conversion, the plan will subscribe for a number of shares equal to 7% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically using funds borrowed from BCSB Bankcorp. The term of the loan will be 15 years, and will be repaid principally through Baltimore County Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan.

We also maintain supplemental executive retirement benefit and survivor income plans for certain named executive officers that provide additional retirement and death benefits, the amounts of which are determined by the age at retirement, termination of employment or the death of the executive officer. Those executive officers included in each plan during the fiscal year were Messrs. Loughran and Meadows and Ms. Klein.

In addition to our retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits.

Perquisites. We provide our named executive officers with reasonable perquisites that help further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly-situated officers employed by our peers.

Director Compensation. Our outside directors are compensated through a monthly retainer and meeting fees, and are eligible to receive awards under our stock option plan and management recognition plan. Directors are also eligible to participate in the Baltimore County Savings Bank, F.S.B. Amended and Restated Deferral Compensation Plan, which facilitates the deferral of a portion of their compensation. Additionally, each non-employee director, except Mr. Moretti, is party to a supplemental retirement plan, which provides an annual retirement benefit that varies depending on the age at which the director terminates service. Our Board of Directors has also adopted a policy to reimburse designated directors and officers for expenses they incur in connection with professional tax, estate planning or financial advice they obtain related to the benefits they receive under our stock and non-stock related benefit plans. In determining the level of compensation for our Board, we review peer group data and occasionally utilize the services of independent professionals. In fiscal 2007, we did not engage compensation consultants.

Stock Compensation Grant and Award Practices; Timing Issues. Our Compensation Committee considers whether to make stock option grants to officers and directors on an annual basis. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their subordinates. However, the Compensation Committee is solely responsible for the development of the schedule of stock option grants made to our Chief Executive Officer and the other named executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, we have never timed the release of material nonpublic information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. We set the exercise price of stock options solely by reference to the applicable provisions of our stock compensation plans.

We also use equity awards as a means of recruiting highly qualified executive officers. Under the terms of his employment agreement, our new President and Chief Executive Officer received a restricted stock award covering 5,000 shares of common stock and 20,000 stock options. Additionally, our new Executive Vice President and Chief Financial Officer, Anthony Cole, received a stock award covering 2,500 shares of our common stock and 10,000 stock options on September 19, 2007 in connection with the terms of his employment. In fiscal 2007, no other awards of stock or stock options were granted to other named executive officers.

Stock Ownership Requirements. It is our policy that members of the Board of Directors be stockholders of BCSB Bankcorp. Our bylaws require ownership of at least 100 shares of our common stock. However, as a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases. See our “Stock Ownership Table”.

Compensation for the Named Executives in 2007. President and Chief Executive Officer Compensation. Effective July 24, 2006, Mr. Gary C. Loraditch resigned as our President and Chief Executive Officer. Mr. David M. Meadows was appointed to serve as interim President and Chief Executive Officer and compensated at a level that was $60,000 below that of Mr. Loraditch’s salary on an annual basis. On November 27, 2006, Baltimore County Savings Bank executed an employment contract with Joseph J. Bouffard, under which he serves as the President and Chief Executive Officer. The President and Chief Executive Officer’s compensation is determined based on several factors. In determining the President’s base salary, the Committee conducted surveys of compensation paid to chief executive officers of similarly situated savings banks and non-diversified banks and other financial institutions of similar size. The Committee believes that the President’s base salary was generally competitive with or below the average salary paid to executives of similar rank and expertise at banking institutions which the Committee considered to be comparable.

Compensation for the Other Named Executive Officers. In determining compensation for Messrs. Loughran, Meadows, Wernecke and Cole and Ms. Klein, the Compensation Committee reviewed the performance appraisals and the salary recommendations presented by our President and Chief Executive Officer. Mr. Loughran retired effective November 16, 2007, but remains on our Board of Directors and receives remuneration and benefits for those services in accordance with the policies of each board. The Compensation Committee accepted the salary recommendations as presented.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the year ended September 30, 2007 were Michael J. Klein, Henry V. Kahl, William J. Kappauf, Jr. and P. Louis Rohe. None of such individuals was an officer or employee of BCSB Bankcorp or Baltimore County Savings Bank during the year ended September 30, 2007, was formerly an officer of BCSB Bankcorp or Baltimore County Savings Bank or had any relationship involving a transaction with BCSB Bankcorp or Baltimore County Savings Bank required to be disclosed by BCSB Bankcorp under Item 13 of our Annual Report on Form 10-K for the year ended September 30, 2007.

During the year ended September 30, 2007:

•

No executive officer of BCSB Bankcorp or Baltimore County Savings Bank served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of BCSB Bankcorp or Baltimore County Savings Bank;

•

No executive officer of BCSB Bankcorp or Baltimore County Savings Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of BCSB Bankcorp or Baltimore County Savings Bank; and

•

No executive officer of BCSB Bankcorp or Baltimore County Savings Bank served as a member of the compensation committee of another entity, one of whose executive officers served as a director of BCSB Bankcorp or Baltimore County Savings Bank.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended September 30, 2007 and this proxy statement/prospectus. See “—Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

OF BCSB BANKCORP, INC.

Henry V. Kahl

Michael J. Klein

William J. Kappauf, Jr.

Executive Compensation

Summary Compensation Table. The following information is furnished for the individuals who served as our principal executive officer or principal financial officer during the year ended September 30, 2007, and for our other executive officers who received a salary of $100,000 or more during the year ended September 30, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph J. Bouffard President and Chief Executive Officer of BCSB Bankcorp and Baltimore County Savings Bank	2007	$175,498	$7,483	$24,630	$—	$12,000	$219,611

Anthony R. Cole Executive Vice President and Chief Financial Officer of BCSB Bankcorp and Baltimore County Savings Bank (5)	2007	8,655	394	873	—	—	9,922

Bonnie M. Klein Senior Vice President and Treasurer of BCSB Bankcorp and Baltimore County Savings Bank	2007	127,834	—	—	7,915	10,612	146,361

William M. Loughran Executive Vice President and Chief Lending Officer of Baltimore County Savings Bank (6)	2007	210,360	—	—	45,259	162,691	418,310

David M. Meadows Executive Vice President, General Counsel and Secretary of BCSB Bankcorp and Baltimore County Savings Bank	2007	178,686	—	—	18,332	12,685	209,703

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for awards of restricted stock. For further information regarding the assumptions used to compute the expense recognized for restricted stock awards, see Note 12 to the Notes to the Consolidated Financial Statements appearing in this proxy statement/prospectus.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) based upon a fair value of $7.70 for options granted in 2006 to Mr. Bouffard and $4.61 for options granted in 2007 to Mr. Cole using the Black-Scholes option pricing model. For further information regarding the assumptions used to compute fair value, see Note 13 to the Notes to the Consolidated Financial Statements appearing in this proxy statement/prospectus.
(3)	Includes $6,715, $45,259 and $12,577, representing the change in the present value of accumulated benefits for Ms. Klein and Messrs. Loughran and Meadows, respectively, under our supplemental executive retirement plan, and $1,200 and $5,655 of earnings in excess of 120% of the federal long term funds rate at September 30, 2007 for Ms. Klein and Mr. Meadows, respectively.
(4)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

Item	Joseph J. Bouffard	Anthony Cole	Bonnie M. Klein	William M. Loughran	David M. Meadows
Market value as of the last business day of the year ended September 30, 2007 of allocations under the employee stock ownership plan	$—	$—	$4,505	$6,427	$5,651
Amounts accrued under survivor income plan	—	—	6,107	6,264	7,034
Automobile allowance	12,000	—	—	—	—
Amount accrued upon entry into a Separation Agreement and Release with William M. Loughran	—	—	—	150,000	—
Total	$12,000	$—	$10,612	$162,691	$12,685

(5)	Mr. Cole commenced employment on September 4, 2007.
(6)	Mr. Loughran retired from his position as an executive officer effective November 16, 2007. Mr. Loughran continues to serve as a director of BCSB Bankcorp and Baltimore County Savings Bank.

Grants of Plan-Based Awards. The following table provides information concerning all award grants made to the executive officers named in the Summary Compensation Table above during the fiscal year ended September 30, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)
Joseph J. Bouffard	12/05/06	5,000			$74,840
	12/05/06		20,000	$14.97	154,000
Anthony R. Cole	9/19/07	2,500			23,625
	9/19/07		10,000	9.45	46,100
Bonnie M. Klein	—	—	—	—	—
William M. Loughran	—	—	—	—	—
David M. Meadows	—	—	—	—	—

(1)	Stock awards were granted under our management recognition plan. The restricted stock awards vest in five annual installments beginning on the first anniversary of the date of grant. Award recipients receive accumulated dividends on restricted shares as awards vest.
(2)	Options were awarded under our 1999 Stock Option Plan. The option awards have ten-year terms and vest in five annual installments beginning on the first anniversary of the date of grant.
(3)	Option exercise price was closing sale price for BCSB Bankcorp common stock at the market close on the date of grant.
(4)	For stock awards, amount shown is the number of shares awarded multiplied by the closing price for our common stock on the date of grant. For option awards, the amount was computed in accordance with FAS 123(R) and is therefore based upon the fair value of each option of $7.70 for Mr. Bouffard and $4.61 for Mr. Cole, using the Black-Scholes option pricing model. For further information regarding the assumptions used to compute fair value, see Note 13 to the Notes to the Consolidated Financial Statements appearing in this proxy statement/prospectus.

Employment Agreement. On November 27, 2006, Baltimore County Savings Bank executed an employment agreement with Joseph J. Bouffard under which he serves as President and Chief Executive Officer of

Baltimore County Savings Bank. The employment agreement provides for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The material terms of the employment agreement also include that:

•	Mr. Bouffard receives a base salary of $200,000 per year, subject to annual review by the Board of Directors;

•	Mr. Bouffard is eligible to receive bonuses or other incentive compensation at the discretion of the Board of Directors;

•

Mr. Bouffard received a restricted stock award covering 5,000 shares of BCSB Bankcorp common stock, vesting in installments of 1,000 shares on the first anniversary of the grant date and continuing each anniversary thereafter until fully vested. Mr. Bouffard also received 20,000 stock options, vesting in installments of 4,000 shares on the first anniversary of the grant date and continuing each anniversary thereafter until fully vested. The stock options will remain exercisable for a period of ten years from the grant date and will have an exercise price equal to the fair market value of BCSB Bankcorp’s common stock on the grant date. Restricted stock awards and stock options will vest immediately upon a change in control;

•

Mr. Bouffard participates in any life insurance, medical insurance, dental insurance, pension, profit sharing, retirement and other benefit programs and arrangements that Baltimore County Savings Bank may sponsor or maintain for the benefit of senior management employees and its employees generally;

•	Mr. Bouffard receives an automobile allowance and will be eligible for certain other fringe benefits described in the employment agreement; and

•

Baltimore County Savings Bank may terminate Mr. Bouffard’s employment for cause, in which case Mr. Bouffard would have no right to receive compensation or other benefits for any period after termination, except for already vested benefits.

For information regarding amounts payable to Mr. Bouffard following termination of employment under various circumstances, see “—Potential Post-termination Benefits — Employment Agreement.”

Separation Agreement and Release. On September 24, 2007, we entered into a Separation Agreement and Release with William M. Loughran, who served as our Executive Vice President and Chief Lending Officer and as a Director of BCSB Bankcorp, Baltimore County Savings Bank, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp. Under the terms of the agreement, effective November 16, 2007, Mr. Loughran retired from his positions as an executive officer. He continues to serve as a director. Under the agreement, in light of Mr. Loughran’s 34 years of service, we paid Mr. Loughran the amount of $155,911, less required withholding and deductions, on the first business day of January 2008.

Outstanding Equity Awards at Fiscal Year End. The following table provides information concerning unexercised options and stock awards that have not vested as of September 30, 2007 for each named executive officer.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Joseph J. Bouffard	—	20,000	(2)	$14.97	12/05/16	5,000	(3)	$41,250
Anthony R. Cole	—	10,000	(4)	9.45	9/19/17	2,500	(5)	20,625
Bonnie M. Klein	3,000	—		11.375	7/24/12	—		—
William M. Loughran	6,000	—		11.375	7/24/12	—		—
David M. Meadows	3,000	—		11.375	7/24/12	—		—

(1)	Based upon the closing stock price for BCSB Bankcorp common stock of $8.25 on September 28, 2007.
(2)	Stock options vest in five equal annual installments beginning on December 5, 2007.
(3)	The restricted stock awards vest in five equal annual installments commencing on December 5, 2007.
(4)	Stock options vest in five equal annual installments beginning on September 19, 2008.
(5)	The restricted stock awards vest in five equal annual installments commencing on September 19, 2008.

Options Exercised and Stock Vested. No stock or option awards granted to a named executive officer vested during the year ended September 30, 2007. No named executive officer exercised options during the year ended September 30, 2007.

Pension Benefits. The following table provides information with respect to our supplemental executive retirement plan that provides for payments or benefits in connection with the retirement of a named executive officer. No payments were made during the year ended September 30, 2007.

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
Joseph J. Bouffard	—	$—
Anthony R. Cole	—	—
Bonnie M. Klein	Supplemental Executive Retirement Plan	24,513
William M. Loughran	Supplemental Executive Retirement Plan	184,709
David M. Meadows	Supplemental Executive Retirement Plan	42,309

(1)	The accumulated benefits under our supplemental executive retirement plan are calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.00% discount rate.

Baltimore County Savings Bank has entered into agreements with Messrs. Loughran and Meadows and Ms. Klein to provide them with supplemental retirement benefits. See “—Potential Post-Termination Benefits — Supplemental Retirement Agreements” for a discussion of the benefits payable to these executives under the supplemental retirement agreements.

Nonqualified Deferred Compensation

The following table provides information with respect to our deferred compensation plan in which the named executive officers participated during fiscal year 2007.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Balance at Last FYE ($)
Joseph J. Bouffard	$—	$—	$—
Anthony R. Cole	—	—	—
Bonnie M. Klein	7,012	2,006	22,241
William M. Loughran	—	—	73,903
David M. Meadows	5,659	7,725	47,325

(1)	The amount disclosed in the earnings column represents interest earned. Such amount is reported as compensation for the named executive officer for the fiscal year ended September 30, 2007 under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

For information regarding our deferred compensation plan, see “—Director Compensation—Deferred Compensation Plan.”

Potential Post-Termination Benefits

Employment Agreement. Under the terms of our employment agreement with Mr. Bouffard, upon involuntary termination of employment or voluntary termination under circumstances that constitute constructive termination, Mr. Bouffard will receive a lump sum salary continuation benefit equal to 12 months’ base salary if the termination date is in the first 12 months of employment, 24 months’ base salary if the termination date is after 12 through 24 months of employment or 36 months’ base salary if the termination date is after 24 months of employment. Had Mr. Bouffard’s employment been terminated under these circumstances on September 30, 2007, he would have been entitled to receive a lump sum payment in the amount of $200,000.

Our employment agreement with Mr. Bouffard further provides that in the event of termination due to disability, Mr. Bouffard will be entitled to the compensation and benefits provided for under the agreement for (i) any period during the term of the agreement and prior to the establishment of Mr. Bouffard’s disability during which he is unable to work due to such disability, or (ii) any period of disability prior to Mr. Bouffard’s termination of employment due to disability; provided, however, that any benefits paid pursuant to our long-term disability plan will continue as provided in such plan.

In addition, if, within one year after a change in control of BCSB Bankcorp, Baltimore County Savings Bank terminates Mr. Bouffard’s employment without cause or Mr. Bouffard voluntarily terminates his employment, he will be entitled to receive a lump sum payment equal to three times his then-current annual base salary plus continued participation for up to three years in any benefit plans of Baltimore County Savings Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives. If such payments and benefits, either alone or together with other payments and benefits Mr. Bouffard has the right to receive from Baltimore County Savings Bank, would constitute an excess “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and benefits will be reduced or revised by the amount, if any, which is the minimum necessary to result in no portion of such payments and benefits being non-deductible to Baltimore County Savings Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If a change in control of BCSB Bankcorp occurred on September 30, 2007, and Mr. Bouffard’s employment was terminated, the total cash payments that would be due under the employment agreement, excluding any benefits under any employee benefit plan which may be payable, would equal approximately $600,000. In addition, Mr. Bouffard would be entitled to continued participation for a three-year period in our medical, dental and life insurance programs, which would have a value over that three-year period of $11,740 based on the cost at September 30, 2007 of those programs. Mr. Bouffard would also immediately vest in any unvested stock options and restricted stock previously granted to him. However, as previously described above, the aggregate amount of all of the change in control related payments would not exceed the limit imposed by Section 280G of the Code.

Change-in-Control Severance Agreements. Baltimore County Savings Bank maintains change in control severance agreements with Messrs. Cole and Meadows and Ms. Klein. The agreements have a term ending on the earlier of (a) November 29, 2010 in the case of Mr. Cole or December 20, 2010 in the case of Mr. Meadows and Ms. Klein or (b) the date on which the employee terminates employment with Baltimore County Savings Bank. The term of the severance agreements may be extended for additional one-year periods beyond the then effective expiration date upon a determination by the Board of Directors that the performance of these individuals has met the required performance standards and that such severance agreements should be extended. The employee becomes entitled to collect severance benefits under the severance agreement in the event within the period beginning 12 months before a change of control and ending 18 months after a change of control the employee (i) is given a “change in duties,” as defined in the agreement, (ii) is involuntarily terminated for reasons other than “cause,” as defined, death or disability, or resigns following a change in duties, or (iii) voluntarily terminates employment for any reason within the 30-day period beginning on the date of a change of control. Under the agreement, a change in duties is defined to include a significant adverse change in the status, title, position, responsibilities, or scope of the employee’s authority or duties, assignment to the employee of any duties or responsibilities which are inconsistent with his or her status, title, or position, a material reduction in the employee’s total compensation, a diminution in the employee’s eligibility to participate in compensation plans, a relocation of the employee’s principal place of employment by more than 30 miles, or a reasonable determination by the board of directors that, as a result of a change of control and change in circumstances thereafter, the employee is unable to exercise the authorities, powers, functions or duties attached to his or her position.

In the event an employee becomes entitled to receive severance benefits, the employee will (i) be paid an amount equal to (i) 2.99 times the annualized cash compensation paid to the employee in the immediately preceding 12-month period (excluding board fees and bonuses), and (ii) will receive either cash in an amount equal to the cost to the employee of obtaining all health, life, disability and other benefits which the employee would have been eligible to participate in through the second annual anniversary date of his termination of employment or continued participation in such benefit plans through the second annual anniversary date of his termination of employment, to the extent the employee would continue to qualify for participation therein. Under the terms of severance agreements the employees will receive a lump sum cash payment within 10 business days of their termination of employment following a change of control.

These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of BCSB Bancorp. In the event that one of these employees prevails over Baltimore County Savings Bank in a legal dispute as to the severance agreement, he or she will be reimbursed for legal and other expenses. In connection with the conversion, the severance agreements have been amended and restated to make BCSB Bankcorp a guarantor of Baltimore County Savings Bank’s obligations under the severance agreements and to limit the payments to the employees in the event payments under the severance agreements together with other change in control benefits may result in a “parachute payment” under 280G of the Code. See “Employment Agreement” above for definition of parachute payment. If a change in control of BCSB Bancorp occurred on September 30, 2007 and Mr. Meadows’ and Ms. Klein’s employment were terminated, the total payments that would be due under the change in control agreements to Mr. Meadows and Ms. Klein, excluding any benefits under any employee benefit plan which may be payable, would equal approximately $487,740 and $364,600, respectively. Mr. Cole would not have been entitled to any payment because his agreement was not in effect on September 30, 2007. In addition, Mr. Meadows and Ms. Klein would be entitled to continued participation for a two-year period in our medical, dental and life insurance programs, which would have a value for those individuals over that two-year period of $13,856 and $10,882, respectively, based on the cost at September 30, 2007 of those programs. Each executive also would immediately vest in any unvested stock options and restricted stock previously granted to him or her. However, as described above, the aggregate amount of all of the change in control related payments would not exceed the limits imposed by Section 280G of the Code.

Supplemental Executive Retirement Plan. Baltimore County Savings Bank has entered into agreements with Messrs. Loughran and Meadows and Ms. Klein to provide them with supplemental retirement benefits. Each executive is entitled to his or her supplemental retirement benefit upon termination of employment (other than for cause) at or upon attaining age 65. If the executive terminates employment after attaining age 65, Baltimore County Savings Bank will pay Messrs. Loughran, Meadows and Ms. Klein and annual retirement benefit equal to 16.2%, 11.8% and 7.6%, respectively, of their final compensation. For purposes of the agreements, final compensation equals each executive’s highest three calendar year’s average cash compensation. We will pay the annual retirement benefit monthly over a period of 180 months. If the executive terminates employment before reaching 65 years of age, or is terminated by Baltimore County Savings Bank for any reason other than for cause, Baltimore County Savings Bank will pay Messrs. Loughran and Meadows and Ms. Klein a reduced annual benefit, based on amounts accrued for the executive prior to termination, commencing at age 65, over a 180 month period. Should an executive die while employed by Baltimore County Savings Bank or after payments have begun, a designated beneficiary will receive the balance owed to the executive on the date of death in the same method and manner as if the executive were still alive. Had Messrs. Loughran and Meadows and Ms. Klein terminated employment on September 30, 2007, under the supplemental retirement agreements they would have been entitled to receive at age 65 monthly payments over a 180-month period totaling $184,709, $42,309 and $24,513, respectively.

Survivor Income Plan. Baltimore County Savings Bank maintains a survivor income plan for the benefit of certain officers. Named executive officers Klein, Loughran and Meadows participate in the survivor income plan. The survivor income plan provides a benefit to survivors upon the death of the participant provided the participant is employed by Baltimore County Savings Bank and has been employed by Baltimore County Savings Bank for ten years at the time of death or terminates employment for any reason other than cause after attaining age 55 with ten years of service. Under this plan, upon their death, the respective beneficiaries of Ms. Klein and Messrs. Loughran and Meadows would receive a death benefit of $250,000, $350,000 and $ 100,000, respectively, payable in a lump sum within 90 days following death.

Benefit Plans

401(k) Plan. Baltimore County Savings Bank maintains the Baltimore County Savings Bank Employee Savings Plan, a tax-qualified defined contribution plan, for substantially all employees of Baltimore County Savings Bank who have completed 90 days of continuous service with Baltimore County Savings Bank and have attained age 18. Eligible employees may contribute an amount up to 25% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. Under the plan, Baltimore County Savings Bank may make matching contributions equal to a discretionary percentage which is solely determined by Baltimore County Savings Bank. Participants are at all times 100% vested in all salary deferrals. Under the plan, Baltimore County Savings Bank may make discretionary matching contributions. No matching contributions were made during the year ended September 30, 2007.

Participants having individual accounts under the Employee Savings Plan may direct the investments of their accounts among a variety of investment funds, including stock of BCSB Bankcorp. After the offering, the plan will purchase shares in open market transactions. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with its mutual holding company reorganization, Baltimore County Savings Bank implemented an employee stock ownership plan for all eligible employees of Baltimore County Savings Bank who were at least 21 years old. The employee stock ownership plan purchased 182,928 shares in the minority stock offering that was part of the mutual holding company reorganization.

The plan will subscribe for a number of shares equal to 7% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically using funds borrowed from BCSB Bankcorp. The term of the loan will be 15 years. The plan will repay the loan principally through Baltimore County Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the conversion. If the employee stock ownership plan is unable to acquire the full number of shares anticipated, the plan may acquire additional shares following through open market purchases, subject to approval by the Office of Thrift Supervision.

Participants are 100% vested in their employee stock ownership plan benefits upon completion of six years of service. Baltimore County Savings Bank makes annual contributions to the employee stock ownership plan equal to the employee stock ownership plan’s debt service less dividends on unallocated employee stock ownership plan shares used to repay the employee stock ownership plan loan. Dividends on allocated employee stock ownership plan shares are paid to participants of the employee stock ownership plan and charged to retained earnings. The employee stock ownership plan shares are pledged as collateral on the employee stock ownership plan loan. As the loan is repaid, shares are released from collateral and allocated to participating employees, based on the proportion of loan repaid and compensation of the participants. The number of employee stock ownership plan shares allocated, shares released for allocation and unreleased shares at September 30, 2006 were 156,776, 7,854 and 18,300, respectively. The fair value of unreleased employee stock ownership plan shares at September 30, 2005 was $274,500. The employee stock ownership plan loan from BCSB Bankcorp is secured solely by the common stock and interest is paid at the prime rate. At September 30, 2006, the employee stock ownership plan note payable was $364,000 and carried an interest rate of 8.25%.

Participants fully vest in their account balances at retirement, upon death or disability. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.

Plan participants direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee votes unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, we record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

The employee stock ownership plan will continue to comply with all applicable Office of Thrift Supervision Regulations. The employee stock ownership plan, a tax-qualified employee benefit plan, must satisfy certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Baltimore County Savings Bank has received a favorable determination letter from the Internal Revenue Service confirming the plan’s tax-qualified status.

Supplemental Executive Retirement Plan. Baltimore County Savings Bank has entered into agreements with Messrs. Loughran, Meadows and Ms. Klein to provide them with supplemental retirement benefits. Each executive is entitled to their supplemental retirement benefit upon termination of employment (other than for cause) at or upon attaining age 65. For information regarding the plan, see “Potential Post-termination Benefits—Supplemental Executive Retirement Plan.”

Deferred Compensation Plan. Baltimore County Savings Bank maintains the Baltimore County Savings Bank, F.S.B. Amended and Restated Deferred Compensation Plan, which provides members of the board of directors and selected executives with the ability to defer a portion of their compensation. For further information regarding this plan, see “—Director Compensation—Deferred Compensation Plan.”

Stock Options. BCSB Bankcorp maintains the 1999 Stock Option Plan, which authorized the grant of options to purchase up to 228,660 shares of BCSB Bankcorp common stock. The purpose of the option plan is to advance the interest of BCSB Bankcorp by providing directors and selected employees with the opportunity to acquire shares of common stock. By encouraging such stock ownership, we seek to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees to promote the success of the business of BCSB Bankcorp. The option plan is administered by a committee appointed by the Board of Directors, consisting of at least two directors of who are “Non-employee Directors” within the meaning of the federal securities laws. Under the option plan, the committee has discretionary authority to grant stock options and stock appreciation rights to such employees and directors (including members of the committee) and advisory directors as the committee shall designate. The option plan has a term of 10 years, after which date no awards may be granted. The maximum term for an award is 10 years from the date of grant, except as described below. Except as described below, the exercise price as to any option may not be less than the fair market value of the optioned shares on the date of grant. All options granted under the option plan to employees may, at the discretion of the committee administering the plan, qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code. Under certain circumstances, incentive stock options may be converted into non-statutory stock options. To qualify as incentive stock options under Section 422 of the Internal Revenue Code: (1) the option must be granted to an employee; (2) the option must not be transferable (other than by will or the laws of descent and distribution); (3) the exercise price must not be less than 100% of the fair market value of the common stock on the date of grant; (4) the term of the option may not exceed ten years from the date of grant; and (5) no more than $100,000 of options may become exercisable for the first time in any calendar year by any recipient. Notwithstanding the foregoing requirements, incentive stock options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock of BCSB Bankcorp may be exercised only for a period of five years from the date of grant and the exercise price must not be less than 110% of the fair market value of the common stock on the date of grant.

Options will become fully exercisable immediately upon termination of the participant’s continuous service due to retirement at or after age 65, disability, death, or upon a change in control. In the absence of committee action to the contrary, an otherwise unexpired option shall cease to be exercisable upon (i) an optionee’s termination of employment for “just cause” (as defined in the option plan), (ii) the date that is one year after an optionee terminates service for a reason other than just cause or death, or (iii) the date that is two years after an optionee’s death.

Following the conversion, our 1999 stock option plan will become a plan of BCSB Bancorp, and we will be permitted to grant options to acquire BCSB Bancorp common stock under this plan to the extent there are any shares available for future option grants under this plan, with the number of available shares to be adjusted for the exchange ratio.

Restricted Stock Awards. On July 15, 1999, we adopted the BCSB Bankcorp, Inc. Management Recognition Plan to reward and retain personnel of experience and ability in key positions of responsibility. The management recognition plan is administered by a committee of BCSB Bankcorp’s Board of Directors. The committee has the discretion to select the employees, directors and advisory directors of and/or Baltimore County Savings Bank who will receive awards under the plan. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of the common stock of BCSB Bankcorp, which will be held in a separate trust that manages the management recognition plan. As of September 30, 2007, we had awarded an aggregate of 82,600 shares of common stock and have reserved the remaining 8,864 shares for possible future awards. Unless otherwise specified by the committee that manages the plan, shares awarded to participants in the management recognition plan vest at a rate of 25% per year on each anniversary of the effective date of the management recognition plan award. If a participant terminates employment for reasons other than death, disability, change in control or retirement after age 65 he or she forfeits all rights to unvested shares.

Whenever shares of common stock are paid to an award recipient or beneficiary thereof, such recipient or beneficiary shall also be entitled to receive, with respect to each share paid, an amount equal to any cash dividends declared and paid with respect to a share of common stock between the date the relevant award was initially granted to such participant and the date the shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, with respect to any cash dividends so paid out.

Following the conversion, our management recognition plan will become a plan of BCSB Bancorp, and we will be permitted to make awards of restricted BCSB Bancorp common stock under this plan to the extent we have any shares available for future awards under this plan, with the number of available shares to be adjusted for the exchange ratio.

Equity Compensation Plan Table. Set forth below is information as of September 30, 2007 regarding our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	121,500	$11.16	61,464(1)
Total	121,500	$11.16	61,464(1)

(1)	Consists of 42,100 shares available for stock option grants, 8,864 shares available for future awards under our management recognition plan and 10,500 shares subject to restricted stock awards that have not vested as of September 30, 2007. Subsequent to September 30, 2007, we granted options to acquire 42,100 shares of our common stock and awarded 7,864 shares of restricted stock.

We do not maintain any equity compensation plans that have not been approved by security holders.

Future Equity Incentive Plan. Following the conversion, BCSB Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock may be awarded at no cost to the recipient, in an amount up to 3% of the number of shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for awards under our existing management recognition plan. In the event Baltimore County Savings Bank is able to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we will increase the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 1% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. Stock options may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date, in an amount equal to 10% of the BCSB Bancorp shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our 1999 stock option plan.

BCSB Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of BCSB Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the conversion would dilute the interests of existing stockholders. See “Pro Forma Data.”

Restricted stock awards and stock options generally vest ratably over a five-year period, but BCSB Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of BCSB Bancorp.

The equity incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the conversion, BCSB Bancorp will submit the equity incentive plan to stockholders for their approval, at which time BCSB Bancorp will provide stockholders with detailed information about the plan. Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during 2007 fiscal year. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)		Total ($)
Henry V. Kahl	$29,600	$8,609	$—		$38,209
John J. Panzer	25,800	10,195	—		35,995
Ernest A. Moretti	11,600	—	—		11,600
H. Adrian Cox	26,400	7,301	—		33,701
Michael J. Klein	25,000	2,516	6,222	(2)	33,738
William J. Kappauf, Jr.	26,400	8,489	6,222	(2)	41,111

(1)	Includes (i) the change in the actuarial present value of the director’s accumulated benefit under the supplemental director retirement plan and (ii) for Mr. Kappauf, $2,677 representing earnings in excess of 120% of the federal long term funds rate at September 30, 2007 on his account balance under the deferred compensation plan.
(2)	Consists of contributions under our deferred compensation plan.

Fees. The Chairman of the Board of Directors receives a monthly retainer of $1,200 per month, and all other nonemployee directors receive $1,000 per month. Each nonemployee director also receives a fee of $400 per each regular and special Board meeting attended and $200 per committee meeting attended. Directors who serve as officers of BCSB Bankcorp or Baltimore County Savings Bank do not receive additional compensation for their service as directors.

Deferred Compensation Plan. Baltimore County Savings Bank maintains the Baltimore County Savings Bank, F.S.B. Amended and Restated Deferred Compensation Plan, which incorporates two prior plans – the Baltimore County Savings Bank Deferred Compensation Plan and Baltimore County Savings Bank Cash Deferred Compensation Plan. The Deferred Compensation Plan provides members of the board of directors and selected executives with the ability to defer a portion of their compensation. The plan preserves a stock component of the prior plan. Prior to each plan year, each non-employee director may elect to defer receipt of all or part of his or her future fees (including retainers), and any other participant may elect to defer receipt of up to 25% of salary or 100% of bonus compensation into either the cash or stock-based plan. The plan also provides a 401(k) restoration matching contribution intended to make participants whole with respect to matching contributions Baltimore County Savings Bank would have made under the 401(k) plan but for certain limitations imposed by the qualified plan rules. Participants become fully vested after six years of service. On each September 30, each director participant who has between three and 12 years of service as a director will have his account credited with $6,222. No director may receive credit for more than 12 years of service. A director participant who, after July 1, 1995, completes three years of service as a director, will have his account credited with $24,000 on the September 30 following his completion of three years of service. At the election of the participant, distributions may be made in a lump sum or installments.

Baltimore County Savings Bank has established a grantor trust and may, at any time or from time to time, make additional contributions to the trust. In the event of a change in control, Baltimore County Savings Bank will contribute to the trust an amount sufficient to provide the trust with assets having an overall value equal to the aggregate account balances under the Plan. The trust’s assets are subject to the claims of Baltimore County Savings Bank’s general creditors and are available for eventual payments to participants.

Director Retirement Benefits. Baltimore County Savings Bank has entered in agreements with its non-employee directors, except Mr. Moretti, to provide them with supplemental retirement benefits. Under the agreements, each director becomes entitled to an annual retirement benefit equal to $9,000, payable monthly for 15 years, if he terminates service after attaining age 70. If the director terminates service prior to age 70 (including by reason of death), Baltimore County Savings Bank will pay him a reduced annual benefit over 15 years, commencing at age 70.

Stock Benefit Plans. Directors are also eligible to receive awards under BCSB Bankcorp’s stock option plan and management recognition plan, which became effective on July 15, 1999. During the year ended September 30, 2007, non-employee directors did not receive any awards under the option plan or the management recognition plan.

Reimbursement for Tax Advice. Baltimore County Savings Bank’s Board of Directors has also adopted a policy to reimburse designated directors and officers for expenses they incur in connection with professional tax, estate planning or financial advice they obtain related to the benefits they receive under the stock and non-stock related benefit plans of Baltimore County Savings Bank and BCSB Bankcorp. Reimbursements are limited to $1,000 for each eligible individual during any fiscal year, with a one-time allowance not to exceed $5,000 for estate planning expenses. The level of annual reimbursements may be increased to $2,000 on a one-time basis in the event of a change in control of BCSB Bankcorp. No reimbursements were made during the year ended September 30, 2007.

Transactions with Related Parties

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by Baltimore County Savings Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a depository institution to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Baltimore County Savings Bank offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to such persons must be approved in advance by a disinterested majority of the Board of Directors.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Baltimore County Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Transactions with Related Parties.”

The aggregate amount of loans by us to executive officers and directors was $468,000 at September 30, 2007, or approximately 0.83% of pro forma stockholders’ equity, assuming that 2,674,139 shares are sold in the offering. These loans were performing according to their original terms at September 30, 2007. All loans made by Baltimore County Savings Bank to its directors and executive officers and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Baltimore County Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that Baltimore County Savings Bank leases for a branch office site. Baltimore County Savings Bank paid $70,000 in rent to Colgate Investments, LLC during the year ended September 30, 2007. The remaining 80% of Colgate Investments, LLC is owned by Mr. Klein’s immediate family members.

Approval of Related-Party Transactions. Under our Audit Committee Charter, it is the responsibility of the our Audit Committee to review all related party transactions, i.e., transactions required to be disclosed under SEC Regulation S-K, Item 404, for potential conflict of interest situations on an ongoing basis and to determine whether to approve such transactions. Our Code of Ethics also provides that all executive officers and directors must disclose any private interest that presents the possibility of conflicts of interest with BCSB Bankcorp or Baltimore County Savings Bank.

Indemnification for Directors and Officers

BCSB Bancorp’s articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by BCSB Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BCSB Bancorp pursuant to its articles of incorporation or otherwise, BCSB Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Board Policies Regarding Communications with the Board of Directors and Attendance at Annual Meetings.

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, BCSB Bankcorp, Inc., 4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be presented to the Board no later than its next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Board Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.

Directors are expected to prepare themselves for and to attend all Board meetings, the annual meeting of Stockholders and the meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. All of BCSB Bankcorp’s directors attended BCSB Bankcorp’s 2007 annual meeting of Stockholders.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Stegman & Company served as BCSB Bankcorp’s independent registered public accounting firm for the 2007 fiscal year, and the Audit Committee of the Board of Directors has renewed BCSB Bankcorp’s arrangements with Stegman & Company to be BCSB Bankcorp’s independent registered public accounting firm for the 2008 fiscal year, subject to ratification by BCSB Bankcorp’s stockholders. A representative of Stegman & Company will be present at the annual meeting to respond to stockholders’ questions and will have the opportunity to make a statement if he or she so desires. The representative will also be available to answer appropriate questions.

The appointment of the independent registered public accounting firm must be approved by a majority of the votes cast by the stockholders of BCSB Bankcorp at the annual meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Stegman & Company as the independent registered public accounting firm of BCSB Bankcorp for the year ending September 30, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2007 with management of BCSB Bankcorp.

•

Discussed with BCSB Bankcorp’s independent registered public accounting firm the matters required to be discussed by Statement of Accounting Standards No. 61, as the same was in effect on the date of BCSB Bankcorp’s financial statements; and

•

Received the written disclosures and the letter from BCSB Bankcorp’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of BCSB Bankcorp’s financial statements, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the foregoing materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2007 be included in BCSB Bankcorp’s Annual Report on Form 10-K for the year ended September 30, 2007.

The Audit Committee has reviewed the non-audit services currently provided by BCSB Bankcorp’s independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of BCSB Bankcorp’s independent registered public accounting firm.

Members of the Audit Committee

Henry V. Kahl

H. Adrian Cox

John J. Panzer, Jr.

William J. Kappauf, Jr.

AUDIT AND OTHER FEES PAID TO THE INDEPENDENT ACCOUNTANT

The following table represents fees for professional audit services rendered by Stegman & Company for the audit of the annual financial statements of BCSB Bankcorp for the years ended September 30, 2007 and 2006.

	2007	2006
Audit Fees (1)	$169,501	$73,177
Audit-Related Fees (2)	250	2,375
Tax Services (3)	14,875	9,750
All Other Fees	—	—

(1)	Audit fees consist of fees for professional services rendered for the audit of BCSB Bankcorp’s consolidated financial statements and review of financial statements included in BCSB Bankcorp’s quarterly reports on Form 10-Q and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. In 2007, these fees included costs associated with reviews and services related to registration statements.
(2)	Audit-related fess are for assurance and related services by the principal accountant that are related to the performance of audits or reviews of BCSB Bankcorp’s financial statements and are not reported in the preceding Audit Fees category. The fees shown above were for due diligence services for potential acquisitions, technical accounting and reporting, consulting and research and employee benefit plan audits.
(3)	Tax services fees consist of fees for compliance tax services, including tax planning and advice and preparation of tax returns.

PROPOSAL 5 – ADJOURNMENT OF THE ANNUAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the annual meeting, the plan of conversion may not be approved unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by BCSB Bankcorp at the time of the annual meeting to be voted for an adjournment, if necessary, BCSB Bankcorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The Board of Directors of BCSB Bankcorp recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned annual meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned.

The Board of Directors recommends that you vote “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Baltimore County Savings Bank will reduce Baltimore County Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	1,976,538 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $19,765,380	2,325,338 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $23,253,380	2,674,139 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $26,741,390	3,075,260 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $30,752,600
	(Dollars in thousands)
Offering proceeds	$19,765	100.00%	$23,253	100.00%	$26,741	100.00%	$30,753	100.00%
Less: offering expenses	(2,411)	(12.20)	(2,559)	(11.00)	(2,707)	(10.12)	(2,877)	(9.36)

Net offering proceeds	17,354	87.80	20,694	89.00	24,034	89.88	27,876	90.64

Less:
Proceeds contributed to Baltimore County Savings Bank	(8,677)	(43.90)	(10,347)	(44.50)	(12,017)	(44.94)	(13,938)	(45.32)
Proceeds used for loan to employee stock ownership plan	(1,222)	(6.18)	(1,438)	(6.19)	(1,653)	(6.18)	(1,901)	(6.18)

Proceeds remaining for BCSB Bancorp	$7,455	37.72%	$8,909	38.31%	$10,364	38.76%	$12,037	39.14%

BCSB Bancorp intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies. Over time, BCSB Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, however we have no current plans or obligations to do so;

•	for general corporate purposes; or

•	to deposit excess funds into Baltimore County Savings Bank.

In addition, BCSB Bancorp will likely use a portion of the net proceeds that it retains to redeem some of the $12.5 million in outstanding trust preferred securities issued by a trust wholly owned by BCSB Bankcorp, while retaining sufficient liquidity to cover at least one year of projected operating expenses.

Under current Office of Thrift Supervision regulations, BCSB Bancorp may not repurchase shares of its common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Baltimore County Savings Bank intends to invest the proceeds it retains in the offering initially in obligations of the U.S. government and its agencies. We also may repay some short-term Federal Home Loan Bank advances. Over time, Baltimore County Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to Baltimore County Savings Bank:

•	to fund new loans, primarily commercial real estate and commercial business loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; or

•	for general corporate purposes.

Baltimore County Savings Bank may need regulatory approval to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither BCSB Bancorp nor Baltimore County Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion, see “The Conversion—Reasons for the Conversion.”

Our Dividend Policy

On December 1, 2006, we suspended our dividend program and agreed with the Office of Thrift Supervision that we will not pay cash dividends to stockholders going forward without Office of Thrift Supervision consent. Prior to this date, BCSB Bankcorp had paid a cash dividend of $0.125 per quarter, which equaled $0.50 per share on an annualized basis. Baltimore County Savings Bank, M.H.C. had waived the receipt of dividends paid by BCSB Bankcorp. After the conversion we initially do not intend to pay cash dividends. In the future, in determining whether to declare or pay any dividends, whether regular or special, and in determining the size of such dividends, if any, our board of directors will take into account BCSB Bancorp’s financial condition and results of operations, including our ability to generate sufficient income to warrant the payment of dividends, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Baltimore County Savings Bank to BCSB Bancorp discussed below will also be considered. In addition, BCSB Bankcorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. BCSB Bancorp cannot guarantee if or when it will pay dividends or that, if paid, BCSB Bancorp will not reduce or eliminate dividends in the future. For additional information, see “Risk Factors—Risks Related to Our Business—We currently do not pay dividends and do not expect to commence the payment of dividends after the offering.”

BCSB Bancorp is subject to Maryland law, which generally permits BCSB Bancorp to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if BCSB Bancorp were to be dissolved at the time of the dissolution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.

BCSB Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from Baltimore County Savings Bank because BCSB Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Baltimore County Savings Bank has made a commitment to the Office of Thrift Supervision not to pay a dividend to BCSB Bankcorp without the prior approval of the Office of Thrift Supervision. Moreover, Office of Thrift Supervision regulations limit distributions from Baltimore County Savings Bank to BCSB Bancorp. Under these regulations, at September 30, 2007, Baltimore County Savings Bank was not permitted to pay cash dividends to BCSB Bankcorp without obtaining the prior approval of the Office of Thrift Supervision. The Office of Thrift Supervision has the authority to prohibit dividend payments from Baltimore County Savings Bank to BCSB Bancorp under certain circumstances or provide its non-objection. In addition, no insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Prompt Corrective Regulatory Action.”

Any payment of dividends by Baltimore County Savings Bank to BCSB Bancorp that would be deemed to be drawn out of Baltimore County Savings Bank’s bad debt reserves would require the payment of federal income taxes by Baltimore County Savings Bank at the then current income tax rate on the amount deemed distributed. See

“Federal and State Taxation—Federal Income Taxation” and note 15 of the notes to consolidated financial statements included elsewhere in this prospectus. BCSB Bancorp does not contemplate any distribution by Baltimore County Savings Bank that would result in this type of tax liability.

Market for the Common Stock

The common stock of BCSB Bankcorp is currently quoted on the Nasdaq Global Market under the symbol “BCSB.” Upon completion of the conversion, the shares of common stock of BCSB Bancorp will replace existing shares of BCSB Bankcorp and will be quoted on the Nasdaq Global Market, and BCSB Bankcorp common stock will cease trading following the closing date of the conversion. We expect that the BCSB Bancorp common stock will trade under the symbol “BCSBD” for a period of 20 trading days after completion of the offering. Thereafter, BCSB Bancorp’s trading symbol will revert to “BCSB.” Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. intend to become market makers in our common stock following the conversion, but are under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The increased number of stockholders and shares outstanding resulting from the conversion is expected to increase the liquidity for BCSB Bancorp common stock compared to the liquidity for BCSB Bankcorp common stock.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. If you purchase our common stock in the offering you may not be able to sell your shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for BCSB Bankcorp’s common stock and dividends paid per share for the periods indicated. Baltimore County Savings Bank, M.H.C. waived the receipt of all dividends paid by BCSB Bankcorp during the periods covered in this table.

	High	Low	Dividend Paid Per Share
Fiscal Year Ending September 30, 2008:
First Quarter	$10.19	$6.27	$—

Fiscal Year Ended September 30, 2007:
Fourth Quarter	10.92	7.85	—
Third Quarter	16.10	10.70	—
Second Quarter	17.25	14.63	—
First Quarter	15.40	12.20	—

Fiscal Year Ended September 30, 2006:
Fourth Quarter	13.00	10.55	0.125
Third Quarter	13.35	12.01	0.125
Second Quarter	13.50	12.10	0.125
First Quarter	14.08	12.50	0.125

On February 13, 2007, which was the day of the most recent trade preceding the public announcement of the conversion, the closing price of BCSB Bankcorp common stock as reported on the Nasdaq Global Market was $14.80. On February 8, 2008, which was the date of the most recent trade before the date of this prospectus, the closing price of BCSB Bankcorp common stock as reported on the Nasdaq Global Market was $7.05 per share. At February 11, 2008, BCSB Bankcorp had approximately 866 stockholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of BCSB Bankcorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of BCSB Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of BCSB Bankcorp common stock will be converted into options to purchase a number of shares of BCSB Bancorp common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of BCSB Bankcorp at September 30, 2007 and the capitalization of BCSB Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. BCSB Bancorp is offering its common stock on a best efforts basis. BCSB Bancorp must sell a minimum of 1,976,538 shares to complete the offering.

	BCSB Bankcorp Capitalization as of September 30, 2007	BCSB Bancorp Pro Forma Capitalization Based Upon the Sale of
		1,976,538 Shares at $10.00 Per Share	2,325,338 Shares at $10.00 Per Share	2,674,139 Shares at $10.00 Per Share	3,075,260 Shares at $10.00 Per Share
	(Dollars in thousands)
Deposits (1)	$558,457	$558,457	$558,457	$558,457	$558,457
Advances from Federal Home Loan Bank	20,000	20,000	20,000	20,000	20,000
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	23,197

Total deposits and borrowed funds	$601,654	$601,654	$601,654	$601,654	$601,654

Stockholders’ equity:
Preferred stock:
5,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding (2)	$—	$—	$—	$—	$—
Common stock:
50,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	$59	$31	$37	$42	$49
Additional paid-in capital	21,620	39,002	42,336	45,671	49,506
Obligation under Rabbi Trust	1,146	1,146	1,146	1,146	1,146
Retained earnings	13,590	13,590	13,590	13,590	13,590
Mutual Holding Company capital consolidation	—	224	224	224	224
Accumulated other comprehensive loss	(682)	(682)	(682)	(682)	(682)
Less:
Common stock already acquired by existing employee stock ownership plan	(44)	(44)	(44)	(44)	(44)
Common stock acquired by existing stock-based incentive plans	(1,097)	(1,097)	(1,097)	(1,097)	(1,097)
Less:
Common stock to be acquired by employee stock ownership plan (3)	—	(1,222)	(1,438)	(1,653)	(1,901)
Common stock to be acquired by equity incentive plan (4)	—	(455)	(535)	(615)	(708)

Total stockholders’ equity	$34,592	$50,493	$53,537	$56,581	$60,083

Total stockholders’ equity as a percentage of total assets (1)	5.38%	7.67%	8.10%	8.52%	9.00%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.
(2)	Shares of preferred stock will be authorized under BCSB Bancorp’s articles of incorporation, which will become effective upon completion of the conversion. See “Description of BCSB Bancorp Capital Stock—Preferred Stock” for a discussion of the preferred stock.
(3)	Assumes that the employee stock ownership plan will acquire in the offering a number of shares equal to 7.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically, and that these shares will be purchased with funds borrowed from BCSB Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from BCSB Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of BCSB Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(4)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 3.0% of the shares of common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for awards under our historical management recognition plan. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the conversion. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At September 30, 2007, Baltimore County Savings Bank exceeded all regulatory capital requirements. The following table presents Baltimore County Savings Bank’s capital position relative to its regulatory capital requirements at September 30, 2007, on a historical and pro forma basis. The table reflects receipt by Baltimore County Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (7.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically) and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (3.0% of the shares of common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock that available for awards under our historical management recognition plan) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Baltimore County Savings Bank, see “Regulation and Supervision—Regulatory Capital Requirements.”

	Historical At September 30, 2007		Pro Forma at September 30, 2007
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
			1,976,538 Shares at $10.00 Per Share		2,325,338 Shares at $10.00 Per Share		2,674,139 Shares at $10.00 Per Share		3,075,260 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$50,953	8.02%	$58,177	9.06%	$59,551	9.25%	$60,926	9.44%	$62,506	9.66%
Tangible Capital:
Capital level (2)	$47,101	7.45%	$54,325	8.50%	$55,699	8.70%	$57,074	8.89%	$58,654	9.12%
Requirement	9,477	1.50	9,586	1.50	9,606	1.50	9,627	1.50	9,651	1.50

Excess	$37,624	5.95%	$44,739	7.00%	$46,093	7.20%	$47,447	7.39%	$49,003	7.62%

Core Capital:
Capital level (2)	$47,101	7.45%	$54,325	8.50%	$55,699	8.70%	$57,074	8.89%	$58,654	9.12%
Requirement	25,273	4.00	25,562	4.00	25,617	4.00	25,672	4.00	25,735	4.00

Excess	$21,828	3.45%	$28,763	4.50%	$30,082	4.70%	$31,402	4.89%	32,919	5.12%

Total Risk-Based Capital:
Capital level (3)	$49,414	12.75%	$56,638	14.56%	$58,012	14.91%	$59,387	15.25%	$60,967	15.64%
Requirement	30,999	8.00	31,115	8.00	31,137	8.00	31,159	8.00	31,184	8.00

Excess	$18,415	4.75%	$25,523	6.56%	$26,875	6.91%	$28,228	7.25%	$29,783	7.64%

Reconciliation of capital contributed to Baltimore County Savings Bank:
Net proceeds contributed to Baltimore County Savings Bank			$8,677		$10,347		$12,017		$13,938
Plus Mutual Holding Company capital consolidation			224		224		224		224
Less common stock acquired by employee stock ownership plan			(1,222)		(1,438)		(1,653)		(1,901)
Less common stock acquired by equity incentive plan			(455)		(535)		(615)		(708)

Pro forma increase in GAAP and regulatory capital			$7,224		$8,598		$9,973		$11,553

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $631.8 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $387.5 million.
(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following table shows information about our net income and stockholders’ equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the table below are based upon the following assumptions:

•	40% of the shares of stock will be sold in the subscription and community offerings and 60% of the shares of stock will be sold in a syndicated community offering.

•

Our employee stock ownership plan will purchase a number of shares equal to 7.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically, with a loan from BCSB Bancorp that will be repaid in equal installments over a period of 15 years.

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families.

•

Sandler O’Neill & Partners, L.P., Sterne, Agee & Leach, Inc. and other selected dealers will receive fees aggregating 6.5% of the actual purchase price of shares sold in the syndicated community offering.

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, Sterne, Agee & Leach, Inc. and other selected dealers, will be $1,579,000.

Actual expenses may vary from this estimate, and the fees paid will depend, among other factors, upon whether a syndicate of broker-dealers or other means is necessary to sell the shares.

Pro forma net income for the year ended September 30, 2007 has been calculated as if the conversion was completed at the beginning of the period, and the net proceeds had been invested at 4.05%, which represented the one-year U.S. Treasury rate as of September 30, 2007. In light of current market interest rates, we believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.67% is used for both BCSB Bancorp and Baltimore County Savings Bank for the year ended September 30, 2007 after giving effect to a combined federal and state income tax rate of 34%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.

When reviewing the following table, you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial Advisors, Inc. increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at Baltimore County Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors at December 31, 2005 and September 30, 2007, intangible assets, or the federal income tax consequences of the restoration to income of Baltimore County Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of BCSB Bancorp’s common stock.

•

The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed equity incentive plan, which requires stockholder approval at a meeting following the conversion. Under the equity incentive plan, an amount equal to 10% of the common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our 1999 stock option plan, will be reserved for future issuance upon the exercise of options to be granted under the equity inventive plan.

The following pro forma data, based on BCSB Bankcorp’s equity at September 30, 2007 and net income for the year ended September 30, 2007, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma table. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the conversion.

We are offering our common stock on a best efforts basis. BCSB Bancorp must sell a minimum of 1,976,538 shares to complete the offering.

	At or for the Year Ended September 30, 2007
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	1,976,538 Shares at $10.00 Per Share	2,325,338 Shares at $10.00 Per Share	2,674,139 Shares at $10.00 Per Share	3,075,260 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$19,765	$23,253	$26,741	$30,753
Plus: shares issued in exchange for shares of BCSB Bankcorp	11,448	13,468	15,488	17,811

Pro forma market capitalization	$31,213	$36,721	$42,229	$48,564

Gross proceeds	$19,765	$23,253	$26,741	$30,753
Less: estimated expenses	(2,411)	(2,559)	(2,707)	(2,877)

Estimated net proceeds	17,354	20,694	24,034	27,876
Assets received from mutual holding company	224	224	224	224
Less: common stock acquired by employee stock ownership plan (1)	(1,222)	(1,438)	(1,653)	(1,901)
Less: common stock to be acquired by equity incentive plan (2)	(455)	(535)	(615)	(708)

Net investable proceeds	$15,901	$18,945	$21,990	$25,491

Pro Forma Net Income (loss):

Pro forma net income (loss):
Historical	$(2,921)	$(2,921)	$(2,921)	$(2,921)
Pro forma income on net investable proceeds	425	506	587	681
Less: pro forma employee stock ownership plan adjustments (1)	(54)	(63)	(73)	(84)
Less: pro forma equity incentive plan adjustments (2)	(60)	(71)	(81)	(93)
Less: pro forma stock option expense adjustments (3)	(158)	(186)	(214)	(246)

Pro forma net income (loss)	$(2,768)	$(2,735)	$(2,702)	$(2,663)

Pro forma net income (loss) per share:
Historical	$(0.97)	$(0.83)	$(0.72)	$(0.62)
Pro forma income on net investable proceeds	0.14	0.14	0.14	0.15
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma equity incentive plan adjustments (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense adjustments (3)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income (loss) per share	$(0.92)	$(0.78)	$(0.67)	$(0.56)

Offering price as a multiple of pro forma net income (loss) per share	NM	NM	NM	NM
Number of shares used to calculate pro forma net income per share (4)	3,007,250	3,537,944	4,068,636	4,678,926
Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value):
Historical	$34,592	$34,592	$34,592	$34,592
Estimated net proceeds	17,354	20,694	24,034	27,876
Mutual holding company capital consolidation	224	224	224	224
Less: common stock acquired by employee stock ownership plan (1)	(1,222)	(1,438)	(1,653)	(1,901)
Less: common stock to be acquired by equity incentive plan (2)	(455)	(535)	(615)	(708)

Pro forma stockholders’ equity	$50,493	$53,537	$56,582	$60,083

Pro forma stockholders’ equity per share:
Historical	$11.08	$9.42	$8.19	$7.12
Estimated net proceeds	5.56	5.64	5.69	5.74
Mutual holding company capital consolidation	0.07	0.06	0.05	0.05
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$16.17	$14.58	$13.39	$12.37

Offering price as a percentage of pro forma stockholders’ equity per share	61.8%	68.6%	74.6%	80.8%
Number of shares used to calculate pro forma stockholders’ equity per share	3,121,301	3,672,119	4,222,937	4,856,377

(1)

Assumes that the employee stock ownership plan will acquire an amount of stock equal to 7.0% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically (122,197, 143,759, 165,323 and 190,126 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by BCSB Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which was 7.75% at September 30, 2007. Baltimore County Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt.

Interest income that BCSB Bancorp will earn on the loan will offset the interest paid on the loan by Baltimore County Savings Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares ( 1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that BCSB Bancorp will purchase in the open market a number of shares equal to 3.0% of the shares that will be outstanding following the conversion with proceeds from the offering, less the 91,464 shares, to be adjusted for the exchange ratio, that were authorized for award under our historical management recognition plan (45,492, 53,520, 61,547 and 70,782 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under our existing management recognition plan and/or an equity incentive plan to be adopted following the conversion. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.4%.

The adjustment to pro forma net income for the management recognition plan and/or equity incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of BCSB Bankcorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the management recognition plan and/or equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted under our existing stock option plan and/or the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the number of shares that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, authorized for option awards under our historical option plan (191,763, 225,603, 259,442 and 298,365 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.12 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 20.54%; and risk-free interest rate, 3.94%. It is assumed that stock options granted under our existing option plan and/or the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 5.59%.
(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the conversion. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

BCSB Bankcorp serves as the holding company for its wholly owned subsidiaries, Baltimore County Savings Bank, F.S.B., BCSB Bankcorp Capital Trust I and BCSB Bankcorp Capital Trust II. Baltimore County Savings Bank, M.H.C., a federal mutual holding company, owns 63.3% of BCSB Bankcorp’s outstanding common stock. BCSB Bankcorp’s assets consist of its investment in Baltimore County Savings Bank and its portfolio of investment securities.

BCSB Bankcorp’s sole business activity is the ownership of all of Baltimore County Savings Bank’s capital stock and the common shares of its two trust subsidiaries. BCSB Bankcorp has no significant liabilities other than $23.2 million in subordinated debentures it issued to trust subsidiaries in connection with the issuance of trust preferred securities. BCSB Bankcorp does not transact any material business other than through its subsidiary, Baltimore County Savings Bank. Accordingly, information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Baltimore County Savings Bank. BCSB Bankcorp is subject to the regulation, supervision and examination of the Office of Thrift Supervision.

BCSB Bankcorp does not own or lease any property but instead uses the premises and equipment of Baltimore County Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations and under the terms of an expense allocation agreement. BCSB Bancorp will enter into a similar arrangement with Baltimore County Savings Bank upon the completion of the conversion.

Baltimore County Savings Bank, F.S.B. is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore Metropolitan Area. Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and invest these funds in loans secured by first mortgages on owner-occupied, single-family residences in our market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. To a lesser extent, we originate consumer loans and commercial loans. We derive our income primarily from interest earned on these loans, and to a lesser extent, interest earned on investment securities and mortgage-backed securities. We operate out of our main office in Baltimore, Maryland and 18 branch offices in Baltimore County, Harford County and Baltimore City in Maryland. Our Internet website is www.baltcosavings.com.

Baltimore County Savings Bank was chartered by the State of Maryland in 1955 under the name Baltimore County Building and Loan Association. Baltimore County Savings Bank received federal insurance of its deposit accounts in 1985 and received a federal charter in 1987, at which time it adopted its present name of Baltimore County Savings Bank, F.S.B. On July 24, 2002, we acquired WHG Bancshares Corporation and its subsidiary, Heritage Savings Bank, FSB for $18.3 million in cash. At the time of the acquisition, Heritage Savings Bank, FSB operated five branch office locations and had $157 million in assets.

To partially capitalize branch expansion and the WHG Bancshares acquisition, we raised supplemental capital through two issuances of pooled trust preferred securities. Specifically, BCSB Bankcorp Capital Trust I issued $12.5 million in trust preferred securities on June 27, 2002, with a rate equal to 3.65% over the three-month LIBOR rate that resets quarterly, and is redeemable quarterly after June 30, 2007, and BCSB Bankcorp Capital Trust II issued $10.3 million in trust preferred securities on September 29, 2003, with a rate equal to 3.00% over the three-month LIBOR that resets quarterly, and is redeemable quarterly after October 7, 2008.

Market Area

Our market area consists of the Baltimore metropolitan area. At September 30, 2007, we estimate that more than 95% of deposits and 95% of all lending came from our market area.

The economy of our market area is a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. This partially mitigates the risk associated with a decline in any particular economic sector. Once the backbone of the regional economy, the manufacturing industry is relatively stable following a long period of decline. Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of our market area. Baltimore County has the largest population at 768,000, followed by Baltimore City at 633,000, Anne Arundel County at 512,000, Howard County at 270,200 and Harford County at 238,750. Located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified broad economic base. According to Baltimore County Department of Economic Development 78% of Baltimore County’s employees work in the private sector with approximately 7% in manufacturing, 20% in trade, transportation and utilities, 12.0% in professional business services, 22.0% in education and health services, and 8% in leisure and hospitality. Government provides 17.5% of Baltimore County’s jobs, with self-employed providing the remaining employment.

Harford County continues to experience strong economic growth while maintaining a strong government presence of approximately 12,486 employed in the Aberdeen Proving Grounds (APG) both in the military and in civilian capacity. The Maryland Department of Labor and Licensing Regulation estimates 61,323 work in Harford County’s private sector with 23% working in retail trade, transportation, and utilities, 12.7% in professional or business services, 10.59% in local government and 10.0% in education and health services. Going forward Harford County and the entire Baltimore metropolitan area will benefit from final congressional approval of the Base Realignment or Closure Commission’s (BRAC) decision to shift an additional 8,000 department of defense jobs to APG according to the Maryland Department of Planning, BRAC report issued in December 2006. The department estimates that approximately 14,000 additional households will be located in Harford and Cecil Counties from 2009 through 2015.

Based on data provided by Environmental Systems Research Institute, Inc. from 2000 to 2006, Baltimore City experienced a decline in population at a rate of 0.5% annually, while Baltimore County’s population increased at a 0.9% annual rate over the same period. Comparatively, over the same time period, annual population growth rates for Harford County and Howard County equaled 1.8% and 1.7%, respectively, which exceeded the comparable Maryland growth rate of 1.2% and the U.S. growth rate of 1.3%.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels in the faster growing suburban markets. Based on data provided by Environmental Systems Research Institute, Inc. from 2000 to 2006 Baltimore City’s median income increased at an annual rate of 2.9%, while Baltimore County’s median income increased 3.2% over the same period. Comparatively, over the same time period, annual median income growth rates for Howard County and Harford County equaled 3.7% and 3.4%, respectively, outpacing the Maryland and U.S. median income growth rate of 3.4%.

Following the median income growth rate pattern, based on data provided by Environmental Systems Research Institute, Inc., the annual rate of growth of per capita income for Baltimore City was 3.1%, while Baltimore County’s was 3.5% from 2000 to 2006. Comparatively, over the same time period, annual per capita income for Howard County increased 5.0%, while Harford County’s increased 4.0%, exceeding the comparable Maryland per capita growth rate of 4.0% and the U.S. per capita growth rate of 3.9%.

Competition

We face strong competition both in originating real estate and consumer loans and in attracting deposits. We compete for real estate and other loans principally on the basis of interest rates, the types of loans we originate, the deposit products we offer and the quality of service we provide to borrowers. We also compete by offering products which are tailored to the local community. Our competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

We attract deposits through our offices primarily from the local community. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in the local community. We compete for deposits and loans by offering what we believe to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. We believe we have developed strong relationships with local realtors and the community in general.

As of June 30, 2007, the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 1.2% of all deposits in the Baltimore-Towson metropolitan area, which ranked us 16th out of 75 financial institutions in the Baltimore-Towson metropolitan area. In Baltimore County and Harford County we held 2.9% and 3.7%, respectively, of deposits held by all banks and savings institutions. The Baltimore metropolitan area has a high concentration of financial institutions and financial service providers, many of which are branches of large money center, super-regional and regional banks that have greater resources than we do and may offer products or services that we do not provide.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. Our gross loan portfolio totaled $430.7 million at September 30, 2007, representing 67.0% of total assets at that date. At September 30, 2007, $164.5 million, or 38.2% of our gross loan portfolio, consisted of single-family, residential mortgage loans. Other loans secured by real estate include construction loans, single-family rental property and commercial real estate loans, which amounted to $42.3 million, $36.2 million and $119.6 million, respectively, or 9.8%, 8.4% and 27.8%, respectively, of the our gross loan portfolio at September 30, 2007. We also originate consumer loans, consisting primarily of automobile loans and home equity lines of credit, which totaled $30.5 million and $17.0 million, respectively, or 7.08% and 3.9% respectively, of our gross loan portfolio. Other lending activities include commercial lines of credit, which totaled $13.0 million, or 3.0% of our gross loan portfolio.

Loan Portfolio Composition. The following table sets forth selected data relating to the composition of Baltimore County Savings Bank’s loan portfolio by type of loan at the dates indicated. At the dates indicated, Baltimore County Savings Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

	At September 30,
	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real Estate Loans:
Single-family residential (1)	$164,522	38.19%	$214,724	44.50%	$195,203	40.44%	$179,010	43.47%	$179,552	46.32%
Single-family rental property loans	36,245	8.42	29,131	6.04	26,914	5.58	19,257	4.68	14,348	3.70
Commercial	119,598	27.77	110,179	22.83	75,034	15.55	64,615	15.69	53,675	13.85
Construction (2)	42,284	9.82	39,021	8.09	53,755	11.14	23,225	5.64	16,411	4.23
Commercial lines of credit	12,982	3.01	9,606	2.00	16,463	3.41	16,038	3.89	6,410	1.65
Commercial leases	4,574	1.06	4,749.98		3,300.68		1,300.32		820.21
Commercial loans secured	—	—	365.08		1,869.39		800.20		133.03
Commercial loans unsecured	336.08		409.08		538.11		545.13		678.17
Consumer Loans:
Automobile	30,490	7.08	53,530	11.09	88,287	18.29	88,122	21.40	98,168	25.34
Home equity lines of credit	16,960	3.94	17,942	3.72	17,901	3.71	15,629	3.79	13,943	3.60
Other	2,713.63		2,849.59		3,377.70		3,265.79		3,474.90

	430,704	100%	482,505	100.00%	482,641	100.00%	411,806	100.00%	387,612	100.00%

Add:
Purchase accounting premium (net)	285		451		665		950		1,320
Less:
Undisbursed portion of loans in process	9,846		12,014		16,874		13,764		7,753
Deferred loan origination fees	558		355		272		267		429
Unearned interest	1,633		4,132		9,067		10,002		12,750
Allowance for loan losses	2,650		2,679		2,746		2,587		2,698

Total	$416,302		$463,776		$454,347		$386,136		$365,302

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Loan Maturity Schedules. The following table sets forth certain information at September 30, 2007 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause Baltimore County Savings Bank’s repayment experience to differ from that shown below.

	Due During the Year Ending September 30,			Due After Three Through Five Years After September 30, 2007	Due After Five Through Ten Years After September 30, 2007	Due After 10 Through 15 Years After September 30, 2007	Due After 15 Years After September 30, 2007	Total
	2008	2009	2010
	(In thousands)
Real estate loans:
Single-family residential(1)	$3,928	$2,074	$2,132	$8,893	$119,276	$11,558	$16,661	$164,522
Single-family rental Property	339	281	52	580	—	1,555	33,438	36,245
Commercial	2,340	1,839	678	627	52,980	9,631	51,503	119,598
Construction(2)	18,626	3,788		3,242	—	—	16,628	42,284
Commercial lines of credit	2,290	237		2,196	—	446	10,009	12,982
Commercial leases	202	693	1,259		224	—	—	4,574
Commercial loans secured	336	—			—	—	—	336
Commercial loans unsecured	—	—			—	—	—	—
Consumer:						—	—	—
Automobile	1,718	4,645	12,623	10,890	614	—	—	30,490
Home equity lines of credit	—	—	—			—	16,960	16,960
Other	485	233	580	162		—	1,253	2,713

Total	$30,264	$13,790	$17,324	$26,590	$173,094	$23,190	$146,452	$430,704

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

The following table sets forth at September 30, 2007, the dollar amount of all loans due one year and one year or more after September 30, 2007 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined Rate	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
Single-family residential (1)	$151,161	$13,361	$164,522
Single-family rental property	9,162	27,083	36,245
Commercial	35,632	83,966	119,598
Construction (2)	20,954	21,330	42,284
Commercial lines of credit	—	12,982	12,982
Commercial leases	4,574	—	4,574
Commercial loans unsecured	336	—	336
Consumer:
Automobiles	30,490	—	30,490
Home equity lines of credit	—	16,960	16,960
Other	2,713	—	2,713

Total	$255,022	$175,682	$430,704

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Originations, Purchases and Sales of Loans. We generally have authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with our emphasis on being a community-oriented financial institution, we concentrate our lending activities in our market area.

The following table sets forth certain information with respect to our loan origination, purchase and sale activity for the periods indicated.

	Year Ended September 30,
	2007	2006	2005
	(In thousands)
Loans originated:
Real Estate Loans:
Single-family residential (1)	$32,421	$50,160	$53,800
Single-family rental property	11,097	5,779	10,599
Commercial	20,060	36,463	39,095
Construction (2)	14,517	14,738	18,652
Commercial lines of credit	1,712	3,275	8,174
Commercial loans secured	—	107	2,866
Commercial leases	2,205	2,745	190
Consumer:
Automobile	4,152	6,884	47,659
Home equity lines of credit	4,457	8,435	11,803
Other	1,367	896	1,089

Total loans originated	$91,988	$129,482	$193,927

Loans purchased:
Real estate loans	$3,500	$—	$—

Total loans purchased	$—	$—	$—

Loans sold:
Whole loans	$46,438	$—	$—

Total loans sold	$46,438	$—	$—

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

In recent periods we have not purchased whole loans. However, we have purchased loan participations, which we include on the table above under loans originated.

We derive loan originations from a number of sources, including referrals by realtors, depositors and borrowers and advertising, as well as walk-in customers. Our solicitation programs consist of advertisements in local media, in addition to occasional participation in various community organizations and events. Real estate loans are originated by our loan personnel. Automobile loans are originated by our loan personnel, and loan applications are accepted at our offices.

Loan Underwriting Policies. Our lending activities are subject to our written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by our Board of Directors and management. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. The specific officers or committees required to approve specific loans depends on the type of loan and the loan amount. In addition to loan officers, we maintain an officers’ loan committee, which includes our President, Chief Financial Officer, Executive Vice President in charge of lending, our Treasurer and our Executive Vice President of Operations, a directors’ loan committee, which consists of at least three outside directors, and the full Board of Directors. Individual officers have been granted authority by the Board of Directors to approve loans up to varying specified dollar amounts, depending upon the type of loan.

Applications for single-family real estate loans generally are underwritten and closed in accordance with the standards of Fannie Mae. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant’s employment, income and credit standing. If a proposed loan is to be secured by a deed of trust or a mortgage on real estate, an appraisal of the real estate is generally undertaken by an appraiser approved by us and licensed by the State of Maryland. In the case of single-family residential mortgage loans, except when we become aware of a particular risk of environmental contamination, we generally do not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with commercial real estate loans, and we may obtain a Phase I environmental study in connection with the underwriting of acquisition and development loans.

It is our policy to record a lien on the real estate securing a loan and to obtain title insurance or an attorney’s certification which ensures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by Federal Emergency Management Agency, we require adequate flood insurance prior to settlement of the loan.

With respect to single-family residential mortgage loans, we make a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval.

We are permitted to lend up to 97% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, our policy is to obtain private mortgage insurance at the borrower’s expense on the principal amount of the loan. We provide a first time home buyers loan program in conjunction with the Federal Home Loan Bank of Atlanta where 100% of the loan amount will be funded for qualified buyers. We will make a single-family residential mortgage loan with up to a 97% loan-to-value ratio if the required private mortgage insurance is obtained. We generally limit the loan-to-value ratio on commercial real estate mortgage loans to 80%, although the loan-to-value ratio on commercial real estate loans in limited circumstances has been as high as 90%. We limit the loan-to-value ratio on single-family rental property loans to 80%. Home equity loans are made in amounts which, when added to any senior indebtedness, do not exceed 90% of the value of the property.

Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time may not exceed 15% of an institution’s unimpaired capital and surplus. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Under these limits, our loans to one borrower were limited to $7.5 million at September 30, 2007. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is and continues to be in compliance with its fully phased-in regulatory capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus; and (v) the Director of Office of Thrift Supervision, by order, permits the savings institution to avail itself of this higher limit. At September 30, 2007, we had no lending relationships in excess of the loans-to-one-borrower limit. At September 30, 2007, our largest loan customer, a residential land developer, had $5.5 million in loans secured by residential properties. These loans were performing in accordance with their terms at September 30, 2007.

Interest rates we charge on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

Single-Family Residential Real Estate Lending. We historically have been and continue to be an originator of single-family, residential real estate loans in our market area. At September 30, 2007, single-family, residential mortgage loans, excluding single-family rental property loans and home equity loans, totaled $164.5 million, or 38.2%, of our gross loan portfolio. We do not make loans generally known as subprime loans or Alt-A loans.

We originate fixed-rate mortgage loans at competitive interest rates. At September 30, 2007, we had $151.2 million of fixed-rate single-family mortgage loans, which amounted to 91.9% of our single-family mortgage loans. We emphasize the origination of fixed-rate single-family residential mortgage loans with maturities of 30 years or less by offering competitive rates.

We also offer adjustable-rate single-family residential mortgage loans. As of September 30, 2007, $13.4 million, or 8.1%, of our single-family mortgage loans carried adjustable rates. After the initial term, the rate adjustments on our adjustable-rate loans are indexed to a rate which adjusts annually based upon changes in an index based on the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board. The interest rates on most of our adjustable-rate mortgage loans are adjusted once a year, and we offer loans that have an initial adjustment period of one, three or five years. The maximum adjustment is 2% per adjustment period with a maximum aggregate adjustment of 6% over the life of the loan. We offer adjustable-rate mortgage loans that provide for initial rates of interest below the rates that would prevail when the index used for repricing is applied. All of our adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, known as “negative amortization.”

The retention of adjustable-rate loans in our portfolio helps reduce our exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow us to increase the sensitivity of our interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on our adjustable-rate loans will fully adjust to compensate for increases in our cost of funds. Finally, adjustable-rate loans increase our exposure to decreases in prevailing market interest rates, although decreases in our cost of funds tend to offset this effect.

Single-Family Rental Property Loans. We also offer single-family residential mortgage loans secured by properties that are not owner-occupied. As of September 30, 2007, single-family rental property loans totaled $36.2 million, or 8.4%, of our gross loan portfolio. Originations of single-family rental property loans were $11.1 million, $5.8 million and $10.6 million for the years ended September 30, 2007, 2006 and 2005, respectively. Single-family residential mortgage loans secured by non-owner-occupied properties are made on a fixed-rate or an adjustable-rate basis and carry interest rates generally from 0.5% to 1.0% above the rates charged on comparable loans secured by owner-occupied properties. The maximum term on such loans is 30 years.

Construction Lending. A substantial portion of our construction loans are originated for the construction of owner-occupied, single-family dwellings in our primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on a fixed-rate or adjustable-rate basis. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between 0% and 1.5%. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. At September 30, 2007, $42.3 million, or 9.8%, of our gross loan portfolio consisted of commercial construction loans, acquisition and development loans, and construction loans on single family residences.

Prior to making a commitment to fund a loan, we require both an appraisal of the property by appraisers approved by the Board of Directors and a study of projected construction costs. We also review and inspect each project at the commencement of construction and as needed prior to disbursements during the term of the construction loan.

Consolidation in the building industry and the increasing presence in our market of large builders that are not locally based have limited our ability to compete for some loans to builders because our loans-to-one-borrower limitation constrains our ability to meet the volume requirements of the large builders. Our construction loans totaled $42.3 million, $39.0 million and $53.8 million at September 30, 2007, 2006 and 2005, respectively, and construction loan originations were $14.5 million, $14.7 million and $18.7 million during the years ended September 30, 2007, 2006 and 2005, respectively.

On occasion, we make acquisition and development loans to local developers to acquire and develop land for sale to builders who will construct single-family residences. Acquisition and development loans, which we consider to be construction loans, are made at rates that adjust monthly, based on the prime rate plus a negotiated margin, for terms of up to three years. Interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. Generally, in connection with acquisition and development loans, we issue a letter of credit to secure the developer’s obligation to local governments to complete certain work. If the developer fails to complete the required work, we would be required to fund the cost of completing the work up to the amount of the letter of credit. Letters of credit generate fee income but create additional risk. At September 30, 2007, we had 21 letters of credit outstanding totaling $1.0 million. All acquisition and development loans were performing in accordance with their terms at such date.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet our requirements of putting up additional funds to cover extra costs or change orders, then we will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. We have sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to our permanent mortgage loan financing for the subject property) in our market area. On loans to builders, we work only with selected builders with whom we have experience and carefully monitor the creditworthiness of the builders.

Commercial Real Estate Lending. A key strategic focus in recent years has been to increase our investment in commercial real estate loans, which tend to have higher yields than single-family mortgage loans and which have shorter terms to maturity or adjustable interest rates. With the addition of several new commercial loan officers, we have increased our commercial real estate loans from $53.7 million at September 30, 2003 to $119.6 million at September 30, 2007. At September 30, 2007, our commercial real estate loans amounted to 27.8% of our gross loan portfolio. Our commercial real estate loan portfolio includes loans to finance the acquisition of small office buildings, churches, commercial condominiums, small shopping centers and small commercial and industrial buildings. Such loans generally range in size from $100,000 to $5 million, with the largest having an outstanding principal balance of $5.4 million at September 30, 2007. Our largest commercial loan at September 30, 2007 was a loan to construct a two-story commercial condominium building in the Baltimore County White Marsh area. The loan was performing in accordance with its terms at September 30, 2007.

We offer fixed-rate and adjustable-rate mortgage loans secured by income-producing commercial real estate in our market area. Commercial real estate loans are originated with terms of up to 25 years. Commercial real estate loans generally amortize over a period of from 15 to 25 years but must be paid in full or refinanced in five years. Our adjustable-rate commercial real estate loans feature an interest rate indexed to the five-year treasury bill rate plus a margin. We also offer fixed-rate commercial real estate loans with 15-year terms. Commercial real estate loans generally are made in amounts not exceeding 80% of the lesser of the appraised value or the purchase price of the property.

Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, we generally limit such loans to our market area or to borrowers with which we have prior experience or who are otherwise known to us. It is our policy generally to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial real estate loans made to a legal entity, we seek, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the legal entity. See “Risk Factors—Risks Related to Our Business—Our increased emphasis on commercial real estate and commercial lending may expose us to increased lending risks.”

Commercial Lines of Credit. We provide commercial lines of credit to businesses within our market area. These loans are secured by business assets, including real property, equipment, automobiles and consumer leases. Generally, all loans are further personally guaranteed by the owners of the business. The commercial lines have adjustable interest rates tied to the prime rate and are offered at rates from prime plus 0% to prime plus 3  1/2%. As of September 30, 2007, we had $13.0 million of such loans outstanding.

Commercial Leases. When market conditions, interest rates, and credit risk warrant, we will accept, without recourse, assignments of commercial secured machinery and equipment leases from reputable commercial leasing companies in the Baltimore-Washington metropolitan area. The purpose of the commercial leasing program is to further diversity our lending portfolio by accumulating a portfolio of leases that produce a higher rate of return than other lending activities, minimize credit risk and improve interest rate sensitivity of the financial institution’s overall asset base. At September 30, 2007, commercial leases totaled $4.6 million, or 1.0% of our gross loan portfolio.

Consumer Lending. Our consumer loans consist of automobile loans, home equity lines of credit and loans secured by savings deposits.

Automobile loans totaled $30.5 million, or 7.1%, of our gross loan portfolio, at September 30, 2007. Automobile loans are secured by both new and used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the “invoice price” or clean “blue book” value, whichever is lower, or, with respect to used automobiles, the loan values as published by a wholesale value listing utilized by the automobile industry. Automobile loans are made directly to the borrower-owner. New and relatively new cars (less than two years old or 20,000 miles or less) are financed for a period generally of up to six years, while used cars are financed for a period generally of up to five years, or less, depending on the age of the car. Collision insurance is required for all automobile loans. We also maintain a blanket collision insurance policy that provides insurance for any borrower who allows his insurance to lapse. When an automobile that collateralizes a loan is repossessed, we compare the published wholesale value of the particular car make and model to the loan carrying amount. Any deficiency between the automobile’s estimated value and the loan balance is charged to the allowance for loan losses and the asset is transferred to the Other Assets category on the balance sheet. Once the automobile is sold, any difference between the amount realized and the carrying value is then charged to “Loss on repossessed assets.”

We originate second mortgage loans and home equity lines of credit. As of September 30, 2007, home equity lines of credit totaled $17.0 million, or 3.9%, of our gross loan portfolio. Second mortgage loans are made at fixed rates and for terms of up to 15 years and totaled $21.2 million, or 4.9%, of our gross loans at September 30, 2007.

Our home equity lines of credit currently have adjustable interest rates tied to the prime rate and can be offered anywhere from as low as the prime rate less 0.50% up to the prime rate plus 1.0%. The interest rate may not adjust to a rate higher than 18%. The home equity lines of credit require monthly payments until the loan is paid in full, with a loan term not to exceed 30 years. The minimum monthly payment is the outstanding interest. Home equity lines of credit are secured by subordinate liens against residential real property. We require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover the loan.

We make savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally 2.0% above the rate paid on the related savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis. At September 30, 2007, savings account loans accounts totaled $1.2 million, or .28%, of our gross loan portfolio.

As part of our loan strategy, we have diversified our lending portfolio to afford us the opportunity to earn higher yields and to provide a fuller range of banking services. These products have generally been in the consumer area and include boat loans and loans for the purchase of recreational vehicles. Such loans totaled $1.5 million at September 30, 2007.

Consumer lending usually affords us the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

Loan Fees and Servicing. We receive fees in connection with late payments and for miscellaneous services related to our loans. We also charge fees in connection with loan originations typically from 0 to 3 points (one point being equal to 1% of the loan amount) on residential and commercial loan originations. We service loans sold to Freddie Mac and Fannie Mae. We also service participation loans originated and sold by us with servicing retained, but earn minimal income from this activity.

Nonperforming Loans and Other Problem Assets. It is our policy to continually monitor our loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, we take immediate steps to have the delinquency cured and the loan restored to current status. Loans which are past due 15 days incur a late fee of 5% of principal and interest due. As a matter of policy, we will send a late notice to the borrower after the loan has been past due 15 days and again after 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. In the case of automobile loans, late notices are sent after loans are ten days delinquent, and the collateral is seized after a loan is delinquent 60 days. Repossessed cars subsequently are sold at auction.

Loans generally are placed on non-accrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectibility of principal and interest, or management concludes that payment in full is not likely. Consumer loans are generally charged off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged off when management concludes that they are uncollectible. See note 3 of the notes to the consolidated financial statements in this prospectus.

Real estate we acquire as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See note 3 of the notes to the consolidated financial statements.

The following table sets forth information with respect to our nonperforming assets at the dates indicated. At the dates indicated, we had no restructured loans.

	At September 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
Real estate:
Single-family residential (2)	$—	$69	$647	$266	$59
Single-family rental property	—	—	—	—	—
Commercial	2,266	2,381	91	606	166
Construction (3)	—	—	—	—	—
Commercial lines of credit	—	—	—	—	—
Commercial loans secured	—	—	—	—	—
Consumer	24	42	—	—	75

Total	$2,290	$2,492	$738	$872	$300
Accruing loans which are contractually past due 90 days or more:
Real estate:
Single-family residential	$—	$—	$—	$—	$—
Single-family rental property	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Commercial lines of credit	—	—	—	—	—
Commercial loans secured	—	—	—	—	—
Consumer	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Total non-performing loans	$2,290	$2,492	$738	$872	$300

Percentage of gross loans	.53%	.51%	.15%	.21%	.08%

Percentage of total assets	.37%	.32%	.09%	.11%	.04%

Other non-performing assets (4)	$108	$130	$86	$33	$283

Loans modified in troubled debt restructuring	$—	$—	$—	$—	$—

(1)	Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectibility of the loan.
(2)	Includes fixed-rate second mortgage loans.
(3)	Includes acquisition and development loans.
(4)	Other nonperforming assets include Baltimore County Savings Bank’s inventory of repossessed cars.

The primary reason for the increase in nonaccrual loans from $738,000 at September 30, 2005 to $2.3 million at September 30, 2007 was a single commercial real estate loan that became nonaccrual during the year ended September 30, 2006. The loan is secured by a mixed retail and office use commercial office building in Timonium, Maryland. The loan had an outstanding principal balance of $2.3 million at September 30, 2007, and the property securing the loan was appraised at $2.6 million. The borrower is in bankruptcy. The property securing the loan is approximately 70% leased, the tenant makes rental payments directly to us, and we use these payments to reduce the principal outstanding balance of the loan.

During the year ended September 30, 2007, gross interest income of $192,000 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the year. Interest on such loans included in income during the year ended September 30, 2007 amounted to $18,000.

At September 30, 2007, we had no loans which were not classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

At September 30, 2007, we had $2.4 million in non-performing assets, consisting of nonaccrual loans, repossessed assets and foreclosed real estate, representing .35% of total assets. At September 30, 2007, non-accrual loans consisted of one commercial loan with an outstanding principal balance of $2.3 million and consumer loans aggregating $14,000. Net chargeoffs for the year ended September 30, 2007 were $146,000. Our allowance for loan losses was $2.6 million at September 30, 2007 and $2.7 million at September 30, 2006. We have no direct sub-prime or Alt-A loan exposure in our loan portfolio.

There was one impaired commercial loan at September 30, 2007 with an outstanding balance of $2.3 million. This was a single commercial real estate loan that was classified as nonaccrual during the year ended September 30, 2006. The loan is secured by a mixed retail and office use commercial office building in Timonium, Maryland. The loan had an outstanding principal balance of $2.3 million at September 30, 2007, and the property securing the loan was appraised at $2.6 million. The borrower is in bankruptcy. The property securing the loan is approximately 70% leased, the tenant makes rental payments directly to us, and we use these payments to reduce the principal outstanding balance of the loan. The property has been foreclosed upon and subsequently sold to a third party. We expect to recover funds covering the outstanding balance upon review of the foreclosure by the court auditor.

Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller, as measured by market transactions. If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through an appraisal at the time of foreclosure. We record a valuation allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to foreclosure, real estate acquired through foreclosure is periodically evaluated by management and an allowance for loss is established if the estimated fair value of the property, less estimated costs to sell, declines. At September 30, 2007, we had real estate owned valued at $94,000. We had $24,000 of other nonperforming assets, which consisted of our inventory of repossessed cars.

Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset meeting one of the classification definitions set forth below may be classified and still be a performing loan. An asset is classified as substandard if it is determined to be inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Such assets designated as special mention may include nonperforming loans consistent with the above definition. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution’s classifications. If a savings institution does not agree with an examiner’s classification of an asset, it may appeal this determination to the Office of Thrift Supervision Regional Director. Baltimore County Savings Bank regularly reviews its assets to determine whether any assets require classification or re-classification.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At September 30,
	2007	2006	2005
	(In thousands)
Special mention assets (1)	$1,866	$2,028	$1,533
Substandard assets (2)	5,692	2,561	850
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$7,558	$4,589	$2,383

(1)	At September 30, 2007, special mention assets included $92,000 in single-family residential mortgage loans 60 to 89 days delinquent, $56,000 in commercial loans and $30,000 in consumer loans 60 to 120 days delinquent.
(2)	Includes $2.3 million in non-accrual loans at September 30, 2007. Substandard assets at September 30, 2007 also includes two commercial real estate loans totaling $3.2 million.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At September 30,
	2007		2006		2005
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate – mortgage loans	$546	$92	$581	$—	$795	$30
Construction loans	—	—	—	—	—	—
Commercial loans	—	56	76	—		62
Consumer loans	788	30	1,372	32	655	26

Total	$1,334	$178	$2,029	$32	$1,450	$118

Allowance for Loan Losses. In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is our policy to maintain an adequate allowance for loan losses based on, among other things, our and the industry’s historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. We increase our allowance for loan losses by charging provisions for loan losses against our income.

We will continue to actively monitor our asset quality and allowance for loan losses. We will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowances for losses and believe such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

Our methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but are expected to have occurred. We conduct regular reviews of our assets and evaluate the need to establish allowances on the basis of this review. Allowances are established by management and reviewed by the Board of Directors on a monthly basis based on an assessment of risk in our assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Additional provisions for losses on loans are made in order to bring the allowance to a level deemed adequate. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, we would transfer the property to real estate acquired in settlement of loans initially at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value less estimated selling costs would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate would be recorded.

The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

	At September 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Balance at the beginning of the period	$2,679	$2,746	$2,587	$2,698	$2,199

Loans charged-off:
Real estate mortgage:
Single-family residential	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Commercial loans secured	—	—	—	—	—
Consumer	364	578	677	1,242	1,239

Total charge-offs	364	578	677	1,242	1,239
Recoveries:
Real estate mortgage:
Single-family residential	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Commercial loans secured	—	—	—	—	—
Consumer	218	317	383	423	379

Total recoveries	218	317	383	423	379
Net loans charged off	(146)	(261)	(294)	(819)	(860)
Provision for loan losses	117	194	453	708	1,359

Balance at the end of period	$2,650	$2,679	$2,746	$2,587	$2,698

Ratio of net charge-offs to average loans outstanding during the period	.03%	.06%	.07%	.22%	.22%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
	(Dollars in Thousands)
Real estate loans:
Single-family residential (1)	$633	38.19%	$697	44.50%	$548	40.44%	$578	43.47%	$539	46.33%
Single-family rental property	80	8.42	64	6.04	40	5.58	29	4.68	22	3.70
Commercial	976	27.77	591	21.87	707	15.55	455	15.69	396	13.85
Construction (2)	127	9.82	94	8.09	14	11.14	16	5.64	107	4.23
Commercial lines of credit	39	3.01	42	2.91	22	3.41	10	3.89	16	1.65
Commercial leases	27	1.06	28.98		2.68		—	.32	—	.21
Commercial loans secured	—	—	1.08		72.39		52.20		—	.03
Commercial loans unsecured	335.08		409.08		537.11		541.13		569.17
Consumer	433	11.65	753	15.45	804	22.70	906	25.98	1,049	29.83

Total allowance for loan losses	$2,650	100.00%	$2,679	100.00%	$2,746	100.00%	$2,587	100.00%	$2,698	100.00%

(1)	Includes fixed-rate second mortgage loans.
(2)	Includes acquisition and development loans.

Investment Activities

General. We are permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of Atlanta, certificates of deposit in federally insured institutions, certain bankers’ acceptances and federal funds. We may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require that we maintain an investment in Federal Home Loan Bank stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the Office of Thrift Supervision adjusts the percentage of liquid assets which savings associations are required to maintain. See “ – Regulation and Supervision – Regulation of Federal Savings Associations – Liquidity Requirements.”

We make investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify our assets, obtain yield and to satisfy certain requirements for favorable tax treatment. Our investment activities consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of securities issued or guaranteed by the U.S. government or agencies thereof. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in our investment policy. In addition, in the past we have invested in mutual funds that invest in mortgage-backed securities and securities issued or guaranteed by the U.S. government or agencies thereof. We liquidated our $35.3 million investment in mutual funds during the three months ended March 31, 2007. We perform analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under our current investment policy, securities purchases are made by our President. Our President and Chief Financial Officer have authority to sell investment securities, subject to our designation as available for sale, and purchase comparable investment securities with similar characteristics. At the end of each reporting period, management considers the guidance in both FSP 115-1 and SAB Topic 5.M. when determining if an investment is impaired. Management considers numerous factors in such evaluations, including, but not limited to, the length of time and extent to which market value has been less than cost, credit quality, current earnings or yield relative to alternative investments, and management’s ability and intent to retain the investment. The Board of Directors reviews securities transactions on a monthly basis.

Securities designated as “held to maturity” are those assets which we have the ability and intent to hold to maturity. Upon acquisition, securities are classified as to our intent, and a sale would only be effected due to deteriorating investment quality. The held to maturity investment portfolio is not used for speculative purposes and is carried at amortized cost. In the event we sell securities from this portfolio for other than credit quality reasons, all securities within the investment portfolio with matching characteristics may be reclassified as assets available for sale. Securities designated as “available for sale” are those assets which we may not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in retained earnings. At September 30, 2007, all our securities were classified as available for sale.

Mortgage-Backed and Related Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors. Such intermediaries may include quasi-governmental agencies such as Freddie Mac, Fannie Mae and Ginnie Mae which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of our assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations.

Mortgage-related securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

Mortgage-related securities, which include collateralized mortgage obligations, are typically issued by a special purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the mortgage-related securities. Once combined, the cash flows can be divided into “tranches” or “classes” of individual securities, thereby creating more predictable average lives for each security than the underlying pass-through pools. Accordingly, under this security structure, all principal paydowns from the various mortgage pools are allocated to a mortgage-related securities’ class or classes structured to have priority until it has been paid off. These securities generally have fixed interest rates, and, as a result, changes in interest rates generally would affect the market value and possibly the prepayment rates of such securities.

Some mortgage-related securities instruments are like traditional debt instruments due to their stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other mortgage-related securities instruments are entitled to the excess, if any, of the issuer’s cash flows. These mortgage-related securities instruments may include instruments designated as residual interest and are riskier in that they could result in the loss of a portion of the original investment. Cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest rate risk. We do not purchase residual interests in mortgage-related securities.

Our mortgage-backed securities portfolio consists primarily of seasoned fixed-rate and adjustable rate mortgage-backed securities. We make such investments in order to manage cash flow, diversify assets, obtain yield, to satisfy certain requirements for favorable tax treatment and to satisfy the qualified thrift lender test. See “Regulation and Supervision – Regulation of Federal Savings Associations – Qualified Thrift Lender Test.”

At September 30, 2007, mortgage-backed securities with an amortized cost of $78.5 million were classified as available for sale. At September 30, 2007, our available for sale mortgage-backed securities had a weighted average yield of 5.48%. We had no mortgage-backed securities classified as held to maturity at September 30, 2007.

At September 30, 2007, collateralized mortgage obligations with an amortized cost of $27.6 million were classified as available for sale. At September 30, 2007, our collateralized mortgage obligations had a weighted average yield of 5.57%.

The following table sets forth the carrying value of our investments at the dates indicated.

	At September 30,
	2007	2006	2005
	(Dollars in Thousands)
Securities available for sale:
U.S. government and agency securities	$3,970	$110,054	$116,443
Mortgage-backed securities	77,704	86,801	112,120
Collateralized mortgage obligations	27,295	—	—
Equity investments in mutual funds	—	33,014	34,943

Total available for sale	$108,969	$229,869	$263,506

Securities held to maturity:
U.S. government and agency securities	$—	$4,496	$1,995
Mortgage-backed securities	—	28,675	26,470

Total held to maturity	$—	$33,171	$28,465
Total	$108,969	$263,040	$291,971

The following table sets forth information in the scheduled maturities, and average yields for our investment portfolio at September 30, 2007. For investments classified as available for sale, and held to maturity, carrying value represents amortized cost.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Market Value	Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government and agency obligations	$—	—%	$2,000	4.69%	$1,000	5.25%	$1,000	5.55%	$4,000	$3,970	5.04%
Mortgage-backed securities	—	—	258	6.21	159	8.09	78,072	5.47	78,489	77,704	5.48
Collateralized mortgage obligations	—	—	—	—	—		27,591	5.57	27,591	27,295	5.57

Total available for sale	—		2,258		1,159		106,663		110,080	108,969

Securities held to maturity:
U.S. government and agency obligations	—	—	—	—	—	—	—	—	—	—	—
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—
Federal Home Loan Bank stock	—	—	—	—	—	—	2,270	5.72	2,270	2,270	5.72

Total held to maturity	—		—		—		2,270		2,270	2,270

Total	$—		$2,258		$1,159		$108,933		$112,350	$111,239

As we did not hold any securities which are exempt from federal taxation, there is no tax equivalency adjustment.

Deposit Activity and Other Sources of Funds

General. Deposits are the primary source of our funds for lending, investment activities and general operational purposes. In addition to deposits, we derive funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. We have the ability to borrow from the Federal Home Loan Bank of Atlanta.

Deposits. We attract deposits principally from within our market area by offering a variety of deposit instruments, including checking accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We establish maturities, terms, service fees and withdrawal penalties for deposit accounts on a periodic basis. We review our deposit mix and pricing on a weekly basis. In determining the characteristics of our deposit accounts, we consider the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. We believe we price our deposits comparably to rates offered by our competitors.

We attempt to compete for deposits with other institutions in our market area by offering competitively priced deposit instruments that are tailored to the needs of our customers. Additionally, we seek to meet customers’ needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of our depositors are Maryland residents. To provide additional convenience, we participate in the STAR automated teller machine network at locations throughout the mid-Atlantic and the South and the CIRRUS automated teller machine network at locations throughout the United States, through which customers can gain access to their accounts at any time. We currently have automated teller machines in all of our 18 offices. We also have remote automated teller machines at three area community colleges: Dundalk Community College, Catonsville Community College and Essex Community College. We also have an Internet-based banking system to provide additional customer convenience.

Savings deposits at September 30, 2007 were represented by the various types of savings programs described below.

Interest Rate (1)	Minimum Term	Category	Minimum Amount	Balances (in thousands)	Percentage of Total Savings
		Demand deposits:
.14%	None	NOW and Super NOW accounts	$250	$65,334	11.70%
3.12	None	Money market	250	18,339	3.28

		Total demand deposits		83,673	14.98
		Passbook savings deposits:
.58	None	Regular passbook	25	61,644	11.04
1.18	None	Money market passbook	10,000	19,988	3.58

		Total passbook savings deposits		81,632	14.62

		Certificates of Deposit

2.69	3 months or less	Fixed-term, fixed rate	$1,000	$6,859	1.23
4.20	6 months	Fixed-term, fixed rate	1,000	18,117	3.24
4.90	12 months	Fixed-term, fixed rate	100	87,825	15.73
4.90	18 months	Fixed-term, fixed rate	100	24,236	4.34
4.80	24 months	Fixed-term, fixed rate	100	45,160	8.09
4.12	30 months	Fixed-term, fixed rate	100	1,964.35
4.61	36 months	Fixed-term, fixed rate	100	8,101	1.45
4.75	48 months	Fixed-term, fixed rate	100	14,217	2.54
4.39	60 months	Fixed-term, fixed rate	100	67,059	12.01
4.79	$100,000 and over	Fixed-term, fixed rate	N/A	119,566	21.41

		Total certificates of deposit		393,104	70.39
		Accrued interest payable		48.01

		Total deposits		$558,457	100.00%

(1)	Represents weighted average interest rate.

The following table sets forth the change in dollar amount of deposits in the various types of accounts we offer between the dates indicated.

	Balance at September 30, 2007	% of Deposit	Increase (Decrease)	Balance at September 30, 2006	% of Deposits	Increase (Decrease)	Balance at September 30, 2004	% of Deposits
	(Dollars in thousands)
NOW	$65,334	11.70%	$6,703	$58,631	9.69%	$(4,866)	$63,497	10.62%
Money market deposit	18,339	3.28	689	17,650	2.92	5,470	12,180	2.04
Passbook savings deposits	81,632	14.62	(14,258)	95,890	15.85	(20,803)	116,693	19.53
Certificate of deposit	273,538	48.98	(28,238)	301,776	49.90	26,442	275,334	46.07
Certificate of deposit $100,000 and over	119,566	21.41	(11,076)	130,642	21.60	754	129,888	21.73
Purchase accounting premiums, net	—	—	—	—	—	(18)	18	—
Accrued interests payable	48.01		(208)	256.04		197	59.01

Total	$558,457	100.00%	(46,388)	$604,845	100.00%	$7,176	$597,669	100.00%

The following tables set forth the average balances and average interest rates based on month-end balances for various types of deposits as of the dates indicated.

	For the Year Ended September 30,
	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
NOW	$35,988.27%		$41,296.24%		$38,509.32%
Money market deposits	18,432	3.15	15,930	3.03	13,938.95
Passbook savings deposits	89,846.78		96,929	1.05	118,817.93
Noninterest-bearing demand deposits	24,441	—	21,786	—	23,213	—
Certificates of deposit	415,370	4.58	432,011	3.88	395,372	3.38

Total	$584,077	3.49	$607,952	3.02	$589,849	2.49

The following table sets forth our time deposits classified by rates at the dates indicated.

	At September 30,
	2007	2006	2005
	(Dollars in Thousands)
0.26 – 2.00%	$4,933	$226	$19,290
2.01 – 4.00	49,247	84,540	237,946
4.01 – 6.00	338,924	347,596	138,052
6.01 – 7.25	—	56	9,934

Total	$393,104	$432,418	$405,222

The following table sets forth the amount and maturities of time deposits at the dates indicated.

Rate	At September 30, 2007
	Less Than One Year	1 – 2 Years	2 – 3 Years	After 3 Years	Total
	(In Thousands)
0.26 – 2.00%	$10	$4,923	$—	$—	$4,933
2.01 – 4.00	40,940	8,180	34	93	49,247
4.01 – 6.00	212,240	106,430	15,143	5,111	338,924

Total	$253,190	$119,533	$15,177	$5,204	$393,104

The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2007. At such date, such deposits represented 21.4% of total deposits and had a weighted average rate of 4.79%.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$22,044
Over three through six months	27,343
Over six through 12 months	25,299
Over 12 months	44,880

Total	$119,566

The following table sets forth our savings activities for the periods indicated.

	At September 30,
	2007	2006	2005
	(In Thousands)
Deposits	$1,112,039	$827,491	$771,529
Withdrawals	(1,178,832)	(838,694)	(769,193)

Net (decrease) increase before interest credit	(66,793)	(11,203)	2,336
Interest credited	20,405	18,379	14,711

Net (decrease) increase in savings deposits	$(46,388)	$7,176	$17,047

In the unlikely event Baltimore County Savings Bank is liquidated, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of Baltimore County Savings Bank.

Borrowings. Savings deposits historically have been the primary source of funds for our lending, investments and general operating activities. We are authorized, however, to use advances from the Federal Home

Loan Bank of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the Federal Home Loan Bank System, we are required to own stock in the Federal Home Loan Bank of Atlanta and are authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. We have a Blanket Agreement for advances with the Federal Home Loan Bank under which we may borrow up to 80% of assets subject to normal collateral and underwriting requirements. Advances from the Federal Home Loan Bank of Atlanta are secured by our stock in the Federal Home Loan Bank of Atlanta and other eligible assets. At September 30, 2007, we had $20.0 million in outstanding Federal Home Loan Bank advances.

The following table sets forth certain information regarding our short-term borrowings at the end of and during the periods indicated:

	At or For the Year Ended September 30,
	2007	2006	2005
	(Dollars in thousands)
Outstanding advances from FHLB	$10,000	$40,000	$81,150
Weighted-average rate paid on advances from FHLB	4.34%	6.21%	3.35%
Maximum outstanding advances from FHLB at any month end	$134,700	$143,664	$131,505
Weighted-average rate paid on advances from FHLB	5.13%	4.181%	3.349%
Average advances from FHLB outstanding	$59,559	$63,457	$53,632

On June 27, 2002, BCSB Bankcorp established a Delaware business trust subsidiary, which issued and sold to private investors 12,500 preferred securities with a liquidation amount of $1,000 per security, for a total of $12.5 million of preferred securities. BCSB Bankcorp funded the trust with $387,000 in exchange for 100% of the trust’s common securities. The trust used the proceeds from these transactions to purchase $12,887,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bankcorp makes periodic interest payments on the debentures to the trust, and the trust in turn makes interest payments on the trust preferred securities to the private investors. The trust preferred securities issued by the trust and the junior subordinated debentures held by the trust are due June 30, 2032. The rate is 3.65% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2007 was 9.01%. The junior subordinated debentures are the sole assets of the trust. The subordinated debt securities are unsecured and rank junior and are subordinate in right of payment to all senior debt of BCSB Bankcorp. BCSB Bankcorp has guaranteed repayment on the trust preferred securities issued by the trust. BCSB Bankcorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank. The $12.5 million proceeds from the subordinated debt securities are includable as part of Tier 1 regulatory capital for Baltimore County Savings Bank.

On September 29, 2003, BCSB Bankcorp established a second Delaware statutory trust subsidiary, which issued and sold to private investors 10,000 preferred securities with a liquidation amount of $1,000 per security, for a total of $10.0 million of preferred securities. BCSB Bankcorp funded the trust with $310,000 in exchange for 100% of the trust’s common securities. The Statutory Trust used the proceeds from these transactions to purchase $10,310,000 of floating rate junior subordinated debentures from BCSB Bankcorp. BCSB Bankcorp makes periodic interest payments on the debentures to the trust, and the trust in turn makes interest payments on the trust preferred securities to the private investors. The trust preferred securities and junior subordinated debentures are due October 7, 2033. The rate is 3.00% per annum over the three-month LIBOR rate and resets quarterly. The rate at September 30, 2007 was 8.65%. The junior subordinated debentures are the sole assets of the trust. The subordinated debt securities are unsecured and rank junior and are subordinate in right of payment to all senior debt of BCSB Bankcorp, and BCSB Bankcorp has guaranteed repayment on the trust preferred securities issued by the trust. BCSB Bankcorp used the proceeds from these transactions to increase the capital of Baltimore County Savings Bank. The $10.3 million proceeds from the subordinated debt securities are includable as part of Tier 1 regulatory capital for Baltimore County Savings Bank.

During the year ended September 30, 2007, BCSB Bankcorp had a total interest expense of $2.1 million related to its trust preferred securities. Payments to be made by the trusts on the trust preferred securities are dependent on payments that BCSB Bankcorp has undertaken to make on the debentures. Distributions on the trust preferred securities are payable quarterly at a rate of 3.65% per annum over the three-month LIBOR rate in the case of the first issuance of trust preferred securities and 3.00% per annum over the three-month LIBOR rate in the case of the second issuance of trust preferred securities. The distributions are funded by interest payments received on the debentures and are subject to deferral for up to five years under certain conditions. Distributions are included in interest expense. BCSB Bankcorp may redeem the debentures, in whole or in part, at par at any time after approximately five years from the date of issuance, or under certain conditions in whole but not in part, at any time at a redemption price equal to 103% of the principal amount plus any accrued unpaid interest.

Subsidiary Activities

As a federally chartered savings bank, Baltimore County Savings Bank is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of September 30, 2007, Baltimore County Savings Bank was authorized to invest up to approximately $19.5 million in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock.

Baltimore County Savings Bank has one subsidiary service corporation, Ebenezer Road, Inc. (“Ebenezer Road”). Ebenezer Road is an insurance agency that sells primarily vendors’ single interest insurance on automobile loans, as well as annuity products. The fees from the activities of its subsidiaries were immaterial during the year ended September 30, 2007.

Baltimore County Savings Bank Foundation, Inc.

We established the Baltimore County Savings Bank Foundation, Inc. in 1998 in connection with the formation of our mutual holding company. At that time, we contributed to the foundation 75,000 shares of our common stock with a market value of $750,000 based on the $10.00 sale price for our common stock in our 1998 stock offering. To maintain favorable tax status, the foundation must make annual grants equal to 5% of its assets, and grants are made to charitable and educational causes in our market area. The foundation currently owns 42,350 shares of our common stock, and four of the foundation’s nine trustees are directors of Baltimore County Savings Bank. All shares of common stock owned by the foundation must be voted in the same proportion as all other shares of our common stock are voted on any matter to come before the stockholders.

Properties

The following table sets forth the location and certain additional information regarding the our offices at September 30, 2007.

	Year Opened	Owned or Leased		Expiration Date (If Leased) (1)	Book Value at September 30, 2007	Approximate Square Footage	Deposits at September 30, 2007
							(Deposits in Thousands)
Main Office:
Perry Hall	1955	Leased	(2)	November 2018	$162,634	8,000	$129,806

Branch Offices:
Bel Air	1975	Leased		May 2013		1,200	43,980
Dundalk (3)	1976	Leased		June 2011		1,700	44,543
Timonium	1978	Leased		July 2013		1,250	58,021
Catonsville	2003	Leased		April 2011		3,550	46,423
Abingdon	1999	Leased	(2)	October 2008	403,836	1,800	13,298
Forest Hill	1999	Leased	(2)	July 2019	346,450	1,800	24,886
Essex	1999	Leased		November 2012		3,200	17,343
Hickory	2000	Leased	(2)	January 2020	399,468	1,800	12,403
White Marsh	2000	Leased	(2)	January 2015	483,604	1,800	31,986
Carney	2001	Leased		July 2011		2,100	24,307
Lutherville (4)	2002	Owned			614,911	7,440	23,502
Golden Ring (4)	2002	Leased		May 2011			27,729
Hamilton (4)	2002	Owned			153,835	1,500	9,177
Ellicott City (4)	2002	Leased		August 2020			25,140
Honeygo	2005	Leased	(2)	December 2025	686,621	1,800	11,393
Sparks	2005	Leased	(2)	December 2025	644,317	1,800	11,292
Owings Mills	2005	Leased	(2)	September 2026	786,375	1,800	3,230

Administrative Office:
4111 E. Joppa Road	1994	Owned			1,144,161	18,000
4117 E. Joppa Road	2003	Owned			175,660	2,616

(1)	All leases have at least one five-year option, except for Catonsville, Dundalk, Ellicott City and Timonium locations.
(2)	Building is owned, but the land is leased.
(3)	Baltimore County Savings Bank also is leasing a kiosk and drive-in ATM facility at this location.
(4)	Branch acquired in WHG Bancshares acquisition.

The book value of Baltimore County Savings Bank’s investment in premises and equipment totaled $10.5 million at September 30, 2007. See Note 5 of Notes to Financial Statements.

Employees

As of September 30, 2007, we had 150 full-time and 29 part-time employees, none of whom were represented by a collective bargaining agreement. We consider our relationships with our employees to be good.

Legal Proceedings

From time to time, we are a party to various legal proceedings incident to our business. Except as set forth below, at September 30, 2007, there were no legal proceedings to which we were a party, or to which any of our property was subject, which were expected by management to result in a material loss to Baltimore County Savings Bank, M.H.C., BCSB Bankcorp or Baltimore County Savings Bank. There are no pending regulatory proceedings to which we and our subsidiaries are a party or to which any of our properties is subject which are currently expected to result in a material loss, although Baltimore County Savings Bank has entered into a Supervisory Agreement with the Office of Thrift Supervision. For discussion of the supervisory agreement, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Supervisory Agreement.”

We have submitted a proof of claim and filed related claims in the pending Chapter 11 bankruptcy case of a former commercial deposit customer, Colleen, Inc., in the amount of $10,673,299.56, arising out of a check-kiting scheme that was perpetrated against Baltimore County Savings Bank by the customer, and its principal owners, Alec C. Satisky and Brian I. Satisky. (In re Colleen, Inc., United States Bankruptcy Court for the District of Maryland, Baltimore Division, Case No.: 06-13748 NVA). Baltimore County Savings Bank has filed similar claims in the estate of Alec C. Satisky, pending before the Register of Wills of Baltimore County, Maryland (Estate No.: 140026), and in a civil action filed against Brian I. Satisky in the Circuit Court of Baltimore County, Maryland (Case No.: 03-C-06-6942). The civil action against Brian I. Satisky has been stayed by the filing of an involuntary Chapter 7 bankruptcy case against Brian I. Satisky (In re Brian I. Satisky, Case No.: 06-15796-MVA). We continue to aggressively pursue further collection of losses sustained as a result of the check-kiting scheme previously reported and have expensed an additional $296,000 on a pre-tax basis in connection with pursuing and defending various claims in the bankruptcy estate of the former customer and with other litigants with competing claims seeking to recover limited available assets. We feel it is prudent to recognize this expense at this time in light of the complex and protracted nature of the ongoing proceeding. At this time, we do not believe, however, that we will incur additional material expenses in connection with this matter.

Baltimore County Savings Bank obtained judgments on September 17, 2003 in the amount of $705,785 against ATG Sales, LLC T/A Auto Gallery and Robert P. and Karen R. King before the Circuit Court of Baltimore County, and filed a similar claim against Robert P. King in a pending bankruptcy case in the United States Bankruptcy Court for the District of Maryland (Baltimore) on September 3, 2004. The judgments seek to secure Baltimore County Savings Bank’s interest in connection with a delinquent commercial loan and over advance liability of the defendants. Baltimore County Savings Bank has foreclosed upon certain collateral and entered into a forbearance and repayment agreement with the Defendant.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

General

BCSB Bankcorp’s net income is dependent primarily on its net interest income, which is the difference between interest income earned on its interest earning assets and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. BCSB Bankcorp’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, BCSB Bankcorp’s net income also is affected by the level of other income, which primarily consists of fees and charges, and levels of non-interest expenses such as salaries and related expenses.

The operations of BCSB Bankcorp are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in BCSB Bankcorp’s market area.

Supervisory Agreement and Other Commitments

The Office of Thrift Supervision had developed concerns with Baltimore County Savings Bank’s record of compliance with the Bank Secrecy Act with regard to the development and implementation of systems for an internal risk assessment and upgraded monitoring as proscribed by Interagency Guidance issued on April 26, 2005.

The Office of Thrift Supervision also expressed concern with regard to Baltimore County Savings Bank’s methodology to confirm adequate flood insurance for complex condominium units covered by blanket insurance policies, written guidelines as to what factors are to be used when determining whether to grant an exception to Baltimore County Savings Bank’s underwriting criteria for approving motor vehicle loans obtained through dealer referrals and, the need to develop a comprehensive three-year business plan to address the need to improve weak operating performance, manage growth, maintain a satisfactory capital position and mitigate the erosion of cash resources.

On December 8, 2005, Baltimore County Savings Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. Pursuant to the terms of the Supervisory Agreement, we agreed as follows:

•	To take all necessary and appropriate actions to comply with the Bank Secrecy Act and the Flood Disaster Protection Act and applicable regulations under these acts.

•

Within 60 days, to prepare, adopt and submit for review and approval by the Office of Thrift Supervision a comprehensive three year business plan that considers our existing operations, business strategies, current market conditions, local demographics, earnings, available resources and existing capital levels. We must implement the business plan as approved by the Office of Thrift Supervision, and any material modifications to the business plan must be submitted to the Office of Thrift Supervision 45 days prior to implementation.

•

To review and revise as necessary our written policy for compliance with the Bank Secrecy Act laws and regulations. In amending the Bank Secrecy Act compliance program, the Board of Directors must: (i) review and revise as necessary our written methodology for assigning risk levels; (ii) strengthen our customer identification program; (iii) review and revise as necessary our written internal controls, due diligence processes and oversight and monitoring procedures; (iv) strengthen our currency transaction reporting procedures; (v) review and revise as necessary our specific review procedures to ensure the accurate completion and timely filing of all currency transaction reports; and (vi) strengthen Baltimore County Savings Bank’s independent testing of Bank Secrecy Act compliance. The Board also must review our Bank Secrecy Act compliance program on an annual basis to assess its adequacy and compliance with applicable Bank Secrecy Act laws and regulations and, within 60 days, review and revise our policies and procedures for conducting annual independent testing of our Bank Secrecy Act compliance program.

•

To review and amend as necessary our Flood Disaster Protection Act policy and procedures to ensure that appropriate flood insurance, if required, is obtained and maintained for all properties securing a loan from us. We also must ensure that our personnel receive appropriate training and periodically review our compliance with the Flood Disaster Protection Act policy.

•	To review and revise as necessary our written indirect automobile loan underwriting policies and procedures to strengthen and improve our automobile underwriting and approval process.

The Supervisory Agreement will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision.

In addition to the Supervisory Agreement, we have made certain other commitments to the Office of Thrift Supervision. These commitments are as follows:

•	Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision.

•	BCSB Bankcorp will not declare or pay any dividends, nor will it incur any debt, without the prior written approval of the Office of Thrift Supervision.

•	Our Board of Directors will revise our internal control policies and procedures related to higher risk accounts in accordance with our Bank Secrecy Act compliance program.

We believe we have fully adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement. While we believe we are in compliance with the terms of the Supervisory Agreement and our additional commitments, a failure to comply with the Supervisory Agreement and our additional commitments could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of civil monetary penalties. We have incurred significant additional regulatory compliance expense in connection with the Supervisory Agreement and our additional commitments. Through September 30, 2007, we estimate that we have incurred approximately $190,000 in costs as a result of addressing issues included in the Supervisory Agreement. However, regulatory compliance expense attributable to the Supervisory Agreement and our additional commitments is not anticipated to have a material financial impact on us in the future, except that, if we are unable to complete this offering, BCSB Bankcorp’s commitment not to incur debt, and Baltimore County Savings Bank’s commitment not to pay a dividend to BCSB Bankcorp, without prior Office of Thrift Supervision approval, could adversely affect our ability to meet our obligations under our trust preferred securities. For further information, see “Risk Factors—Risks Related to Our Business—We are subject to the restrictions and conditions of a Supervisory Agreement with, and other commitments have made to, the Office of Thrift Supervision. Failure to comply with the Supervisory Agreement could result in additional enforcement action against us, including the imposition of monetary penalties, and could adversely affect our ability to meet our obligations under our trust preferred securities.” and “Regulation and Supervision.”

Given the declining yield on the indirect automobile lending program and the required loss reserves, in 2005 we made the decision to end our indirect automobile lending program. The portfolio balances for the indirect automobile lending program have decreased from $65.9 million at December 31, 2005 to $21.4 million at September 30, 2007, since this decision. As part of our application for conversion, we filed an amended business plan with the Office of Thrift Supervision on January 18, 2008 to take into account the conversion, the suspension of dividends, a balance sheet restructuring and certain losses from a check-kiting scheme that made the original business plan obsolete. The Office of Thrift Supervision approved our application for conversion and raised no objection to our amended business plan.

Our Business Strategy

Our then President resigned in July 2006 from his positions as an officer and director of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, Baltimore County Savings Bank and all subsidiaries, at which time Mr. David M. Meadows, our current Executive Vice President, General Counsel and Secretary, was named President and Chief Executive Officer on an interim basis while the Board of Directors conducted a search for a permanent President and Chief Executive Officer. Effective November 27, 2006, Mr. Joseph J. Bouffard was named President and Chief Executive Officer of Baltimore County Savings Bank, M.H.C., BCSB Bankcorp and Baltimore County Savings Bank. Under Mr. Bouffard’s leadership, we identified several operational challenges and a business strategy to address those challenges.

We are currently faced with several operational challenges that, if not addressed, will hinder our ability to generate competitive returns. These challenges consist of the following:

•

Supervisory Agreement—Presently, we are operating under a Supervisory Agreement with the Office of Thrift Supervision. While we believe we have complied with the provisions of the Supervisory Agreement, we continue to devote significant management resources to ensuring that we comply with all the substantive and procedural requirements of the Agreement and we cannot predict whether the Office of Thrift Supervision will terminate the Supervisory Agreement.

•

Limited cash at our holding company—As of September 30, 2007, we had $23.2 million in outstanding trust preferred securities obligations. $12.9 million of these securities carried an adjustable interest rate equal to the London Interbank Offered Rate, known as LIBOR, plus a margin of 365 basis points, and the remaining $10.3 million of these securities carried an adjustable interest rate equal to LIBOR plus a margin of 300 basis points, which amounted to 9.01% and 8.65%, respectively, at September 30, 2007. Pursuant to these instruments, BCSB Bankcorp makes quarterly interest payments, which payments totaled $2.1 million during the year ended September 30, 2007.

At September 30, 2007, BCSB Bankcorp had cash and other liquid assets totaling $3.1 million at the holding company level. Assuming that (i) interest rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank or the completion of the conversion, BCSB Bankcorp would deplete its liquid assets by the end of 2008. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise additional capital, BCSB Bankcorp could at some point in the future fail to meet its trust preferred securities obligations. In such event, after five years following failure to make payments on its trust preferred securities obligations, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

If the offering is completed, we expect to use a portion of the net proceeds retained by BCSB Bancorp to redeem an outstanding issuance of trust preferred securities, thereby reducing our annual interest payments on junior subordinated debentures. As a result, if the offering is completed, and assuming that interest rates remain stable and there are no other changes in BCSB Bancorp’s ongoing holding company level expenses, we estimate that, absent cash dividends from Baltimore County Savings Bank, BCSB Bancorp would not deplete its liquid assets for at least two years.

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Low Interest Rate Spread—For the years ended September 30, 2007 and 2006, our interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 2.04% and 1.96%, respectively. Our low interest rate spread reflects the composition of our balance sheet and the fact that in recent years, short-term market interest rates, which are used as a guide to price our deposits, have increased, while longer-term market interest rates, which are used as a guide to price our longer-term loans, have not increased as rapidly. At September 30, 2007, we had total mortgage-backed securities of $105.0 million, all of which were available for sale and carried an average yield of 5.46%. In addition, at September 30, 2007 we had $20.0 million in Federal Home Loan Bank advances with an average cost of 4.39%.

With the addition of a new President and Chief Executive Officer, we have identified four long-term goals we will seek to achieve. These goals are intended to allow us to overcome the challenges outlined above, and are as follows:

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Work to Achieve Office of Thrift Supervision Termination of the Supervisory Agreement—We will seek to demonstrate to the Office of Thrift Supervision that we have fully complied with the requirements of the Supervisory Agreement and that the Office of Thrift Supervision may terminate the Supervisory Agreement, although we cannot predict whether or when the Office of Thrift Supervision will terminate the Supervisory Agreement. If we are successful, we can return to a more typical level of regulatory oversight and redirect management resources from Supervisory Agreement compliance to operational matters.

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Raise Capital—We believe that the additional capital we raise in the conversion will provide us with a sound financial foundation that will help us to achieve our first strategic goal of seeking Office of Thrift Supervision termination of the Supervisory Agreement and our third strategic goal, described below, of improving income. In addition, additional capital will reduce the existing risk that we may in the future be unable to meet our obligations under our outstanding trust preferred securities.

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Improve Income—We had net losses of $2.9 million and $7.4 million during the years ended September 30, 2007 and 2006, respectively. We had net income of $601,000 and $885,000 during the years ended September 30, 2005 and 2004, respectively. During the year ended September 30, 2007, we incurred losses of $7.1 million on a pre-tax basis, or $4.9 million after taxes, from the sale of mortgage-backed securities, investment securities and loans in connection with the restructuring of our balance sheet described below. Significantly contributing to our operating loss during the year ended September 30, 2006 was a $6.9 million loss, after taxes, we incurred in a check-kiting scheme. For further information regarding the check-kiting scheme, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Check-Kiting Losses” and “Risk Factors—Risks Related to Our Business—We do not expect to recover all of our losses from a recent check kiting scheme, and our recovery efforts are expected to take a long period of time and may result in further expenses or litigation.” We have developed a long-term strategic plan to increase income. Our strategic plan consists of the following initiatives:

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Transformation of the Balance Sheet—We are in the process of transforming our balance sheet by emphasizing assets and liabilities that are intended to allow us to increase our net interest margin while reducing exposure to risk from interest rate fluctuations. We have completed some of this transformation and have commenced additional long-term initiatives.

During the year ended September 30, 2007, we restructured our balance sheet as follows:

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We sold approximately $169.1 million of mortgage-backed securities and investment securities with an average yield of 3.51%. We used $73.0 million of the proceeds from these sales to prepay Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially were invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts we expect to occur as we reduce our rates on certificates of deposit in an effort to reduce our use of certificates of deposit as a funding source.

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We sold $31.9 million of mutual funds and sold $46.4 million of fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months. Approximately 75% of the proceeds from these sales were used to purchase investment securities with a yield of 5.4%. We expect to use the remaining proceeds from the sale of single-family mortgage loans to originate commercial mortgage loans as opportunities to do so become available.

As a result of this balance sheet restructuring, we expect to increase our interest rate spread, reduce our exposure to risks of interest rate fluctuations and increase our capital ratios. In connection with this balance sheet restructuring, we incurred an after-tax charge to income of $4.9 million during the three months ended March 31, 2007. At September 30, 2007, we had $393.1 million in certificates of deposit, representing 70.4% of total deposits at that date. Of that amount, $119.6 million, representing 21.4% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. These jumbo certificates have an average cost of 4.79%. $74.7 million of our jumbo certificates will mature within 12 months of September 30, 2007. Our experience has been that many of our customers that hold large balance certificates of deposit have no other customer relationships with us and are not among our most profitable customers. As we reduce our rates on certificates of deposit, we believe we will reduce our outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce our average cost of funds.

This balance sheet restructuring reduced our assets and liabilities by approximately $169.1 million. Pursuant to the restructuring we decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. We presently do not contemplate any further balance sheet reduction, unless we ultimately decide to sell or close one or more branches in connection with our branch review process described below.

The restructuring of our balance sheet is intended to reduce interest rate risk, improve interest rate margins and enhance our capital ratios. There were no known credit issues with any of the assets that were sold. The losses associated with the assets sold as a result of the restructuring were generally a reflection of the assets’ yield in the current interest rate environment. Our recent analysis indicated that without taking this action, net interest margins and net income would decline in future periods. We believe that the balance sheet restructuring, combined with the proceeds from the offering discussed in this prospectus, will improve profitability going forward, although we may not be successful in achieving improved earnings. The decision to execute the restructuring occurred on March 21, 2007 and was only considered after our Board of Directors approved the Plan of Conversion and Reorganization on February 14, 2007.

In addition to the balance sheet restructuring, over the long term, we will seek to gradually increase our investment in high quality, commercial real estate loans and commercial business loans, while reducing our current concentrations in single-family mortgage loans and mortgage-backed securities. In the short term, we will fund commercial real estate and commercial business loan originations from the cash flow from our investment and mortgage-backed securities portfolio.

At September 30, 2007, single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit represented 38.2%, 8.4%, 27.8%, 9.8% and 3.0%, respectively, of our gross loan portfolio. Gradually over the next few years, we will seek to increase commercial real estate loans and commercial business loans.

Commercial real estate and commercial business loans provide us with the opportunity to earn more interest income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we intend to pursue the larger lending relationships associated with these opportunities. To assist us in our efforts to increase commercial real estate and commercial business lending, we will seek to add expertise in our commercial loan department through the hiring of experienced personnel, although we may not be able to attract qualified loan personnel.

We expect to receive net proceeds from our offering of between $17.4 million and $24.0 million, of which between $8.7 million and $12.0 million will be contributed to Baltimore County Savings Bank. We expect to use a portion of the net proceeds retained by BCSB Bancorp to redeem some of an issuance of outstanding trust preferred securities that can be redeemed without penalty. Initially, we will invest the remaining net proceeds from the offering in US government and agency securities, which generally earn yields below those available on loans. We originated $92.0 million in loans during the year ended September 30, 2007, and we anticipate that within the first year following the offering we will be able to reinvest the proceeds we contribute to Baltimore County Savings Bank into loans.

With respect to liabilities, our strategy is to emphasize transaction and money market accounts, while decreasing our reliance on certificates of deposit. We value transaction and money market accounts because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit that we have traditionally relied on for our funding. We will seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, we intend to expand our current line of business-related accounts for our commercial customers. We also intend to increase core deposits by better utilizing our branch network.

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Increase Noninterest Income—Our Board of Directors has directed management to identify opportunities within the organization to generate increased noninterest income. We will seek to capitalize on our existing branch network by developing additional products and/or services to offer our existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

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Top to Bottom Review of Branch Network—We believe that our extensive network of 18 branches in Baltimore, Harford and Howard Counties and Baltimore City is a strength of our institution. We are in the process of undertaking a complete review of all of our branches to ensure that we maximize the potential profitability we can generate from this network. We are considering whether any of our facilities need structural improvements and determining whether we have the appropriate personnel in each branch to best take advantage of our opportunities. We are also analyzing whether any branches should be sold, closed or relocated.

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Continued Expense Control—In recent years, management has achieved success in reducing our noninterest expenses such as decreases in personnel cost. Our Board of Directors will continue to make it a management priority to identify cost savings opportunities throughout all phases of our operations.

Recent Check-Kiting Losses

In late June 2006, we became aware of a check kiting scheme perpetrated by a single commercial customer. It is believed that this scheme took place over an extended period of time prior to its discovery by Baltimore County Savings Bank in June 2006. As a result of this check-kiting scheme, we incurred an after-tax loss of $6.9 million. During the quarter ended March 31, 2007, we reached a settlement with our insurance provider, pursuant to which we received a recovery of $2.2 million net of taxes in settlement of a bond claim with our insurance carrier. We are aggressively pursuing collection of the remaining check kiting losses from the customer, but the customer has filed for bankruptcy and one of the two principals of the customer has committed suicide. It does not appear that the customer, the surviving principal or the estate of the deceased principal has material assets from which we could make any recovery, particularly after payment of bankruptcy expenses by the bankruptcy estate of the customer. Moreover, there are other secured and unsecured creditors who are asserting additional and competing claims against the bankruptcy estate of the customer and certain principals of the customer. The recovery process is uncertain and is expected to require an extended period of time to resolve. We will incur further expenses in pursuing our recovery efforts, and it is possible that we may be involved in litigation with other creditors as we seek to recover limited available assets. It is also possible that we will incur expenses and liability for claims brought against us although to date no claims have been brought or threatened. We reported an expense of $296,000 on a pre-tax basis in connection with pursuing and defending various claims in the bankruptcy estate of the former customer and with other litigants with competing claims seeking to recover limited available assets. We felt it was prudent to recognize this expense in light of the complex and protracted nature of the ongoing proceeding. At this time, we do not believe, however, that we will incur additional material expenses in connection with this matter. In addition, the negative publicity from the check kiting scheme adversely affected our ability in the short term to attract and retain deposits. We have examined all deposit accounts with more than a minimal negative balance and believe we do not have a risk of additional material check kiting losses at this time. We also have developed and implemented additional procedures to detect check kiting that we believe will further reduce the risk of future check kiting losses. Notwithstanding this loss, Baltimore County Savings Bank continues to satisfy all regulatory capital requirements and is “well capitalized” under applicable Office of Thrift Supervision regulations.

Following the discovery of the check-kiting scheme, we took steps to reduce the risk that we could be victimized again by a similar scheme. Immediately upon discovery of the check kitting scheme, we determined to cease doing business with any money service businesses, and all such accounts were closed within three weeks. In addition, in August 2006 we changed our policies and procedures with respect to payments of checks written on uncollected funds so that we will not pay checks over $250 from uncollected funds without the prior approval of a branch manager. Checks of over $2,500 on uncollected funds will not be paid unless first approved by our Support Services Manager, and checks of over $10,000 paid from uncollected funds must be approved by our President or Treasurer. Our Board of Directors is notified on a monthly basis of all customer accounts that were overdrawn during the previous month in excess of $50,000. Moreover, on a daily basis our Assistant Vice President of Support Services reviews a list of all deposit accounts with more than a minimal negative daily available balance and a report prepared by our data processing provider intended to identify accounts where there is a heightened risk of check kiting. In addition, a consultant was utilized to review this area of Baltimore County Savings Bank’s deposit activities. The consultant made recommendations for additional procedures to reduce the risk of future check-kiting losses, and we have implemented substantially all of the recommendations.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of BCSB Bankcorp’s financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the allowance for loan losses.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management’s evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. We believe the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management’s estimation of losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of Allowance for Loan Losses in Note 1 to the Consolidated Financial Statements for a detailed description of management’s estimation process and methodology related to the allowance for loan losses.

Securities are evaluated periodically to determine whether a decline in their value is other than temporary. The term “other than temporary” is not intended to indicate a permanent decline in value. Rather, it means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. We review criteria such as the magnitude and duration of the decline, as well as the reasons for the decline, to predict whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

We account for income taxes under the asset/liability method. Deferred tax assets are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period indicated by the enactment date. A valuation allowance is established for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond our control. It is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

Comparison of Financial Condition at September 30, 2007 and 2006

During the year ended September 30, 2007, we significantly restructured our balance sheet by selling mortgage-backed securities, investment securities and mutual funds. For further information regarding this restructuring and future planned asset sales, as well as our use and intended use of the proceeds from these asset sales, see “—Management’s Discussion and Analysis of Financial Condition and Results of Operation—Our Business Strategy.”

During the year ended September 30, 2007, our assets decreased by $143.5 million, or 18.3%, from $785.9 million at September 30, 2006 to $642.4 million at September 30, 2007. Our interest bearing deposits in other banks increased by $14.3 million, from $2.8 million at September 30, 2006 to $17.1 million at September 30, 2007. Federal funds sold increased by $49.0 million from $500,000 at September 30, 2006 to $49.5 million at September 30, 2007. Increases in these areas of liquidity resulted from investment of the proceeds from the sales of mortgage-backed securities and investment securities in short-term instruments. Such funds are expected to be used in funding the outflows of certificate of deposit accounts that are expected to occur as we reduce certificates of deposit rates in an effort to reduce these higher cost deposits as a funding source. Our investment portfolio available for sale decreased by $139.1 million, or 97.2%, from $143.1 million at September 30, 2006 to $4.0 million at September 30, 2007 as we sold investment securities in connection with the restructuring of our balance sheet. We eliminated our entire $4.5 million investment portfolio held to maturity, as investments matured, were sold or were transferred to available for sale as we restructured our balance sheet. Net loans receivable decreased by $47.5 million, or 10.2%, from $463.8 million at September 30, 2006 to $416.3 million at September 30, 2007, due to the sale of $46.4 million in fixed-rate single family loans in connection with the balance sheet restructuring. Our lending strategy has shifted such that commercial real estate lending and commercial business lending and short-term home equity lending have become key focuses. We ceased our indirect automobile lending program in December 2005. The indirect automobile loan portfolio was $42.9 million at September 30, 2006 and $21.7 million at September 30, 2007. We expect this portfolio to decline further over time as loans are paid down. Our mortgage-backed securities available for sale increased by $18.2 million, or 21.0%, from $86.8 million at September 30, 2006 to $105.0 million at September 30, 2007. This increase was primarily the result of the reclassification of certain held to maturity mortgage-backed securities to available for sale and the purchase of securities as part of our balance sheet restructuring. At September 30, 2007, we no longer had mortgage-backed securities classified as held to maturity, as all mortgage-backed securities were classified to available for sale for liquidity purposes. We no longer intend to classify mortgage-backed securities and investment securities as held to maturity for the foreseeable future.

Federal Home Loan Bank of Atlanta advances decreased by $4.7 million, or 67.4%, from $7.0 million at September 30, 2006 to $2.3 million at September 30, 2007, due to the repayment of borrowed advances with proceeds from assets sold during the balance sheet restructuring. The cash surrender value on Bank Owned Life Insurance increased $629,000, or 4.7%, from $13.2 million at September 30, 2006 to $13.8 million at September 30, 2007. We are seeking to increase core deposits in an effort to decrease our cost of funds. Any increase in deposits may be offset by decreases in levels of borrowings. New loans may be made to offset payments received on existing loans and securities. If payments received on loans exceed demand, then securities may be purchased or borrowings further reduced.

Deposits decreased by $46.4 million, or 7.7%, from $604.8 million at September 30, 2006 to $558.4 million at September 30, 2007. This decrease was primarily due to increased competition and our decision to offer lower rates to reduce deposit costs. Short-term advances from the Federal Home Loan Bank of Atlanta decreased by $30.0 million, or 75.0%, from $40.0 million at September 30, 2006 to $10.0 million at September 30, 2007. Long-term advances from the Federal Home Loan Bank of Atlanta decreased $68.5 million, or 87.3%, from $78.5 million at September 30, 2006, to $10.0 million at September 30, 2007. Advances from the Federal Home Loan Bank of Atlanta decreased as we used funds from the sale of securities to pay off $104.0 million in high cost advances as part of the strategy to restructure the balance sheet.

Stockholders’ equity increased by $1.2 million, or 3.5%, from $33.4 million at September 30, 2006 to $34.6 million at September 30, 2007, which was primarily attributable to the decrease in accumulated other comprehensive loss of $3.7 million, from a negative $4.3 million at September 30, 2006 to a negative $682,000 at September 30, 2007, offset, in part, by net losses of $2.9 million for the year ended September 30, 2007. The change in these unrealized losses was mainly due to the realization of losses as the securities were sold. The remaining unrealized losses are considered temporary as they reflect market values on September 30, 2007 and are subject to change daily as interest rates fluctuate.

Asset Quality

At September 30, 2007, the Company had $2.3 million in non-performing assets, consisting of nonaccrual loans, repossessed assets and foreclosed real estate, representing .35% of total assets. At September 30, 2006, non-performing assets were $2.6 million or .33% of assets. There was one impaired commercial loan for $2.3 million at September 30, 2007 and $2.4 million at September 30, 2006. This loan is collateral dependent and we do not expect to incur any losses on this loan. This is a single commercial real estate loan that was classified as nonaccrual during the year ended September 30, 2006. This loan is secured by a mixed retail and office use commercial office building in Timonium, Maryland. The property securing the loan was appraised at $2.6 million. The borrower is in bankruptcy. The property securing the loan is approximately 70% leased, the tenant makes rental payments directly to us, and we use these payments to reduce the principal outstanding balance of the loan. The collateral securing this loan was sold in October 2007 at auction with the proceeds being retained by us in an escrow account pending final ratification of the sale by the bankruptcy court. Once the court ratifies the sale, we do not anticipate any additional loss to be recognized with this loan. Our net charge offs for the year ended September 30, 2007 were $146,000. Our allowance for loan losses was $2.7 million at September 30, 2007 and $2.6 million at September 30, 2006. We have no direct sub-prime or Alt-A loan exposure in our loan portfolio.

Comparison of Operating Results for the Years Ended September 30, 2007 and 2006

Net Income. We incurred a net loss of $2.9 million during the fiscal year ended September 30, 2007. This loss resulted primarily from our balance sheet restructuring. In March 2007, we elected to sell approximately $169.1 million of securities held in our investment portfolio with an average yield of 3.51%) and use the majority of the proceeds from the sale to repay short-term borrowings with an average cost of 4.97%. We also sold $31.9 million of mutual funds and $46.4 million of fixed-rate single family mortgage loans with a weighted average yield of 5.11%. In conjunction with the restructuring, we realized pre-tax losses of $7.1 million on the sales of securities and loans. The restructuring is expected to have a positive impact in future periods. The loss from sales of loans and investment securities was offset to some extent by the partial recovery of $3.4 million on a pre–tax basis from insurance proceeds in connection with a check-kiting scheme perpetrated against us during the preceding fiscal year. Also contributing to the net loss for the year ended September 30, 2007 was a decrease of $624,000, or 3.9%, in net interest income from $14.2 million for the year ended September 30, 2006 to $13.6 million for the year ended September 30, 2007. During the fiscal year ended September 30, 2006, we incurred a net loss of $7.4 million. The net loss was primarily attributable to a $10.7 million pre-tax loss from the check-kiting scheme noted above.

Net Interest Income. Net interest income decreased by $624,000, or 3.9%, from $14.2 million for the year ended September 30, 2006 to $13.6 million for the year ended September 30, 2007. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities offset partially by a decrease in the average balance of Federal Home Loan Bank advances. Our net interest margin increased 15 basis points from 1.89% for the year ended September 30, 2006 to 2.04% for the year ended September 30, 2007. Our ratio of average interest-earning assets to average interest-bearing liabilities increased from 98.30% for the year ended September 30, 2006 to 99.8% for the year ended September 30, 2007. With the sale of low yielding assets and the redemption of high cost borrowings as a result of the balance sheet restructuring, we expect continued improvements in interest spread. Changes in short-term rates affect our interest rate spread as $23.2 million in borrowed funds tied to LIBOR re-price quarterly as interest rates fluctuate.

Interest Income. Interest income decreased by $883,000, or 2.21%, from $40.0 million for the year ended September 30, 2006 to $39.1 million for the year ended September 30, 2007. Interest and fees on loans increased by $226,000, or .80%, from $28.3 million for the year ended September 30, 2006 to $28.6 million for the year ended September 30, 2007. This was primarily due to an increase in the average yield earned on loans receivable of 30 basis points from 6.13% for the year ended September 30, 2006 to 6.43% for the year ended September 30, 2007. This was partially offset by a decrease in the average balance of loans receivable of $18.3 million from $462.8 million for the year ended September 30, 2006 to $444.5 million for the year ended September 30, 2007. The decrease in the average balance of loans was primarily attributable to the sale of $46.4 million of residential loans, competition and current economic conditions. The increase in the average yield was attributable to a shift within the portfolio from residential mortgages and automobile loans to higher yielding commercial loans. Interest on mortgage-backed securities decreased by $157,000, or 3.1%, from $5.1 million for the year ended September 30, 2006 to $4.9 million for the year ended September 30, 2007. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $124.4 million for the year ended September 30, 2006 to $104.3 million for the year ended September 30, 2007. The decrease in the average balance more than offset an increase in the average rate from 4.09% at September 30, 2006 to 4.73% at September 30, 2007. Interest and dividends on investment securities decreased by $3.0 million, from $6.3 million for the year ended September 30, 2006 to $3.3 million for the year ended September 30, 2007. This was primarily due to a decrease in the average balance of investments of $85.3 million, from $160.4 million for the year ended September 30, 2006 to $75.1 million for the year ended September 30, 2007, which was partially offset by an increase in the average yield on investments of 45 basis points from 3.95% for the year ended September 30, 2006 to 4.40% for the year ended September 30, 2007.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense, decreased from $25.8 million for the year ended September 30, 2006 to $25.5 million for the year ended September 30, 2007, a decrease of $259,000 or 1.0%. Interest on deposits increased by $2.0 million from $18.4 million at September 30, 2006 to $20.4 million at September 30, 2007 due to an increase in the average cost of deposits of 47 basis points from 3.02% for the year ended September 30, 2006 to 3.49% for the year ended September 30, 2007. This was partially offset by a decrease in the average balance of deposits of $23.9 million, or 3.9%, from $608.0 million at September 30, 2006 to $584.1 million at September 30, 2007. The decrease in deposits was primarily due to increased competition for deposit funds. We intend to reduce our reliance on higher cost certificates of deposits. Interest on short-term borrowings decreased by $1.4 million, or 56.4%, for the year ended September 30, 2007 from $2.5 million at September 30, 2006 to $1.1 million at September 30, 2007. Interest on long-term borrowings decreased by $1.0 million, or 34.0%, from $3.0 million for the year ended September 30, 2006 to $2.0 million for the year ended September 30, 2007. The overall decrease in borrowings was primarily due to a decrease of $71.4 million in the average balance of advances from the Federal Home Loan Bank of Atlanta during the year ended September 30, 2007. Also contributing to interest expense was interest on the Junior Subordinated Debentures, which increased by $134,000 from $1.9 million for the year ended September 30, 2006 to $2.0 million for the year ended September 30, 2007. The average rate paid on the Junior Subordinated Debentures increased 58 basis points from 8.28% during 2006 to 8.86% during 2007. The rates on the Junior Subordinate Debentures are based on LIBOR and adjust quarterly.

Provision for Loan Losses. Our significant accounting policies are set forth in Note 1 of Notes to Consolidated Financial Statements. Of these significant accounting policies, we consider our policy regarding the allowance for loan losses to be our most critical accounting policy and estimate, because it requires management’s most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. We have developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to our loan portfolio. Our assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers that is not known to management at the time of the issuance of the consolidated financial statements.

Recent developments in local and national real estate markets have increased loss exposure to certain lenders. In particular, institutions participating in sub-prime lending products have experienced losses which, in some cases, have been material to operating results. We consider our loan portfolio to have very little exposure to sub-prime loans since we have never engaged in this type of lending.

We charge or credit to income provisions for loan losses to maintain the total allowance for loan losses at a level management considers adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In determining the provision, management considers a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. We established additional provisions for losses on loans of $117,000 during the year ended September 30, 2007 as compared to $194,000 for the year ended September 30, 2006. Loan charge-offs for the year ended September 30, 2007 were $364,000 as compared to $578,000 for the year ended September 30, 2006, a decrease of $214,000. Loan recoveries were $218,000 for the year ended September 30, 2007 compared to $317,000 for the year ended September 30, 2006. Non performing loans at September 30, 2007 were $2.3 million as compared to $2.5 million at September 30, 2006. The total allowance for loan losses was $2.6 million at September 30, 2007. In establishing such provisions, management considered an analysis of the risk inherent in the loan portfolio.

Other Income. Other income was $1.5 million for the year ended September 30, 2006, compared to negative $5.3 million for the year ended September 30, 2007. During the year ended September 30, 2007, we incurred a loss of $5.9 million from the sale of investments and mortgage-backed securities and a loss of $1.2 million from the sale of loans as we implemented our restructuring plan. Fees on transaction accounts increased by $138,000 from $561,000 for the year ended September 30, 2006 to $699,000 for the year ended September 30, 2007. The increase is primarily attributable to the implementation of an overdraft protection program in May of 2007. Income from Bank Owned Life Insurance (BOLI) increased $97,000 from $474,000 for the year ended September 30, 2006, to $571,000 for the year ended September 30, 2007. This increase was due to an adjustment in the rate of dividends earned on the BOLI investment.

Non-interest Expenses. Total non-interest expenses decreased by $14.1 million, or 52.5%, from $27.0 million for the year ended September 30, 2006 to $12.8 million for the year ended September 30, 2007. The decrease in non-interest expenses was primarily due to the net recovery of $3.0 million on the loss from the check-kiting scheme discovered during the fiscal year ended September 30, 2006, of $10.7 million before taxes. Salaries and related expenses decreased by $530,000, or 6.1%, from $8.7 million for the year ended September 30, 2006 to $8.1 million for the year ended September 30, 2007. This decrease was primarily due to a decrease in the work force as we continued with our cost cutting strategies. Data processing fees decreased by $211,000, from $1.7 million for the year ended September 30, 2006 to $1.5 million for the year ended September 30, 2007. This decrease was due to the change of data processors. Professional fees increased by $113,000, or 23.0%, from $490,000 for the year ended September 30, 2006 to $603,000 for the year ended September 30, 2007. Professional fees increased due to additional legal fees arising from the supervisory agreement and the check-kiting scheme perpetrated against us. Advertising expense decreased by $95,000, or 15.5%, from $612,000 for the year ended September 30, 2006 to $517,000 for the year ended September 30, 2007. This decrease was due to decreased advertising during the period. There was an increase in other expenses of $420,000, or 47.6%, from $882,000 for the year ended September 30, 2006 to $1.3 million for the year ended September 30, 2007. This increase was primarily due to increased Federal Deposit Insurance Corporation deposit insurance premiums.

Income Taxes. Our income tax benefit was $1.7 million and $4.0 million for the year ended September 30, 2007 and 2006, respectively. Our tax benefit decreased for the year ended September 30, 2007 as compared to the same period in the prior year as our loss decreased due to the recovery of $3.0 million on the loss from the check-kiting scheme discovered in the year ended September 30, 2006. We also earned certain income that is exempt from state taxes and $571,000 in non-taxable income from Bank Owned Life Insurance during the year ended September 30, 2007.

Comparison of Financial Condition at September 30, 2006 and 2005

During the 12 months ended September 30, 2006, our assets decreased by $26.9 million, or 3.31% from $812.7 million at September 30, 2005 to $785.8 million at September 30, 2006. Our interest-bearing deposits in other banks increased by $1.3 million, or 80.9%, from $1.6 million at September 30, 2005 to $2.9 million at September 30, 2006. Our investment portfolio available for sale decreased by $8.3 million, or 5.5%, from $151.4 million at September 30, 2005 to $143.1 million at September 30, 2006. Our investment portfolio held to maturity increased by $2.5 million, or 125.4%, from $2.0 million at September 30, 2005 to $4.5 million at September 30, 2006. Loans receivable, net increased by $9.5 million, or 2.1%, from $454.3 million at September 30, 2005 to $463.8 million at September 30, 2006. Our mortgage-backed securities available for sale decreased by $25.3 million, or 22.6%, from $112.1 million at September 30, 2005 to $86.8 million at September 30, 2006. Our mortgage-backed securities held to maturity increased by $2.2 million, or 8.3%, from $26.5 million at September 30, 2005 to $28.7 million at September 30, 2006. In an effort to protect against risk from rising rates, we emphasized short-term loans such as variable rate commercial loans, home equity loans and short term mortgages. We increased commercial real estate loans by $35.2 million, or 46.8%, from $75.0 million at September 30, 2005 to $110.2 million at September 30, 2006. Construction loans decreased by $14.8 million, or 27.5%, from $53.8 million to $39.0 million due to decreased demand from individual builders.

Deposits increased by $7.1 million, or 1.2%, from $597.7 million at September 30, 2005 to $604.8 million at September 30, 2006. The increase in deposits was achieved through normal marketing efforts. The growth in deposits helped to fund loan demand. Advances from the Federal Home Loan Bank of Atlanta decreased by $26.3 million, or 18.2%, from $144.8 million at September 30, 2005 to $118.5 million at September 30, 2006.

Stockholders’ equity decreased by $8.6 million, or 20.5%, from $42.0 million at September 30, 2005 to $33.4 million at September 30, 2006. This decrease was primarily due to the loss of $6.9 million net of taxes due to the check-kiting fraud perpetrated against us. See “—Recent Check Kiting Losses.” Also contributing to the decrease in stockholders’ equity was the increase in accumulated other comprehensive income of $476,000 from a loss of $3.9 million at September 30, 2005 to a loss of $4.4 million at September 30, 2006.

Comparison of Operating Results for the Years Ended September 30, 2006 and 2005

Net Income. Net income decreased from income of $601,000 for the year ended September 30, 2005 to a net loss of $7.4 million for the year ended September 30, 2006. The decrease was primarily due to an increase in non-interest expenses of $10.2 million, or 60.4% from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. Non-Interest expenses for the year ended September 30, 2006 includes a $10.8 million loss on dishonored checks as a result of the check-kiting scheme perpetrated against us.

Net Interest Income. Net interest income decreased by $1.6 million or 10.2% from $15.8 million for the year ended September 30, 2005 to $14.2 million for the year ended September 30, 2006. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities and an increase in the average balance of interest bearing liabilities. Due to rising interest rates and deposits re-pricing faster than loans, the interest rate spread decreased 20 basis points from 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006. Our ratio of average interest-earning assets to average interest-bearing liabilities decreased from 99.68% for the year ended September 30, 2005 to 98.30% for the year ended September

30, 2006. The primary reason for the decrease in this ratio is that funds are being invested in other income producing assets such as Bank Owned Life Insurance. Our interest rate spread decreased due to the rising rates paid on borrowed funds and deposits not being completely offset by rising rates for new loans.

Interest Income. Interest income increased by $3.8 million, or 10.4% from $36.2 million for the year ended September 30, 2005 to $40.0 million for the year ended September 30, 2006. Interest and fees on loans increased by $4.1 million, or 16.7%, from $24.3 million for the year ended September 30, 2005 to $28.4 million for the year ended September 30, 2006. This was primarily due to an increase in the average balance of loans receivable of $50.7 million from $412.1 million at September 30, 2005 to $462.8 at September 30, 2006, and an increase in the average yield earned on loans receivable of 24 basis points from 5.89% at September 30, 2005 to 6.13% at September 30, 2006. The increase in the average balance of loans was primarily attributable to our having competitive rates and current economic conditions and management’s strategy to focus lending on variable rate commercial real estate loans and short term home equity loans. The increase in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities decreased by $1.1 million or 18.2% from $6.2 million for the year ended September 30, 2005 to $5.1 million for the year ended September 30, 2006. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $161.4 million at September 30, 2005 to $124.5 million at September 30, 2006. The decrease in the average balance more than offset an increase in the average rate from 3.9% at September 30, 2005 to 4.1% at September 30, 2006. Interest and dividends on investment securities increased by $705,000, or 12.5% from $5.6 million for the year ended September 30, 2005 to $6.3 million for the year ended September 30, 2006. This was primarily due to an increase in the average yield on investments of 47 basis points from 3.48% for the year ended September 30, 2005 to 3.95% for the year ended September 30, 2006 due to step up provisions on some investment securities. However, this was partially offset by a decrease in the average balance of investments of $1.7 million, from $162.1 million for the year ended September 30, 2005 to $160.4 million for the year ended September 30, 2006.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense increased from $20.4 million for the year ended September 30, 2005 to $25.8 million for the year ended September 30, 2006 a change of $5.4 million or 26.5%. Interest on deposits increased $3.7 million from $14.7 million at September 30, 2005 to $18.4 million at September 30, 2006 due to an increase in the average cost of deposits of 53 basis points from 2.49% for the year ended September 30, 2005 to 3.02% for the year ended September 30, 2006. Also contributing to the increase in interest expense was an increase in the average balance of deposits of $18.1 million, or 3.1% from $589.8 million at September 30, 2005 to $607.9 million at September 30, 2006. We were able to increase our deposits through normal marketing efforts. Interest on short-term borrowings increased by $1.0 million or 68.9% for the year ended September 30, 2006. Interest on long-term borrowings increased by $254,000 or 9.3% for the year ended September 30, 2006. The overall increase in interests on borrowings was primarily due to an increase in the average rate paid on short term borrowings which increased by 117 basis points from 2.7% for the year ended September 30, 2005 to 3.9% for the year ended September 30, 2006. The average rate on long term borrowings also increased by 63 basis points from 3.8% for the year ended September 30, 2005 to 4.4% for the year ended September 30, 2006. An increase in the average balance of advances from the Federal Home Loan Bank of Atlanta of $5.3 million during the year ended September 30, 2006 also contributed to the increase in interest on borrowings. Also contributing to interest expense was interest on the Junior Subordinated Debentures which increased by $457,000 from $1.5 million for the year ended September 30, 2005 to $1.9 million for the year ended September 30, 2006. This increase was due to the increase in the average rate paid on the Junior Subordinated Debentures from 6.3%, during 2005 to 8.3% during 2006. The rates on the Junior Subordinate Debentures are based on LIBOR and adjust quarterly.

Provision for Losses on Loans. We recorded provisions for losses on loans of $194,000 for the year ended September 30, 2006, as compared to establishing a provision for losses on loans of $453,000 for the year ended September 30, 2005. Loan chargeoffs for the year ended September 30, 2006 were $578,000 as compared to $677,000 for the year ended September 30, 2005 a decrease of $99,000. The decrease in loan chargeoffs was due to prevailing low loan delinquency and a decrease in actual losses in our consumer loan portfolio as the automobile loan portfolio decreases due to the discontinuation of indirect auto lending. Loan recoveries were $317,000 for the year ended September 30, 2006 compared to $383,000 for the year ended September 30, 2005. Non performing loans at September 30, 2006 were $2.5 million as compared to $738,000 at September 30, 2005. The total loss allowance allocated to loans is $2.7 million at September 30, 2006. In establishing such provisions, we considered an analysis of the losses inherent in the loan portfolio. For additional information see “—Asset Quality.”

Other Income. Other income decreased by $639,000, or 29.9% from $2.1 million for the year ended September 30, 2005 to $1.5 million for the year ended September 30, 2006. The decrease in other income for the year ended September 30, 2006 was primarily due to the decrease in gain on sale of investments and mortgaged backed securities of $879,000 from $884,000 for the year ended September 30, 2005 to $5,000 for the year ended September 30, 2006. The $884,000 gain on sale of investments for the year ended September 30, 2005 was primarily due to the acquisition of Intrieve, our data processing provider, by Harland for cash. We owned shares of Intrieve. Other income was also affected by loss on repossessed assets which decreased from $276,000 for the year ended September 30, 2005 to $24,000 for the year ended September 30, 2006. The $252,000 decrease is attributable, in part, to our decision to discontinue our indirect automobile lending program and the resulting decline in automobile loans from $88,287,000 as of September 30, 2005 to $53,530,000 as of September 30, 2006.

When an automobile that collateralizes a loan is repossessed, we compare the published wholesale value of the particular car make and model to the loan carrying amount. In the beginning of fiscal year 2006, we began carrying repossessed automobiles on our consolidated statement of financial condition at 80% of their published wholesale value. There were instances, however, that due to the condition of the repossessed automobile, we realized less than our estimate. We do not consider the application of the 20% discount in 2006 to have a significant effect upon our net charge-offs, provision for loan losses and loss on repossessed assets because this estimate only affected those repossessed assets we had in our possession of as of the balance sheet date, which approximated $26,000 and $86,000 as of September 30, 2006 and 2005, respectively. Our losses are also affected by the fact that automobiles tend to depreciate quicker than the amortization of the associated loans. As the balance in automobile loans continues to decline, we expect losses associated with indirect lending and repossessed assets to continue to decline. Once the automobile is sold, any difference between the amount realized and the carrying value including any deficiency in the loan balance is then charged to “Loss on repossessed assets.” We typically have possession of the repossessed automobiles for less than 30 days. We generally rely on third parties to dispose of repossessed assets. Also contributing to the decrease in other income was a decrease in fees on transaction accounts of $125,000 from $686,000 for the year ended September 30, 2005 to $561,000 for the year ended September 30, 2006 as we eliminated fees on certain products in an effort to compete in the market and increase our transaction accounts which are our lowest cost source of funding. Income from bank owned life insurance increased $20,000 for the year ended September 30, 2006 from $454,000 for the year ended September 30, 2005, to $474,000 for the year ended September 30, 2006. This increase was due to an adjustment in the rate of dividends earned on bank owned life insurance investment.

Noninterest Expenses. Total non-interest expenses increased by $10.2 million, or 60.4%, from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. The increase in non-interest expenses was primarily due to the occurrence of a $10.8 million loss on dishonored checks during the year ended September 30, 2006. This loss was from a check kiting fraud perpetrated against us. This loss was partially offset by a decrease in salaries and related expenses of $477,000 from $9.2 million for the year ended September 30, 2005 to $8.7 million for the year ended September 30, 2006 as we continued with our cost cutting strategies. Certain positions were eliminated allowing for the hiring of staff in the three new offices with a minimum increase in the overall workforce. Employee benefits were adjusted to be less costly while still offering competitive benefits. In December 2005, we ceased our indirect automobile lending operations due to the current interest rate environment. The loan rates necessary to compete in this market made for marginal profitability. This allowed for less staffing in this area. Data processing cost decreased by $515,000 from $2.2 million for the year ended September 30, 2005 to $1.7 million for the year ended September 30, 2006. This decrease was due to the savings generated from the conversion of data processors. In November 2005, we entered into a long-term contract with Fiserv to be our data service provider. We anticipate net savings over the life of the contract of approximately $2.8 million. The actual number could be more or less depending on the activity and the number of accounts serviced. Occupancy expense increased by $180,000, from $2.0 million for the year ended September 30, 2005 to $2.1 million for the year ended September 30, 2006. This was mainly due to the opening of three offices and normal increases in rent and electricity. Advertising expense decreased by $30,000 or 4.7%, from $642,000 for the year ended September 30, 2005 to $612,000 for the year ended September 30, 2006. This decrease was due to a reduction in advertising during the period.

Income Taxes. Our income tax (benefit) expense was $(4.0) million and $111,000 for the year ended September 30, 2006 and 2005, respectively. Our effective tax rate was (35.38)% and 15.6% for the years ended September 30, 2006 and 2005, respectively.

Average Balances and Yields. The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yield and cost are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the years ended September 30, 2007, 2006 and 2005. Total average assets are computed using month-end balances. The table also presents information for the periods indicated with respect to the differences between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or “interest rate spread,” which banks have traditionally used as an indicator of profitability. Another indicator of net interest income is “net interest margin,” which is its net interest income divided by the average balance of interest-earning assets.

	Year Ended September 30,
	2007				2006			2005
	At September 30, 2007	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	6.67%	$444,526	$28,578	6.43%	$462,799	$28,352	6.13%	$412,093	$24,286	5.89%
Mortgage-backed securities	5.46	104,323	4,938	4.73	124,458	5,095	4.09	161,415	6,231	3.86
Investment securities and Federal Home Loan Bank stock	5.20	75,104	3,303	4.40	160,365	6,342	3.95	162,138	5,637	3.48
Other interest-earning assets	4.63	43,390	2,293	5.28	3,372	206	6.11	2,578	69	2.68

Total interest earning assets		667,343	39,112	5.86	750,994	39,995	5.33	738,224	36,223	4.91
Bank Owned Life Insurance		13,741			12,913			12,242
Noninterest-earning assets		28,619			40,006			40,869

Total assets		$709,703			$803,913			$791,335

Interest-bearing liabilities:
Deposits	3.53	$584,077	$20,405	3.49%	$607,952	$18,379	3.02%	$589,849	$14,711	2.49%
Federal Home Loan Bank advances short-term	4.34	22,717	1,082	4.76	63,457	2,484	3.91	53,632	1,471	2.74
Federal Home Loan Bank advances long-term	4.44	36,841	1,975	5.36	67,529	2,992	4.43	72,056	2,738	3.80
Junior Subordinated Debentures	8.85	23,197	2,055	8.86	23,197	1,921	8.28	23,197	1,464	6.31
Other liabilities		1,635	—	—	1,824	—	—	1,864	—	—

Total interest-bearing liabilities		668,467	25,517	3.82	763,959	25,776	3.37	740,598	20,384	2.75

Non-interest-bearing liabilities		7,183			2,723			7,856

Total liabilities		675,650			766,682			748,454
Stockholders’ equity		34,053			37,231			42,881

Total liabilities and stockholders’ equity		$709,703			$803,913			$791,335

Net interest income			$13,595			$14,219			$15,839

Interest rate spread				2.04%			1.96%			2.16%

Net interest margin (2)				2.04%			1.89%			2.15%

Ratio of average interest-earning assets to average interest-bearing liabilities
				99.83%			98.30%			99.68%

(1)	Includes nonaccrual loans.
(2)	Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of Baltimore County Savings Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by the changes in volume).

	Year Ended September 30,
	2007 Compared to 2006				2006 Compared to 2005
	Increase (Decrease)Due to
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(In Thousands)
Interest income:
Loans receivable	$(1,120)	$1,401	$(55)	$226	$2,955	$989	$122	$4,066
Mortgage-backed securities	(825)	797	(129)	(157)	(1,422)	371	(85)	(1,136)
Investment securities and
FHLB stock	(3,376)	722	(385)	(3,039)	(62)	775	(8)	705
Other interest-earning assets	2,437	(27)	(323)	2,087	21	89	27	137

Total interest-earning assets	(2,884)	2,893	(892)	(883)	1,492	2,224	56	3,772

Interest expense:
Deposits	(722)	2,860	(112)	2,026	451	3,121	96	3,668
FHLB advances short-term	(1,594)	538	(346)	(1,402)	267	632	114	1,013
FHLB advances long-term	(1,360)	628	(285)	(1,017)	(144)	420	(22)	254
Subordinate Debentures	—	134	—	134	—	457	—	457
Other liabilities	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	(3,676)	4,160	(743)	(259)	574	4,630	188	5,392

Change in net interest income	$792	$(1,267)	$(149)	$(624)	$918	$(2,406)	$(132)	$(1,620)

Asset/Liability Management

We strive to achieve consistent net interest income and reduce our exposure to adverse changes in interest rates by attempting to match the terms to re-pricing of our interest-sensitive assets and liabilities. Factors beyond our control, such as market interest rates and competition, may also have an impact on our interest income and interest expense.

In the absence of any other factors, the overall yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. By managing the increases and decreases in our interest income and interest expense which are brought about by changes in market interest rates, we can significantly influence our net interest income.

Our senior officers meet on a regular basis to monitor our interest rate risk position and to set prices on loans and deposits to manage interest rate risk within the parameters set by the Board of Directors. The President reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of our assets and liabilities and establishes policies and strategies designed to regulate our flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing our assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

Our principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated short-term (15-years or less) fixed-rate mortgage loans and consumer loans. In addition, in managing our portfolio of investment securities and mortgage-backed securities, we have in recent quarters purchased investment securities so as to reduce our exposure to fluctuations in interest rates by purchasing adjustable-rate mortgage-backed securities and step-up agency notes. In addition to shortening the average repricing period of our assets, we have sought to lengthen the average maturity of our liabilities by adopting a tiered pricing program for certificates of deposit, which provide higher rates of interest on longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

Market Risk

We measure our interest rate risk by computing estimated changes in the net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on our net portfolio value of sudden and sustained increases and decreases in market interest rates. Our Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net portfolio value in the event of 1%, 2% and 3% increases in market interest rates, and in the event of a 1%, decrease in market interest rates.

The following table presents our projected change in net portfolio value for the various rate shock levels at September 30, 2007.

Change in Rates		Net Portfolio Value			NPV as % of PV of Assets
		$ Amount	$ Change (1)	% Change (2)	NPV Ratio (3)	BP Change (4)
		(Dollars in thousands)
+300	bp	$51,225	$(17,684)	(26)%	8.17%	(234	)bp
+200	bp	57,353	(11,557)	(17)	9.01	(150	)bp
+100	bp	63,496	(5,413)	(8)	9.82	(69	)bp
0	bp	68,910			10.51
-100	bp	72,431	3,521	5	10.92	41	bp
-200	bp	73,450	4,540	7	10.99	48	bp

(1)	Represents the excess (deficiency) of the estimated net portfolio value assuming the indicated change in interest rates minus the estimated net portfolio value assuming no change in interest rates.
(2)	Calculated as the amount of change in the estimated net portfolio value divided by the estimated net portfolio value assuming no change in interest rates.
(3)	Calculated as the estimated net portfolio value divided by average total assets.
(4)	Calculated as the excess (deficiency) of the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.

***Risk Measures: 200 bp rate shock***

	At September 30, 2007
Pre-Stock NPV Ratio: NPV as % of PV of Assets	10.51%
Exposure Measure: Post Shock NPV Ratio	9.01
Sensitivity Measure: Change in NPV Ratio	150	bp

The above tables indicate that at September 30, 2007, in the event of sudden and sustained increases in prevailing market interest rates, our net portfolio value would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, our net portfolio value would be expected to increase, but by a much smaller amount than the decrease if there were an increase in interest rates. Our Board of Directors reviews our net portfolio value position quarterly, and, if estimated changes in net portfolio value are not within the targets established by the Board, the Board may direct management to adjust the asset and liability mix to bring interest rate risk within Board approved targets. At September 30, 2007, our estimated changes in net portfolio value were within the targets established by the Board of Directors.

In March 2007, we announced an initiative to restructure our balance sheet, as follows:

•

We sold approximately $169.1 million of mortgage-backed securities and investment securities with an average yield of 3.51%. We used $73.0 million of the proceeds from these sales to prepay Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially will be invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts we expect to occur as we reduce our rates on certificates of deposit in an effort to reduce our use of certificates of deposit as a funding source.

•

We sold $31.9 million of mutual funds and sold $46.4 million of fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months. Approximately 75% of the proceeds from these sales will be used to purchase investment securities with a yield of 5.4%. We will use the remaining proceeds from the sale of single-family mortgage loans to originate commercial mortgage loans as opportunities to do so become available.

As a result of this balance sheet restructuring, we expect to increase our interest rate spread, reduce our exposure to risks of interest rate fluctuations and increase our capital ratios. In connection with this balance sheet restructuring, we incurred an after-tax charge to income of $4.9 million during the year ended September 30, 2007. At September 30, 2007, we had $393.1 million in certificates of deposit, representing 70.4% of total deposits at that date. Of that amount, $119.6 million, representing 21.4% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. The average cost of these jumbo certificates of deposit was 4.79%. $74.7 million of our jumbo certificates will mature within 12 months of September 30, 2007. Our experience has been that many of our customers that hold large balance certificates of deposit have no other customer relationships with us and are not among our most profitable customers. As we reduce our rates on certificates of deposit, we believe we will reduce our outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce our average cost of funds.

The balance sheet restructuring reduced our assets and liabilities by approximately $169.1 million. Pursuant to the restructuring we decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. We presently do not contemplate any further balance sheet reduction, unless we ultimately decide to sell or close one or more branches in connection with our branch review process described below.

Net portfolio value is calculated by the Office of Thrift Supervision by using information provided by us. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended September 30, 2007, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Baltimore County Savings Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in Baltimore County Savings Bank’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

Liquidity and Capital Resources

BCSB Bankcorp has no business other than that of Baltimore County Savings Bank and investing its assets. Baltimore County Savings Bank is subject to certain regulatory limitations with respect to the payment of dividends to BCSB Bankcorp.

At September 30, 2007, Baltimore County Savings Bank exceeded all regulatory minimum capital requirements. For information regarding Baltimore County Savings Bank’s retained earnings as reported in its financial statements at September 30, 2007 to its tangible, core and risk-based capital levels and a comparison of regulatory requirements, see note 14 of notes to consolidated financial statements.

Our primary sources of funds are deposits and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Our primary investing activities are the origination of loans and the purchase of investment securities and mortgage-backed securities. During the years ended September 30, 2007, 2006 and 2005, we had 149.1 million, $129.5 million and $193.9 million, respectively, of loan originations. During the years ended September 30, 2007, 2006 and 2005, we purchased investment securities in the amounts of $802,000, $4.7 million and $11.5 million, respectively, and mortgage-backed securities in the amounts of $84.8 million, $6.7 million and $15.9 million, respectively. Our primary financing activity is the attraction of savings deposits.

We have other sources of liquidity if there is a need for funds. Baltimore County Savings Bank has the ability to obtain advances from the Federal Home Loan Bank of Atlanta. In addition, BCSB Bankcorp maintains a portion of its investments in interest-bearing deposits at other financial institutions that will be available, if needed.

Baltimore County Savings Bank’s average daily liquidity ratio for the month of September 2007 was approximately 24.3%. We seek to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. Because liquid assets generally provide for lower rates of return, our relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

Our most liquid assets are cash, interest-bearing deposits in other banks and federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on our operating, financing and investing activities during any given period. At September 30, 2007, cash, interest-bearing deposits in other banks and federal funds sold totaled $9.5 million, $17.1 million and $49.4 million, respectively.

We anticipate that we will have sufficient funds available to meet our current commitments. Certificates of deposit which are scheduled to mature in less than one year at September 30, 2007 totaled $256.5 million. Based on past experience, management believes that a significant portion of such deposits will remain with Baltimore County Savings Bank. Baltimore County Savings Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement Baltimore County Savings Bank has in this class of financial instruments and represents Baltimore County Savings Bank’s exposure to credit loss from nonperformance by the other party. Baltimore County Savings Bank generally requires collateral or other security to support financial instruments with off-balance-sheet credit risk. At September 30, 2007, Baltimore County Savings Bank had commitments under standby letters of credit, lines of credit and commitments to originate mortgage loans of $1.0 million, $29.9 million and $8.8 million, respectively. See note 3 of notes to the consolidated financial statements.

In connection with our stock option plan and our management recognition plan, BCSB Bankcorp repurchased 184 shares of its common stock at an aggregate cost of $2,100 and 371 shares at an aggregate cost of

$5,200 during the years ended September 30, 2006 and 2005, respectively. BCSB Bankcorp did not repurchase any shares during the year ended September 30, 2007.

In June 2002, BCSB Bankcorp issued $12,887,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust I, a Delaware business trust, in which BCSB Bankcorp owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and reset quarterly. The rate was 9.01% at September 30, 2007. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. BCSB Bankcorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bankcorp of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The preferred securities are redeemable by BCSB Bankcorp on or after September 30, 2007 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

In September 2003, BCSB Bankcorp issued $10,310,000 of junior subordinated debentures to BCSB Bankcorp Capital Trust II, a Delaware business trust, in which BCSB Bankcorp owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and reset quarterly. The rate was 8.65% at September 30, 2007. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. BCSB Bankcorp’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by BCSB Bankcorp of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The preferred securities are redeemable by BCSB Bankcorp on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

Pursuant to these trust preferred securities, BCSB Bankcorp made quarterly interest payments, which totaled $2.1 million during the year ended September 30, 2007.

At September 30, 2007, BCSB Bankcorp had cash and other liquid assets totaling $3.1 million, at the holding company level. Assuming that (i) interests rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, management estimates that, absent cash dividends from Baltimore County Savings Bank, BCSB Bankcorp would deplete its liquid assets by March 2009. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise capital, BCSB Bankcorp could at some point in the future default on its trust preferred securities obligations. In such event, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

Quarterly dividends were declared on November 23, 2005, February 22, May 24, and September 6, 2006 of $0.125 per share each. In keeping with Federal regulations, Baltimore County Savings Bank, M.H.C. applied for, and elected to waive receipt of, dividends from BCSB Bankcorp as to its shares, which amounted to 3,754,960 shares as of September 30, 2007, or 63.3%, of all outstanding shares of BCSB Bankcorp’s common stock. In December 2006, BCSB Bankcorp announced that it had determined to suspend its dividend program and has agreed with the Office of Thrift Supervision, that it will not issue a dividend to its stockholders going forward without Office of Thrift Supervision’s consent as BCSB Bankcorp seeks to implement its business plan to improve earnings, capital position and liquidity.

Commitments, Contingencies and Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	September 30,
	2007	2006	2005
	(In thousands)
Commitments to originate new loans	$8,835	$7,205	$16,071
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	29,942	30,485	27,023
Commercial letters of credit	1,010	754	701

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 20 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower.

The following table sets forth our contractual obligations as of September 30, 2007.

	Payments Due By Period
	Less than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years	Total
	(In thousands)
Time deposits	$256,558	$132,347	$4,199	$—	$393,104
Long-term borrowings	10,000	10,000	—	—	20,000
Junior subordinated debenture	—	—	—	23,197	23,197
Lease obligations	1,118	1,916	1,680	7,882	12,596

Total contractual cash obligations	$267,676	$144,263	$5,879	$31,079	$448,897

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except for the guarantees made by us with respect to the trust preferred securities issued by each of our trust subsidiaries, which are discussed in “—Liquidity and Capital Resources” and in note 8 to notes to the audited consolidated financial statements. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with BCSB Bankcorp is a party under which BCSB Bankcorp has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. Additionally, we have commitments to originate loans in the ordinary course of business.

Impact of New Accounting Standards

In February 2006, The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard is not anticipated to have a material impact on the financial condition, results of operations or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement is effective for fiscal years beginning after September 30, 2006. The adoption of this standard is not anticipated to have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact, if any, that the adoption may have on its financial statements.

In September 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods as defined in SFAS No. 106, “ Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The EITF reached a consensus that Bank Owned Life Insurance policies purchased for this purpose do not effectively settle the entity’s obligation to the employee in this regard and thus the entity must record compensation cost and a related liability. Entities should recognize the effects of applying this Issue through either, (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the balance sheet as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all prior periods. We are currently evaluating the impact of adopting this Issue on BCSB Bankcorp’s financial statements. This Issue is effective for fiscal years beginning after December 15, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of this Statement to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”), which provides detail in the quantification and correction of financial statement misstatements. SAB 108 specifies that companies should apply a combination of the “rollover” and “iron curtain” methodologies when making determinations of materiality. The rollover method quantifies a misstatement based on the amount of the error originating in the current year income statement. The iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, regardless of the year(s) of origination. SAB 108 instructs companies to quantify the misstatement under both methodologies and if either method results in the determination of a material error, then we must adjust our financial statements to correct the error. SAB 108 also reminds preparers that a change from an accounting principle that is not generally accepted to a principle that is generally accepted is a correction of an error. The Bulletin is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We do not expect the adoption of this Bulletin to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities.” This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are evaluating the impact of this new standard, but currently believe that adoption will not have a material impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” which is a replacement for SFAS No. 141. This statement establishes principles and requirements for how the acquirer in a business combination recognizes and measures identifiable assets acquired and liabilities assumed and the recognition and measurement of goodwill resulting from the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Inter-Company Agreements

In connection with this conversion BCSB Bancorp will enter into a tax allocation agreement with Baltimore County Savings Bank and all of the future wholly owned subsidiaries of BCSB Bancorp or Baltimore County Savings Bank. The tax allocation agreement will require that BCSB Bancorp and each of its subsidiaries pay its proportionate share of the consolidated tax liability of the consolidated filing group and establish the procedure for future payments to BCSB Bancorp of such tax liability attributable to subsidiaries other than BCSB Bancorp. In addition, BCSB Bancorp and Baltimore County Savings Bank will enter into an expense allocation agreement requiring payment of general and administrative expenses that are incurred by BCSB Bancorp and Baltimore County Savings Bank or their subsidiaries and reimbursement to Baltimore County Savings Bank for any expenses that are incurred by Baltimore County Savings Bank that are attributable to the activities of BCSB Bancorp.

Stock Ownership

The following table sets forth information as of December 21, 2007 (i) with respect to any person or entity who was known to BCSB Bankcorp to be the beneficial owner of more than 5% of our common stock, and (ii) as to our common stock beneficially owned by each director of Baltimore County Savings Bank, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Capital Stock Outstanding
Persons Owning Greater than 5%:
Baltimore County Savings Bank, M.H.C. 4111 E. Joppa Road, Suite 300 Baltimore, Maryland 21236	3,754,960		63.3%

BCSB Bankcorp, Inc. Employee Stock Ownership Plan et. al. 4111 E. Joppa Road Suite 300 Baltimore, Maryland 21239	385,894	(3)	6.5

Directors:
H. Adrian Cox	24,387		*
Henry V. Kahl	23,392		*
William M. Loughran	29,078		*
John J. Panzer, Jr.	29,017		*
Michael J. Klein	10,148		*
William J. Kappauf, Jr.	8,000		*
Joseph J. Bouffard	5,000		*
Ernest A. Moretti	—		*

Named Executive Officers:
Anthony R. Cole	1,600
David M. Meadows	10,532		*
Bonnie M. Klein	15,752		*

Other Executive Officer:
Daniel Wernecke	8,159		*

All directors and executive officers of BCSB Bankcorp as a group (12 persons)	165,065		2.8

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the Common Stock. The listed amounts include 15,000, 15,500, 6,000, 6,000, 6,000, 6,000, 4,000, 0, 0, 3,000, 3,000, 1,500 and 66,000 shares that Directors Cox, Kahl, Loughran, Panzer, Jr., Klein, Kappauf, Bouffard and Moretti, named executive officers Cole, Meadows and Klein, other executive officer Wernecke and all directors and executive officers of BCSB Bankcorp as a group, respectively, have the right to acquire upon the exercise of options exercisable within 60 days of December 21, 2007. The amounts shown exclude shares held for the benefit of directors under our deferred compensation plan trust. The shares held by the deferred compensation plan trust are held for the benefit of directors in the following amounts: Mr. Cox, 14,432 shares; Mr. Kahl, 13,212 shares; Mr. Loughran, 8,958, shares; Mr. Panzer 38,311 shares; Mr. Klein, 5,602 shares; and Mr. Kappauf, 646 shares. Such directors bear the economic risk associated with such shares. The listed amounts do not include shares with respect to which Directors Henry V. Kahl, H. Adrian Cox and William J. Kappauf, Jr. have voting power by virtue of their positions as trustees of the trusts holding 159,142 shares under our employee stock ownership plan and 117,497 shares under our deferred compensation plan, nor 42,350 shares as to which such individuals, along with Director Michael J. Klein, share dispositive power by virtue of their positions as directors of the Baltimore County Savings Bank Foundation, Inc., nor 18,364 shares with respect to which Directors Kahl, Cox, Panzer have voting power by virtue of their positions as trustees of our management recognition plan trust. Employee stock ownership plan shares are held in a suspense account for future allocation among participants as the loan used to purchase the shares is repaid. Shares held by the employee stock ownership plan trust and allocated to the accounts of participants are voted in accordance with the participants’ instructions, and unallocated shares are voted in the same ratio as employee stock ownership plan participants direct the voting of allocated shares or, in the absence of such direction, in the employee stock ownership plan trustees’ best judgment. As of December 21, 2007, 160,060 shares had been allocated. Shares held by the deferred compensation plan trust are voted in the same proportion as are the shares held by the employee stock ownership plan trust. The shares held by the management recognition plan trust are voted in the same proportion as the employee stock ownership plan trustees vote the shares held in the employee stock ownership plan trust. Shares held by the Foundation are voted in the same ratio as all other shares of common stock are voted.
(2)	Based on a total of 5,929,743 shares of Common Stock outstanding at December 21, 2007.
(3)	Includes 159,142 shares owned by the employee stock ownership plan, 117,497 shares owned by the deferred compensation plan, 48,541 shares owned by our 401(k) Plan, 18,364 shares owned by the management recognition plan trust and 42,350 shares owned by the Foundation. Henry V. Kahl, H. Adrian Cox and William J. Kappauf, Jr., who serve as directors of BCSB Bankcorp, serve as trustees of the employee stock ownership plan and the deferred compensation plan. Such individuals share voting power over shares held by the employee stock ownership plan and the deferred compensation plan and share dispositive power over shares held by the deferred compensation plan trust. Such individuals and Director Michael J. Klein serve as four of the Foundation’s nine directors and share dispositive power over shares held by the Foundation. Henry V. Kahl, H. Adrian Cox and John J. Panzer, Jr. who serve as directors of BCSB Bankcorp, serve as trustees of the management recognition plan trust. The trustees of the management recognition plan trust share voting and dispositive power over the shares held by the management recognition plan trust. Baltimore County Savings Bank is the trustee of the 401(k) Plan assets invested in common stock, and in their capacities as directors of Baltimore County Savings Bank, Messrs. Kahl, Cox and Kappauf share voting and dispositive power over shares held by the 401(k) Plan. In their individual capacity, such individuals disclaim beneficial ownership of shares held by the employee stock ownership plan, the deferred compensation plan, the management recognition plan trust, the 401(k) Plan and the Foundation.
*	Less than 1% of our outstanding common stock.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•

the number of shares of BCSB Bancorp common stock to be received in exchange for shares of BCSB Bankcorp common stock upon consummation of the conversion, based upon their beneficial ownership of BCSB Bankcorp common stock as of December 21, 2007;

•	the proposed purchases of BCSB Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of BCSB Bancorp common stock to be held upon consummation of the conversion.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See “The Conversion–Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares to be Received in Exchange for Shares of BCSB Bankcorp (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding
Joseph J. Bouffard	3,096	25,000	$250,000	28,096	*	%
H. Adrian Cox	15,366	1,000	10,000	16,366	*
Henry V. Kahl	14,486	500	5,000	14,986	*
William J. Kappauf, Jr.	4,954	500	5,000	5,454	*
Michael J. Klein	6,284	25,000	250,000	31,284	*
William M. Loughran	18,008	1,000	10,000	19,008	*
John J. Panzer, Jr.	17,970	1,000	10,000	18,970	*
Ernest A. Moretti	—	3,500	35,000	3,500	*
Anthony R. Cole	990	6,000	60,000	6,990	*
Bonnie M. Klein	9,755	1,000	10,000	10,755	*
David M. Meadows	6,522	1,000	10,000	7,522	*
Daniel Wernecke	5,052	—	—	5,052	*

Total	102,483	65,500	$655,000	167,983	4.5

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Includes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

As a savings and loan holding company, BCSB Bancorp will be required by federal law to report to, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. BCSB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. As a federal savings institution, Baltimore County Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposit insurer, and to Office of Thrift Supervision regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. Baltimore County Savings Bank is a member of the Federal Home Loan Bank System. Baltimore County Savings Bank must file reports with the Office of Thrift Supervision describing its activities and financial condition and must obtain the approval of the Office of Thrift Supervision prior to entering into certain transactions, such as mergers with or acquisitions of other depository institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Baltimore County Savings Bank’s safety and soundness and compliance with various regulatory requirements. The Federal Deposit Insurance Corporation also has the authority to conduct special examinations of Baltimore County Savings Bank because its deposits are insured, up to the applicable limits, by the Deposit Insurance Fund. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on BCSB Bancorp and Baltimore County Savings Bank and their operations.

The following section summarizes the material laws, rules and regulations that are or will be applicable Baltimore County Savings Bank and BCSB Bancorp. As such description of statutes and regulations is a summary, you should also refer to the actual statutes and regulations for a complete understanding of such statutes and regulations and their effects on Baltimore County Savings Bank or BCSB Bancorp.

Supervisory Agreement and Other Commitments

In addition to the regulatory requirements described below, on December 8, 2005, Baltimore County Savings Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. In addition to the Supervisory Agreement, we have made certain other commitments to the Office of Thrift Supervision. For a description of the terms of the Supervisory Agreement and our other commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supervisory Agreement and Other Commitments.”

Regulation of Federal Savings Associations

Business Activities. The activities of federal savings associations, such as Baltimore County Savings Bank, are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, certain lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings associations are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. See “–Prompt Corrective Regulatory Action.” The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At September 30, 2007, Baltimore County Savings Bank met each of its capital requirements. For information regarding our capital levels relative to regulatory requirements, see “Regulatory Capital Compliance.”

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures. Baltimore County Savings Bank was deemed “well capitalized” under the requirements at September 30, 2007.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Baltimore County Savings Bank, it is a subsidiary of a holding company. In the event the Baltimore County Savings Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, the Baltimore County Savings Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice. In addition to these limitations on capital distributions, we have made a commitment to the Office of Thrift Supervision that Baltimore County Savings Bank will not pay any dividend to BCSB Bankcorp or to Baltimore County Savings Bank, M.H.C. without the prior written approval of the Office of Thrift Supervision. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Supervisory Agreement and Other Commitments.”

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of September 30, 2007, the Baltimore County Savings Bank maintained 92.8% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Baltimore County Savings Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with an institution, including BCSB Bancorp and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officer’s and directors in compliance with federal banking laws. Under such laws, Baltimore County Savings Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Baltimore County Savings Bank may make to insiders based, in part, on Baltimore County Savings Bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis (including consolidated subsidiaries), are computed based upon the savings institution’s total assets, financial condition and complexity of its portfolio. The OTS assessments paid by Baltimore County Savings Bank for the fiscal year ended September 30, 2007 totaled $251,172.

Insurance of Deposit Accounts. Baltimore County Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005. Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. No institution may pay a dividend if in default of the Federal Deposit Insurance Corporation assessment.

The Federal Deposit Insurance Reform Act of 2005 also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. Baltimore County Savings Bank’s one-time credit is expected to be approximately $434,000. The Federal Deposit Insurance Reform Act of 2005 also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits. Our assessment for the six months ending September 30, 2007 was $137,000.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the year ending September 30, 2007 averaged 1.21 basis points of assessable deposits.

The Federal Deposit Insurance Reform Act of 2005 provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Baltimore County Savings Bank. We cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Baltimore County Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Baltimore County Savings Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. At September 30, 2007, Baltimore County Savings Bank had $20.0 million in advances outstanding from the Federal Home Loan Bank of Atlanta.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Baltimore County Savings Bank’s net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $48.3 million; a 10% reserve ratio is applied above $48.3 million. The first $7.8 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. These amounts are adjusted annually. Baltimore County Savings Bank complies with the foregoing requirements.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Baltimore County Savings Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Anti-Money Laundering

On October 26, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Baltimore County Savings Bank are subject to state usury laws to the extent applicable, and federal laws concerning interest rates. Baltimore County Savings Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligations to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Baltimore County Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and “Check 21”; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

Upon completion of the conversion, BCSB Bancorp will be a non-diversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as BCSB Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Baltimore County Savings Bank continued to be a qualified thrift lender. See “—Regulation of Federal Savings Associations—Qualified Thrift Lender Test.” The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless the company engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the qualified thrift lender test. Upon any non-supervisory acquisition by BCSB Bancorp of another savings institution that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, BCSB Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive effects.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Baltimore County Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to BCSB Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the Federal Change in Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company or savings association), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. A change of control may occur, and prior notice is required, upon the acquisition of 10% or more of BCSB Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of BCSB Bancorp. Under the Change in Control Act, the Office of Thrift Supervision generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

BCSB Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, BCSB Bancorp common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. BCSB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BCSB Bancorp may be resold without registration. Shares purchased by an affiliate of BCSB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BCSB Bancorp meets the current public information requirements of Rule 144, each affiliate of BCSB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BCSB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, BCSB Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by our audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, we do not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal and State Taxation

Federal Income Taxation

General. BCSB Bankcorp and Baltimore County Savings Bank, together with Baltimore County Savings Bank’s subsidiaries, report their consolidated taxable income on a fiscal year basis ending September 30, using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to BCSB Bankcorp and Baltimore County Savings Bank. BCSB Bankcorp is not currently under audit nor has it ever been audited by the Internal Revenue Service. Baltimore County Savings Bank, M.H.C. files its own separate federal income tax return.

BCSB Bankcorp and Baltimore County Savings Bank have entered into a tax allocation agreement. Because BCSB Bankcorp owns 100% of the issued and outstanding capital stock of Baltimore County Savings Bank, BCSB Bankcorp and Baltimore County Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which BCSB Bankcorp is the common parent corporation. As a result of this affiliation, Baltimore County Savings Bank may be included in the filing of a consolidated federal income tax return with BCSB Bankcorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. BCSB Bancorp will enter into a similar agreement with Baltimore County Savings Bank upon completion of the conversion.

Distributions. To the extent that BCSB Bankcorp makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from its unrecaptured tax bad debt reserve as of December 31, 1987 (the “base year reserve”), to the extent thereof and then from BCSB Bankcorp’s supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in BCSB Bankcorp’s income. Non-dividend distributions include distributions in excess of BCSB Bankcorp’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of BCSB Bankcorp’s current or accumulated earnings and profits will not be included in BCSB Bankcorp’s income.

The amount of additional income created from a non-dividend distribution is equal to the lesser of the base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. BCSB Bankcorp does not intend to pay dividends that would result in the recapture of any portion of the bad debt reserves.

Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by alternative minimum tax net operating loss carryovers of which BCSB Bankcorp currently had approximately $13.3 million at September 30, 2007. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Alternative minimum tax is due when it exceeds the regular income tax. BCSB Bankcorp has not had a liability for a tax on alternative minimum taxable income during the past five years.

Elimination of Dividends. BCSB Bankcorp may exclude from its income 100% of dividends received from Baltimore County Savings Bank as a member of the same affiliated group of corporations.

State Taxation

Maryland Taxation. BCSB Bankcorp and Baltimore County Savings Bank file separate Maryland income tax returns. The State of Maryland imposes an income tax on income, measured substantially the same as federally taxable income. This tax was increased from 7% of income to 8.25% of income, effective January 1, 2008. The State of Maryland currently assesses a personal property tax for December 2000 and forward. BCSB Bankcorp is not currently under audit with respect to its Maryland income tax returns and its state tax returns have not been audited for the past five years. Baltimore County Savings Bank, M.H.C. files its own separate federal and state income tax returns.

THE CONVERSION

The Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Baltimore County Savings Bank, M.H.C. and the stockholders of BCSB Bankcorp. An annual meeting of members and an annual meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

General

On February 14, 2007, the respective Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously adopted the plan of conversion and reorganization. The plan of reorganization was amended and restated on March 7, 2007, May 14, 2007, August 22, 2007, October 24, 2007 and January 16, 2008. Under the plan of conversion and reorganization, Baltimore County Savings Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of BCSB Bancorp, a newly formed Maryland corporation. Current stockholders of BCSB Bankcorp, other than Baltimore County Savings Bank, M.H.C., will receive shares of BCSB Bancorp common stock in exchange for their shares of BCSB Bankcorp common stock. Following the conversion, Baltimore County Savings Bank, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by BCSB Bancorp of its common stock to qualifying depositors and borrowers of Baltimore County Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of BCSB Bancorp and Baltimore County Savings Bank as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by BCSB Bancorp from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Baltimore County Savings Bank, M.H.C.’s members and BCSB Bankcorp’s stockholders. The plan of conversion and reorganization was approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. at special meetings held on October 11, 2007, but, in light of the new appraisal dated February 6, 2008 of our pro forma market value and certain amendments to the plan of conversion and reorganization, we are resubmitting the plan of conversion and reorganization to BCSB Bankcorp’s stockholders at the annual meeting and to Baltimore County Savings Bank, M.H.C.’s members at a special meeting to be held on April 2, 2008. The previous vote of our stockholders approving the plan of conversion and reorganization, as well as the informational proposals and the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion and reorganization, and the vote of Baltimore County Savings Bank, M.H.C.’s members approving the plan of conversion and reorganization, are no longer effective, and we cannot complete the conversion unless the plan of conversion and reorganization are approved by our stockholders at the annual meeting and by Baltimore County Savings Bank, M.H.C.’s members at the special meeting of members to be held on April 2, 2008.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Baltimore County Savings Bank upon request and is available for inspection at the offices of Baltimore County Savings Bank and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. unanimously approved the conversion as being in the best interests of BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C. and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion.

The conversion will result in the raising of additional capital for BCSB Bancorp and Baltimore County Savings Bank, which will support Baltimore County Savings Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by BCSB Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although BCSB Bankcorp currently has the ability to raise additional capital through the sale of additional shares of BCSB Bankcorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Baltimore County Savings Bank, M.H.C. hold a majority of the outstanding shares of BCSB Bankcorp common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for BCSB Bancorp common stock, which we have applied to have listed on the Nasdaq Global Market, than currently exists for BCSB Bankcorp common stock.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Baltimore County Savings Bank had undertaken a standard conversion in 1998, applicable Office of Thrift Supervision regulations would have required a greater amount of BCSB Bankcorp common stock to be sold than the amount that was sold in connection with the formation of Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp. If a standard conversion had been conducted in 1998, management of Baltimore County Savings Bank believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Baltimore County Savings Bank, M.H.C. In addition, a standard conversion in 1998 would have immediately eliminated all aspects of the mutual form of organization.

The primary disadvantage of the conversion considered by Baltimore County Savings Bank’s Board of Directors is the fact that operating in the stock holding company form of organization could subject Baltimore County Savings Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Description of the Conversion

BCSB Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Baltimore County Savings Bank. To effect the conversion, the following will occur:

•	BCSB Bankcorp will convert into an interim federal stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which BCSB Bankcorp will cease to exist;

•

Baltimore County Savings Bank, M.H.C. will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, pursuant to which Baltimore County Savings Bank, M.H.C. will cease to exist and the shares of BCSB Bankcorp common stock held by Baltimore County Savings Bank, M.H.C. will be canceled; and

•	Baltimore County Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of BCSB Bancorp, and then will merge with and into Baltimore County Savings Bank.

As a result of the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank, Baltimore County Savings Bank will become a wholly owned subsidiary of BCSB Bancorp and the outstanding shares of BCSB Bankcorp common stock held by persons other than Baltimore County Savings Bank, M.H.C. will be converted into a number of shares of BCSB Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of BCSB Bancorp common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of BCSB Bankcorp common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by existing public stockholders of BCSB Bankcorp in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Baltimore County Savings Bank, M.H.C. at the annual meeting of members, (3) holders of at least two-thirds of the shares of the outstanding BCSB Bankcorp common stock at the annual meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of BCSB Bankcorp, excluding shares held by Baltimore County Savings Bank, M.H.C., at the annual meeting of stockholders.

Effects of Conversion on Depositors, Borrowers and Members

General. Each depositor in Baltimore County Savings Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Baltimore County Savings Bank, M.H.C. is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Baltimore County Savings Bank, M.H.C. after other claims are paid. Any depositor who opens a deposit account at Baltimore County Savings Bank obtains a pro rata ownership interest in the net worth of Baltimore County Savings Bank, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Baltimore County Savings Bank, M.H.C., which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Baltimore County Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Baltimore County Savings Bank will continue to provide services for depositors and borrowers under current Baltimore County Savings Bank policies by its present management and staff.

The directors of Baltimore County Savings Bank at the time of conversion will serve as directors of Baltimore County Savings Bank after the conversion. The Board of Directors of BCSB Bancorp is composed of the individuals who currently serve on the Board of Directors of BCSB Bankcorp. All officers of Baltimore County Savings Bank at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Baltimore County Savings Bank. All deposit accounts in Baltimore County Savings Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Baltimore County Savings Bank.

After the conversion, all loans of Baltimore County Savings Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members. Voting rights in Baltimore County Savings Bank, M.H.C., as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Baltimore County Savings Bank, M.H.C., which will cease to exist. The holders of the common stock of BCSB Bancorp will possess all voting rights in BCSB Bancorp, and BCSB Bancorp, as the sole stockholder of Baltimore County Savings Bank, will possess all voting rights in Baltimore County Savings Bank. Depositors and borrowers of Baltimore County Savings Bank will not have any voting rights after the conversion except to the extent that they become stockholders of BCSB Bancorp by purchasing common stock.

Effect on Liquidation Rights. If Baltimore County Savings Bank, M.H.C. were to liquidate, all claims of Baltimore County Savings Bank, M.H.C.’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Baltimore County Savings Bank, M.H.C. would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Baltimore County Savings Bank immediately before liquidation. In the unlikely event that Baltimore County Savings Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to BCSB Bancorp as the holder of Baltimore County Savings Bank’s capital stock.

Benefits of the Conversion to Management

We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase in the offering a number of shares equal to 7% of the shares that will be outstanding following the conversion, less the 182,930 shares, to be adjusted for the exchange ratio, that our employee stock ownership plan purchased historically. The purchase will be funded with the proceeds of a loan from BCSB Bancorp. We expect the loan to have a 15-year term. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, if we implement the plan within one year following the conversion, the plan must be approved by the stockholders of BCSB Bancorp by a majority of the votes eligible to be cast. Under this plan, we may award to our employees and directors a number of stock options equal to 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 228,660 shares, to be adjusted for the exchange ratio, that were authorized for option awards under our 1999 stock option plan. In addition, we may award to our employees and directors a number of shares of restricted stock equal to 3.0% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, less the 91,464 shares, to be adjusted for the exchange ratio, of restricted stock authorized for award under our existing management recognition plan. In no event will the number of options available for grant under our future equity incentive plan, combined with options granted under our 1999 option plan, exceed 10% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion. In no event will the number of shares available for awards of restricted stock under our future equity incentive plan, combined with shares of restricted stock awarded under our management recognition plan, exceed 3% of the shares of BCSB Bancorp common stock that will be outstanding following the conversion, except that in the event Baltimore County Savings Bank is able to attain a level of tangible capital of at least 10% of adjusted total assets by the time we submit our future equity incentive plan to our stockholders, we would increase the amount of shares available for awards of restricted stock under our future equity incentive plan by an amount equal to 1% of the shares of BCSB Bancorp common stock that will be outstanding immediately upon consummation of the conversion. We intend to file a registration statement with the Securities and Exchange Commission concurrently with the completion of the conversion to register shares that may be awarded under our management recognition plan or that are subject to outstanding options or options that may in the future be granted under our 1999 stock option plan. Unless earlier terminated by our board of directors, our 1999 stock option plan will terminate on July 15, 2009, and our management recognition plan will terminate upon the distribution of all assets held by the trust established in accordance with the plan. Once a plan terminates, we may not make any further awards under that plan. After these plans terminate, should there continue to be unawarded shares remaining in the plans, those shares will expire and may not be added to our future equity incentive plan. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense if we adopt this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Employment and Change in Control Agreements. Baltimore County Savings Bank has entered into a three-year employment agreement with Joseph J. Bouffard, our President and Chief Executive Officer. Baltimore County Savings Bank also entered into three-year severance agreements with each of Anthony R. Cole, our Executive Vice President and Chief Financial Officer, Daniel Wernecke, our Executive Vice President, David M. Meadows, our Executive Vice President, General Counsel and Secretary, and Bonnie M. Klein, our Senior Vice President and Treasurer. These agreements provide for severance benefits if the executive is terminated following a change in control of BCSB Bankcorp or Baltimore County Savings Bank. The conversion does not constitute a change in control under these agreements. We also intend to enter amendments to the agreements to reflect the new holding company structure and to have the holding company guarantee payments due under the agreement, if those payments are not made by Baltimore County Savings Bank. Under the agreements, if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurred on September 30, 2007 and Messrs. Bouffard, Cole, Wernecke and Meadows and Ms. Klein’s employment were terminated, the total cash payments due (excluding certain continuing benefit obligations) would equal approximately $2.3 million.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

Share Price	Value of
	45,492 Shares Awarded at Minimum of Range	53,520 Shares Awarded at Midpoint of Range	61,547 Shares Awarded at Maximum of Range	70,782 Shares Awarded at 15% Above Maximum of Range
	(In thousands, except per share amounts)
$8.00	$364	$428	$492	$566
10.00	455	535	615	708
12.00	546	642	739	849
14.00	637	749	862	991

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of exercise prices from $8.00 per share to $14.00 per share. In preparing this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

Exercise Price	Value of
	Option Value Per Share	191,763 Options Granted at Minimum of Range	225,603 Options Granted at Midpoint of Range	259,442 Options Granted at Maximum of Range	298,365 Options Granted at 15% Above Maximum of Range
	(In thousands, except per share amounts)
$8.00	$3.30	$633	$744	$856	$985
10.00	4.12	790	929	1,069	1,229
12.00	4.95	949	1,117	1,284	1,477
14.00	5.77	1,106	1,302	1,497	1,722

The following table summarizes, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Total Estimated Value Of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering	At Minimum of Offering Range	At Maximum of Offering Range
				(Dollars in thousands)
Employee stock ownership plan (1)	122,197	165,323	6.18%	$1,222	$1,653
Restricted stock awards (1)	45,492	61,547	2.30	455	615
Stock options (2)	191,763	259,442	9.70	790	1,069

Total	359,452	486,312	18.19	$2,467	$3,338

(1)	Assumes the value of BCSB Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.12, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

We may fund our future equity incentive plan through open market purchases, as opposed to new issuances of stock. Should we issue new shares to fund our plans other than our existing management recognition plan, stockholders would experience dilution of 1.44% from restricted stock awards and 5.59% from option awards. Our existing management recognition plan will be funded with shares already purchased in the open market and held in trust. If any options previously granted or that in the future may be granted under BCSB Bankcorp’s 1999 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance in applying this test. Funding option exercises under our 1999 Stock Option Plan with newly issued shares would cause dilution to stockholders of up to 3.51%. The total maximum dilution that stockholders of BCSB Bancorp could experience if newly issued shares are used to fund our future equity incentive plan, assuming the equity incentive plan is implemented within one year after the conversion, and option exercises under our 1999 stock option plan, assuming all options are granted under that plan, is 9.09%.

The following table presents information as of September 30, 2007 regarding our existing employee stock ownership plan, options and restricted stock previously awarded under our 1999 Stock Option Plan, our Management Recognition Plan, our new employee stock ownership plan and our proposed equity incentive plan. The table below assumes that 4,222,937 shares are outstanding after the stock offering, which includes the sale of 2,674,139 shares in the offering at the maximum of the offering range and the issuance of 1,548,798 shares in exchange for shares of BCSB Bankcorp common stock using an exchange ratio of 0.7122. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares (1)		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Employees
Shares purchased in 1998 mutual holding company reorganization		130,283	(2)	$1,302,830		3.09%
Shares to be purchased in the offering		165,323		1,653,230		3.91

Total employee stock ownership plan		295,606		2,956,060		7.00
Restricted Stock Awards:	Directors and officers
Management recognition plan:
Previously awarded		58,828	(3)	588,277	(4)	1.39
Available for future awards		6,313		63,129		0.15

Total		65,141		651,407		1.54
New shares of restricted stock		61,547		615,470	(4)	1.46

Total shares of restricted stock		126,688		1,266,877		3.00
Stock Options:	Directors and officers
1999 stock option plan:
Previously granted		137,099	(5)	716,490	(6)	3.25
Available for future grants		25,753		106,103	(6)	.61

Total		162,852		822,593		3.86
New stock options		259,442		1,068,901	(6)	6.14

Total stock options		422,294		1,891,494		10.00

Total stock benefit plans		844,587		$6,114,431		20.00%

(1)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 0.7122 exchange ratio at the maximum of the offering range.
(2)	Of these shares, 120,511, adjusted for the 0.7122 exchange ratio at the maximum of the offering range, have been allocated to the accounts of participants.
(3)	Consists of previously awarded shares of restricted stock, all of which have vested, and the shares of BCSB Bankcorp common stock subject to these awards have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(5)

Consists of options that have been exercised or that remain outstanding. Of this amount, options for 46,293 shares, as adjusted for the 0.7122 exchange ratio at the maximum of the offering range, have been exercised to date, and the remaining options for 86,532 shares, as adjusted for the 0.7122 exchange ratio at the maximum of the offering range, remain outstanding.
(6)	The weighted-average fair value of the 121,500 options, 86,532 shares as adjusted for the 0.7122 exchange ratio at the maximum of the offering range, granted and that remain unexercised and outstanding under the 1999 Stock Option Plan, prior to adjustment for the 0.7122 exchange ratio at the maximum of the offering range, has been estimated using the Black-Scholes option pricing model. Prior to the adjustment for the exchange ratio, there were 23,250 options that remain exercisable granted in July 1999 valued at $4.48 per option, 68,250 options that remain exercisable granted in July 2002 valued at $6.04 per option, 20,000 options that remain exercisable granted in December 2006 valued at $7.70 per option and 10,000 granted in September 2007 valued at $4.61 per option. The assumptions used for the options granted in July 1999, July 2002 and November 2006 were the following: exercise price, $8.00, $11.375 and $14.97, respectively; dividend yield, 6.25%, 4.08% and 0%, respectively; expected life, 10.0 years, 10.0 years and 10.0 years, respectively; expected volatility, 31.55%, 32.63% and 29.95%, respectively; and risk-free interest rate, 5.72%, 4.49% and 4.65%, respectively. The fair value of stock options to be granted under the new equity incentive plan and options that may be granted under the 1999 stock option plan has been estimated at $4.12 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 20.54%; and risk-free interest rate, 3.94%. No value is provided for options that have been exercised to date, as the Black-Scholes option pricing model is not applicable.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp, or Baltimore County Savings Bank, M.H.C. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Baltimore County Savings Bank, BCSB Bankcorp, BCSB Bancorp and Baltimore County Savings Bank, M.H.C. and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to BCSB Bankcorp, Baltimore County Savings Bank, Baltimore County Savings Bank, M.H.C. and BCSB Bancorp that, for federal income tax purposes:

1.	the conversion of Baltimore County Savings Bank, M.H.C. from mutual form to a federal interim stock savings association to be named Baltimore County Interim Federal Savings and Loan Association I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I or Baltimore County Savings Bank, M.H.C. by reason of such conversion;

2.	the merger of Baltimore County Interim Federal Savings and Loan Association I into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association I, Baltimore County Savings Bank, M.H.C. or Baltimore County Savings Bank by reason of such merger;

3.	the conversion of BCSB Bankcorp from mutual form to Baltimore County Interim Federal Savings and Loan Association II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II or BCSB Bankcorp by reason of such conversion;

4.	the merger of Baltimore County Interim Federal Savings and Loan Association II into Baltimore County Savings Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association II, BCSB Bankcorp or Baltimore County Savings Bank by reason of such merger;

5.	the merger of Baltimore County Interim Federal Savings and Loan Association III with and into Baltimore County Savings Bank (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Baltimore County Interim Federal Savings and Loan Association III, Baltimore County Savings Bank or BCSB Bancorp by reason of the bank merger;

6.	no gain or loss will be recognized by the current stockholders of BCSB Bankcorp upon the receipt of shares of common stock of BCSB Bancorp pursuant to the conversion except to the extent of any cash received in lieu of a fractional share interest in BCSB Bancorp;

7.	the aggregate tax basis of the shares of the BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will be the same as the aggregate tax basis of the BCSB Bankcorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in BCSB Bankcorp for which cash is received;

8.	the holding period of the shares of BCSB Bancorp common stock to be received by the current stockholders of BCSB Bankcorp will include the holding period of the shares of BCSB Bankcorp common stock, provided that BCSB Bankcorp common stock was held as a capital asset on the date of the bank merger;

9.	a holder of shares of BCSB Bankcorp common stock who receives cash in lieu of a fractional share of BCSB Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of BCSB Bankcorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of BCSB Bankcorp common stock is more than one year on the date of the bank merger;

10.	no gain or loss will be recognized by BCSB Bancorp upon the sale of shares of common stock in the offering;

11.	no gain or loss will be recognized by members of Baltimore County Savings Bank, M.H.C. upon the issuance to them of interests in the liquidation account in Baltimore County Savings Bank pursuant to the merger of Baltimore County Savings Bank, M.H.C. into Baltimore County Savings Bank;

12.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of BCSB Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

13.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offerings pursuant to the exercise of the subscription rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

14.	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in paragraphs 12 and 13 above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase BCSB Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes. If the subscription rights are found to have market value greater than zero, income may be recognized by various recipients of the subscription rights (whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Baltimore County Savings Bank has also received an opinion from Stegman & Company, Baltimore, Maryland, that, assuming the conversion does not result in any federal income tax liability to Baltimore County Savings Bank, its account holders, Baltimore County Savings Bank, M.H.C., BCSB Bankcorp, or BCSB Bancorp, implementation of the plan of conversion and reorganization will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Stegman & Company, are filed as exhibits to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Liquidation Rights

In the unlikely event of a complete liquidation of Baltimore County Savings Bank, M.H.C. before the conversion, each depositor in Baltimore County Savings Bank would receive a pro rata share of any assets of Baltimore County Savings Bank, M.H.C. remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Baltimore County Savings Bank at the time of liquidation. In the event of a complete liquidation of Baltimore County Savings Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Baltimore County Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Baltimore County Savings Bank or BCSB Bancorp above that amount.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to 63.3% of BCSB Bankcorp’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this proxy statement/prospectus, the initial balance of the liquidation account would be approximately $21.5 million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Baltimore County Savings Bank, would be entitled, upon a complete liquidation of Baltimore County Savings Bank after the conversion, to an interest in the liquidation account before any payment to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Baltimore County Savings Bank at the close of business on December 31, 2005 or September 30, 2007, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the September 30, 2007 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Baltimore County Savings Bank on such date.

If, however, on any September 30 annual closing date of Baltimore County Savings Bank, commencing September 30, 2008, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or December 31, 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to BCSB Bancorp as the sole stockholder of Baltimore County Savings Bank.

No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which Baltimore County Savings Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). All prospective purchasers are to send payment directly to Baltimore County Savings Bank, where such funds will be held in a segregated statement account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the conversion and the offering of our common stock. In all states where we are required to conduct all offers and sales through a registered broker-dealer, all such transactions will be conducted by Sandler O’Neill. In addition, in its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of conversion and reorganization;

•

reviewing with our Board of Directors the financial impact of the offerings on BCSB Bankcorp, Baltimore County Savings Bank and Baltimore County Savings Bank, M.H.C., based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offerings;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and/or broker-dealers in connection with the offerings; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for fees and expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, our agents, Sandler O’Neill, as sole book-running manager, and Sterne, Agee & Leach, Inc., as co-manager, will receive an aggregate management fee of 1% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to our agents and other NASD member firms in the syndicated community offering will not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse our agents for their legal fees and expenses associated with its marketing effort, up to a maximum of $150,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, our agents will only receive reimbursement of their reasonable out-of-pocket expenses. We will indemnify our agents against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and member vote calculation; (2) design and preparation of member proxy, stock order and/or request forms; (3) organization and supervision of the conversion center; (4) member proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $30,000 and reimbursement for its reasonable out-of-pocket expenses up to a maximum of $20,000. We have made an advance payment of $10,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about BCSB Bancorp. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of BCSB Bancorp and Baltimore County Savings Bank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial Advisors, Inc. received fees totaling $80,000 for its initial appraisal and the subsequent updates and will receive fees of $30,000 for its current appraisal, plus reasonable travel and out-of-pocket expenses, including legal fees, arising out of, related to, or based upon the conversion, and, if necessary, $5,000 for any appraisal updates. Neither we nor our affiliates have paid any other fees to Feldman Financial Advisors, Inc. during the past two years. We have agreed to indemnify Feldman Financial Advisors, Inc. under certain circumstances against losses, claims, damages and liabilities arising out of or in any way relating to the appraisal services provided by Feldman Financial Advisors, Inc., except to the extent arising out of or attributable to the bad faith or willful misconduct of Feldman Financial Advisors, Inc. or its directors, officers, agents or employees. Other than the evaluation and appraisal for this conversion, Baltimore County Savings Bank has not had any other material relationship with Feldman Financial Advisors, Inc. within the previous two years.

Feldman Financial Advisors, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors, Inc. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors, Inc. reviewed Baltimore County Savings Bank, M.H.C.’s conversion application as filed with the Office of Thrift Supervision and BCSB Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors, Inc. had discussions with our management regarding the offering, financial condition and results from operations. Feldman Financial Advisors, Inc. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors, Inc. in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors, Inc. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that Feldman Financial Advisors, Inc. deemed comparable to us;

•	the specific terms of the offering of BCSB Bancorp’s common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors, Inc.’s analysis utilized four selected valuation procedures, the price/book method, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. Feldman Financial Advisors, Inc.’s appraisal report is filed as an exhibit to the registration statement that BCSB Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors, Inc. placed the greatest emphasis on the price/book and price/tangible book methods in estimating pro forma market value, as BCSB is currently in a negative earnings position. Feldman Financial Advisors, Inc. compared the pro forma price/book and price/tangible book ratios for BCSB Bancorp to the same ratios for a peer group of comparable companies. After the elimination of one company, due to an announced merger, from the original peer group, and the subsequent addition of another peer institution, the peer group consisted of ten fully converted, publicly traded thrift holding companies in the Eastern United States with total assets of between $500 million and $1.0 billion, four of which were based in the Mid-Atlantic region of the United States. The peer group included companies with the following median characteristics:

•	assets size of $754.8 million;

•	non-performing assets of 0.46% of total assets;

•	loans of 75.4% of total assets;

•	tangible equity of 6.79% of total tangible assets; and

•	net income of 0.41% of average assets

Feldman Financial Advisors, Inc. did not consider the historical price/tangible book ratios indicated by BCSB Bankcorp’s stock trading history in determining its valuation because the price/tangible book ratio of BCSB Bankcorp in the mutual holding company structure is not comparable to the price/tangible book ratios of fully converted companies. Although the shares held by Baltimore County Savings Bank, M.H.C. are outstanding for purposes of calculating tangible book value per share, there has been no capital raised from the issuance of shares to Baltimore County Savings Bank, M.H.C. As a result, BCSB Bankcorp has a lower tangible book value per share and a higher price/tangible book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, BCSB Bankcorp’s earnings in the mutual holding company structure are lower than what they would be as a fully converted company because BCSB Bankcorp did not generate any investable proceeds from the issuance of shares to Baltimore County Savings Bank, M.H.C. Because historical price/tangible book ratios and price/core earnings multiples for BCSB Bankcorp are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by Feldman Financial Advisors, Inc.

On the basis of the analysis in its report, Feldman Financial Advisors, Inc. has advised us that, in its opinion, as of February 6, 2008, the estimated pro forma market value of BCSB Bancorp and Baltimore County

Savings Bank, as converted, was within the valuation range of $31.2 million and $42.2 million with a midpoint of $36.7 million.

Feldman Financial Advisors, Inc. prepared an initial appraisal March 21, 2007. Feldman Financial Advisors, Inc. subsequently prepared updated appraisals dated June 1, 2007, July 20, 2007 and August 6, 2007, taking into account recent financial developments through June 30, 2007 and updated stock price information. Following BCSB Bancorp’s decision to conduct a new offering, Feldman Financial Advisors, Inc. prepared a new appraisal dated January 9, 2008, taking into account recent financial developments through September 30, 2007 and updated stock price information. Feldman Financial Advisors, Inc. also prepared a more recent appraisal dated February 6, 2008, which considered financial developments through December 31, 2007 and prevailing stock price information.

Since the updated appraisal prepared by Feldman Financial Advisors, Inc., dated August 6, 2007, trading market prices of thrift stocks have trended dramatically lower. Overall, between August 6, 2007 and February 6, 2008, the peer group posted an average price change of negative 9.6% and a median price change of negative 7.0%. The SNL Thrift Index of all publicly traded thrift institutions fell by 24.6% over this same period.

Based on BCSB Bankcorp’s operating performance, market movements of BCSB Bankcorp’s currently traded common stock and stock of the comparative group and current market conditions for thrift stocks, Feldman Financial concluded that BCSB Bancorp’s pro forma market value on a fully converted basis should be lowered from its August 6, 2007 valuation. Feldman Financial determined the midpoint of the valuation range to be $36.7 million, approximately 34% lower than the $55.7 midpoint of its August 6, 2007 appraisal update. This revised midpoint valuation was reaffirmed by Feldman Financial in its February 6, 2008 appraisal update and produces a minimum valuation of $31.2 million, a maximum of $42.2 million and an adjusted maximum of $48.6 million. At BCSB Bankcorp’s trading price of $6.68 as of February 6, 2008, its market capitalization approximates $39.6 million, which is $2.9 million higher than the midpoint of the valuation range.

The public stockholders of BCSB Bankcorp common stock will own approximately the same percentage of new common stock in BCSB Bancorp after the conversion as they held in BCSB Bankcorp immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering, and (3) an adjustment to reflect the existing capital of Baltimore County Savings Bank, M.H.C. As a result, we established the offering range of $19,765,380 to $26,741,390, with a midpoint of $23,253,380, to give effect to Baltimore County Savings Bank, M.H.C.’s 63.3% interest in BCSB Bankcorp. Our Board of Directors reviewed Feldman Financial Advisors, Inc.’s appraisal report, including the methodology and the assumptions used by Feldman Financial Advisors, Inc., and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares issued in the offering would be between 1,976,538 and 2,674,139, with a midpoint of 2,325,338. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us based on financial data for the most recent 12-month period available through December 31, 2007.

	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
BCSB Bankcorp (1):
Minimum	N.M.	60.5	63.5
Midpoint	N.M.	67.2	70.4
Maximum	N.M.	73.2	76.5
Maximum, as adjusted	N.M.	79.4	82.7

Valuation of peer group companies as of February 6, 2008 (2):
Average	19.4	87.4	97.2
Median	14.9	89.8	93.0

(1)	Based on BCSB Bankcorp’s financial data as of and for the 12 months ended December 31, 2007. As Feldman Financial Advisors, Inc.’s appraisal utilized financial data as of or for the 12 months ended December 31, 2007, the data is not directly comparable to the data presented under “Pro Forma Data.” The amounts included in the pro forma financial information included under “Pro Forma Data” are based on financial data for BCSB Bankcorp as of or for the year ended September 30, 2007, which is a different basis than the data set forth in this table.
(2)	Reflects earnings for the most recent 12-month period for which data was publicly available.

BCSB Bankcorp reported negative core earnings for the most recent twelve month period ended December 31, 2007. Thus, comparisons to peer group ratios related to core earnings are not meaningful. Compared to the median pricing ratios of the peer group, at the midpoint of the offering range our stock would be priced at a discount of 25.2% to the peer group on a price-to-book basis and a discount of 24.3% to the peer group on a price-to-tangible-book basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by BCSB Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Feldman Financial Advisors, Inc., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 3,075,260 shares without any further notice to you.

No shares will be sold unless Feldman Financial Advisors, Inc. confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds will be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly, in full and with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial Advisors, Inc. establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Feldman Financial Advisors, Inc. relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial Advisors, Inc. also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While Feldman Financial Advisors, Inc. believes this information to be reliable, Feldman Financial Advisors, Inc. does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion and reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Copies of the appraisal report of Feldman Financial Advisors, Inc., including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Baltimore County Savings Bank and the other locations specified under “Where You Can Find More Information.”

Exchange of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of BCSB Bankcorp common stock (other than Baltimore County Savings Bank, M.H.C.), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of BCSB Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of BCSB Bankcorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing BCSB Bancorp common stock. BCSB Bankcorp stockholders should not forward their certificates to Baltimore County Savings Bank or the exchange agent until they have received the transmittal letter. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with shares of BCSB Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

You may sell your shares of BCSB Bankcorp common stock at any time prior to completion of the conversion. However, if you do not hold shares of BCSB Bankcorp common stock on the date we complete the conversion, you will not participate in the exchange of shares of BCSB Bancorp common stock for shares of BCSB Bankcorp common stock. If, after the date of this proxy statement/prospectus, you purchase shares of BCSB Bankcorp common stock and continue to hold the shares when we complete the conversion, your shares will be exchanged for shares of BCSB Bancorp common stock in the manner described in the preceding paragraph. Shares of BCSB Bankcorp common stock purchased after February 11, 2008 will not be entitled to vote on the plan of conversion or the other proposals described in this proxy statement/prospectus.

The exchange will occur as soon as practicable following completion of the conversion, and we will complete the conversion as soon as practicable following the termination of the offering. Office of Thrift Supervision regulations require that we complete the conversion within 45 days after the close of the subscription offering. The subscription offering is expected to terminate at 3:00 p.m., Eastern Time, on March 17, 2008. We may extend this termination date without notice to you until May 1, 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond April 2, 2010. We cannot complete the conversion unless the plan of conversion is approved by the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. Meetings of the stockholders of BCSB Bankcorp and the members of Baltimore County Savings Bank, M.H.C. will be held on April 2, 2008.

We will not issue any fractional shares of BCSB Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of BCSB Bancorp common stock for BCSB Bankcorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former BCSB Bankcorp shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered BCSB Bankcorp stock certificates. If you hold shares of BCSB Bankcorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of BCSB Bankcorp common stock will be entitled to receive any dividends on BCSB Bancorp common stock until the certificate representing such holder’s shares of BCSB Bankcorp common stock is surrendered in exchange for certificates representing shares of BCSB Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of BCSB Bankcorp common stock, dividends payable on shares of BCSB Bancorp common stock not then issued will accrue without interest. Any such dividends will be paid without interest upon surrender of the certificates representing shares of BCSB Bankcorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of BCSB Bankcorp common stock as evidencing ownership of the number of full shares of BCSB Bancorp common stock into which the shares of BCSB Bankcorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of BCSB Bancorp common stock to which a holder of BCSB Bankcorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of BCSB Bankcorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of BCSB Bancorp common stock is to be issued in a name other than that in which the certificate evidencing BCSB Bankcorp common stock surrendered in exchange therefore is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the conversion, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Baltimore County Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the conversion or issued in the share exchange will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased in the offering by our directors and executive officers and their associates may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Baltimore County Savings Bank as account holders. While this aspect of the conversion makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers and their associates for a period of one year following the conversion.

Purchases of outstanding shares of BCSB Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Baltimore County Savings Bank after adoption of the plan of conversion and reorganization, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of BCSB Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

BCSB Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of BCSB Bancorp may be resold without registration. Shares purchased by an affiliate of BCSB Bancorp will have resale restrictions under Rule 144 of the Securities Act. If BCSB Bancorp meets the current public information requirements of Rule 144, each affiliate of BCSB Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BCSB Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by BCSB Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion and reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion and reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion and reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of Baltimore County Savings Bank, M.H.C.’s members or BCSB Bankcorp stockholders.

Completion of the conversion requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion and reorganization by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion and reorganization will be terminated and Baltimore County Savings Bank will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion and reorganization at any time.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the conversion, current holders of BCSB Bankcorp common stock will become stockholders of BCSB Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of stockholders of BCSB Bancorp will be less than the rights stockholders of BCSB Bankcorp currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of BCSB Bancorp. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in BCSB Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of BCSB Bancorp and its stockholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of BCSB Bancorp and Maryland law.

Authorized Capital Stock. The authorized capital stock of BCSB Bancorp consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of BCSB Bankcorp consists of 13,500,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.

BCSB Bankcorp’s charter and BCSB Bancorp’ articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Baltimore County Savings Bank, M.H.C. is required to own not less than a majority of the outstanding common stock of BCSB Bankcorp. There will be no such restriction applicable to BCSB Bancorp following consummation of the conversion, as Baltimore County Savings Bank, M.H.C. will cease to exist.

BCSB Bancorp’s articles of incorporation does not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of BCSB Bancorp, whereas the current federal stock charter of BCSB Bankcorp restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, BCSB Bancorp could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of the capital stock of BCSB Bancorp could be issued directly to directors or officers without stockholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Stock Market, like BCSB Bancorp will be, to obtain stockholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plans discussed in this proxy statement/prospectus to stockholders for their approval.

Neither the federal stock charter and bylaws of BCSB Bankcorp nor the articles of incorporation and bylaws of BCSB Bancorp provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of BCSB Bankcorp or the articles of incorporation of BCSB Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to as many votes as equal to the number of shares you hold, multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Baltimore County Savings Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Baltimore County Savings Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect BCSB Bancorp because dividends from Baltimore County Savings Bank will be a primary source of funds for the payment of dividends to the stockholders of BCSB Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•

the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Board of Directors. The federal stock charter and bylaws of BCSB Bankcorp and the articles of incorporation and bylaws of BCSB Bancorp each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of BCSB Bankcorp and the bylaws of BCSB Bancorp, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of BCSB Bancorp provide that to be eligible to serve on the Board of Directors a person must:

•	be no older than 72 years of age, except for those directors serving on the board of Baltimore County Savings Bank continuously since its organization in 1955;

•	reside in either the Baltimore, Maryland Metropolitan Statistical Area or Cecil County, Maryland; and

•

not have been: (1) has been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; (2) within the past ten years, subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision;

•

not currently be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (whether chartered by state, the federal government or any other jurisdiction), other than Maryland

Financial Bank, that engages in business activities in the same market area as BCSB Bancorp or any of its subsidiaries;

•

not be a nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors under BCSB Bancorp’s bylaws; and

•

not be the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R. Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors under BCSB Bancorp’s bylaws.

These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of BCSB Bankcorp do not contain similar qualification requirements, except that the bylaws do contain the age requirement.

Under the bylaws of BCSB Bankcorp, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. The articles of incorporation of BCSB Bancorp provides that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Limitations on Liability. The articles of incorporation of BCSB Bancorp provides that, to the fullest extent permitted under Maryland law, directors and officers of BCSB Bancorp will not be personally liable to BCSB Bancorp or its stockholders for monetary damages. This provision would absolve directors and officers of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Currently, federal law does not permit federally chartered savings and loan holding companies like BCSB Bankcorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that BCSB Bankcorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of BCSB Bankcorp or its stockholders. BCSB Bankcorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, BCSB Bankcorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of BCSB Bancorp provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of BCSB Bancorp also provide that it will indemnify it employees and agents to such extent as shall be authorized by the board of directors of the bylaws and be permitted by law.

Annual Meetings of Stockholders. The bylaws of BCSB Bankcorp provide that annual meetings of the stockholders of BCSB Bankcorp may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of BCSB Bankcorp entitled to vote at the meeting. The bylaws of BCSB Bancorp provide that annual meetings of stockholders may be called by the Chairman, the President or by two-thirds of the total number of directors which BCSB Bancorp would have if there were no vacancies on the Board of Directors. In addition, the Secretary of BCSB Bancorp shall call a annual meeting upon the written request of not less than a majority of all shares outstanding and entitled to vote at the meeting.

Stockholder Nominations and Proposals. The bylaws of BCSB Bankcorp provide BCSB an advance notice procedure for stockholders to nominate directors or bring other business before an annual or annual meeting of stockholders of BCSB Bankcorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bankcorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bankcorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bankcorp appropriate notice of its intention to bring that business before the meeting. BCSB Bankcorp’s secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting; provided, however, that if less than 40 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bankcorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bankcorp with certain information concerning the nominee and the proposing stockholder.

BCSB Bancorp’s bylaws establish a similar advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of BCSB Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the BCSB Bancorp Board of Directors or by a stockholder who has given appropriate notice to BCSB Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given BCSB Bancorp appropriate notice of its intention to bring that business before the meeting. BCSB Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to BCSB Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide BCSB Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives BCSB Bancorp’s Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.

Stockholder Action Without a Meeting. The bylaws of BCSB Bancorp do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to BCSB Bankcorp provides that stockholders, holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares, may inspect and make extracts from specified books and records of a federally chartered savings and loan associations after proper written notice for a proper purpose. Maryland law provides that a stockholder holding less than five percent of the outstanding capital stock may inspect specified books and records. Additionally, stockholders who have for at least six months beneficially owned more than five percent of the outstanding capital stock may, upon written request, inspect and copy the corporation’s books of account and stock ledger.

Limitations on Voting Rights. The articles of incorporation of BCSB Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This

10% limit restriction can be if, before the beneficial owner of such shares acquired beneficial ownership of the shares in excess of the 10% limit, the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by BCSB Bancorp to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of BCSB Bancorp or any subsidiary or a trustee of a plan.

The charter of BCSB Bankcorp provides that, for a period of five years from the effective date of Baltimore County Savings Bank’s mutual holding company reorganization, no person, other than Baltimore County Savings Bank, M.H.C., shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of BCSB Bankcorp or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of BCSB Bankcorp and the holders of two-thirds of the outstanding stock of BCSB Bankcorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits BCSB Bankcorp to merge with another corporation without obtaining the approval of its stockholders if:

•	it does not involve an interim savings institution;

•	the charter of BCSB Bankcorp is not changed;

•

each share of BCSB Bankcorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of BCSB Bankcorp after such effective date; and

•

either: (a) no shares of voting stock of BCSB Bankcorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of BCSB Bankcorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of BCSB Bankcorp outstanding immediately before the effective date of the transaction.

BCSB Bancorp’s articles of incorporation require the approval of the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon. However, Maryland law provides that:

•

a merger of a 90% of more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

•	a share exchange need not be approved by the stockholders of the successor;

•	a transfer of assets need not be approved by the stockholders of the transferee; and

•

a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders. The articles of incorporation of BCSB Bancorp require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under BCSB Bancorp’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of BCSB Bancorp;

•

an affiliate of BCSB Bancorp and at any time in the two-year period before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the BCSB Bancorp; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter or bylaws of BCSB Bankcorp nor the federal laws and regulations applicable to BCSB Bankcorp contain a provision that restricts business combinations between BCSB Bankcorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to BCSB Bankcorp generally provides that a stockholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings and loan association that is listed on a national securities exchange or quoted on the Nasdaq Stock Market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Stock Market or any combination of such shares of stock and cash.

After the conversion, the rights of appraisal of the dissenting stockholders of BCSB Bancorp will be governed by Maryland law. Pursuant to the Maryland law, a stockholder of a Maryland corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange.

Evaluation of Offers. The articles of incorporation of BCSB Bancorp provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of BCSB Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of BCSB Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of BCSB Bancorp and its stockholders, give consideration to the following factors:

•	the economic effect, both immediate and long-term, upon BCSB Bancorp’s stockholders, including stockholders, if any, not to participate in the transaction;

•

the social and economic effect on the employees, depositors and customers of, and others dealing with, BCSB Bancorp and its subsidiaries and on the communities in which BCSB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of BCSB Bancorp;

•	whether a more favorable price could be obtained for BCSB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of BCSB Bancorp; and

•	any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of BCSB Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of BCSB Bancorp, even if the price offered is significantly greater than the then market price of any equity security of BCSB Bancorp.

Amendment of Governing Instruments. No amendment of the charter of BCSB Bankcorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of BCSB Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

The bylaws of BCSB Bankcorp may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the stockholders of BCSB Bankcorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of BCSB Bancorp may be amended by the affirmative vote of two-thirds of the Board of Directors or by the vote of the holders of not less a majority of the votes cast by holders of the capital stock of BCSB Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the stockholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Anti-Takeover Effects of BCSB Bancorp’s Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

The provisions described above are intended to reduce BCSB Bancorp’s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of BCSB Bancorp or Baltimore County Savings Bank occurs or a tender or exchange offer for our stock is made. We also maintain three change in control agreements with executive officers, which will provide such eligible officers and employees with additional payments and benefits on the individual’s termination in connection with a change in control of BCSB Bancorp or Baltimore County Savings Bank. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of BCSB Bancorp. Additionally, the provisions could deter offers to acquire the outstanding shares of BCSB Bancorp that might be viewed by stockholders to be in their best interests.

Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of BCSB Bancorp and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors’ judgment, the Board of Directors is in the best position to determine the value of BCSB Bancorp and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of BCSB Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of BCSB Bancorp. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of BCSB Bancorp’s articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.

RESTRICTIONS ON ACQUISITION OF BCSB BANCORP

AND BALTIMORE COUNTY SAVINGS BANK

Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to BCSB Bancorp upon consummation of the conversion.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of BCSB Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of BCSB Bancorp’s Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than BCSB Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of BCSB Bancorp.

A “business combination” includes:

•

any merger or consolidation of BCSB Bancorp or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange , mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of BCSB Bancorp or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the BCSB Bancorp and its subsidiaries;

•

the issuance or transfer by BCSB Bancorp or any of its subsidiaries (in one transaction or a series of transactions) of any securities of BCSB Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of BCSB Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of BCSB Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of BCSB Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of BCSB Bancorp, or any merger or consolidation of BCSB Bancorp with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BCSB Bancorp or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of BCSB Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Baltimore County Savings Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25%

of any class of BCSB Bancorp’s voting stock or the power to direct the management or policies of BCSB Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of BCSB Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF BCSB BANCORP CAPITAL STOCK

The common stock of BCSB Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

BCSB Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Prior to the completion of the conversion, no shares of BCSB Bancorp’s common stock will be outstanding. Each share of BCSB Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. BCSB Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. BCSB Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if BCSB Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of BCSB Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of BCSB Bancorp out of funds legally available for dividends. If BCSB Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of BCSB Bancorp will possess exclusive voting rights in BCSB Bancorp. They will elect BCSB Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If BCSB Bancorp issues preferred stock, holders of BCSB Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Baltimore County Savings Bank, BCSB Bancorp, as the sole holder of Baltimore County Savings Bank’s capital stock, would be entitled to receive all of Baltimore County Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Baltimore County Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of BCSB Bancorp, the holders of its common stock would be entitled to receive all of the assets of BCSB Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If BCSB Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of BCSB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

BCSB Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Pursuant to regulations promulgated under the Exchange Act, BCSB Bankcorp’s officers and directors and all persons who own more than 10% of the Common Stock (“Reporting Persons”) are required to file reports detailing their ownership and changes of ownership in the Common Stock (collectively, “Reports”) and to furnish BCSB Bankcorp with copies of all such Reports that are filed. Based solely on its review of such Reports or written representations that no such Reports were necessary that BCSB Bankcorp received in the past fiscal year or with respect to the past fiscal year, management believes that during fiscal year 2007 all Reporting Persons have complied with these reporting requirements.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of BCSB Bankcorp does not know of any matters that will be presented for consideration at the annual meeting other than as described in this proxy statement/prospectus. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters that fall within the purposes set forth in the Notice of annual meeting, including the adjournment of the annual meeting to a later date in order to permit further solicitation of proxies. In the event that there are not sufficient votes to constitute a quorum or to approve the Plan of Conversion at the time of the annual meeting, the proposals under consideration may not be approved unless such shareholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the annual meeting, no notice of the adjourned shareholder meeting is required to be given to BCSB Bankcorp’s shareholders, other than an announcement at the shareholder meeting of the hour, date and place to which the shareholder meeting is adjourned, unless the meeting is adjourned for 30 days or more. No proxy that is voted against the Plan of Conversion will be voted in favor of any adjournment or postponement of the annual meeting.

MISCELLANEOUS

We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BCSB Bankcorp common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without receiving additional compensation. We have retained Georgeson to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

Whether or not you plan to attend the special meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

STOCKHOLDER PROPOSALS

For consideration at the annual meeting, a stockholder proposal must be delivered or mailed to BCSB Bankcorp’s Secretary no later than March 3, 2008. In order to be eligible for inclusion in the proxy materials of BCSB Bankcorp for the annual meeting of Stockholders for the year ending September 30, 2008, any stockholder proposal to take action at such meeting must be received at BCSB Bankcorp’s executive offices at 4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236 by no later than October 27, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock and Transfer Company, Brooklyn, New York.

REGISTRATION REQUIREMENTS

BCSB Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by Stegman & Company, Baltimore, Maryland. Muldoon Murphy & Aguggia LLP and Stegman & Company have consented to the references to their opinions in this proxy statement/prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of BCSB Bankcorp as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007 appearing in this proxy statement/prospectus and registration statement have been audited by Stegman & Company, Baltimore, Maryland, Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the summary in this proxy statement/prospectus of its report to BCSB Bankcorp setting forth its opinion as to the estimated pro forma market value of BCSB Bancorp and Baltimore County Savings Bank, as converted, and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering, including the shares to be issued in exchange for shares of BCSB Bankcorp common stock. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

We have filed applications for approval of the conversion and the offering with the Office of Thrift Supervision, which includes proxy materials for BCSB Bankcorp’s annual meeting of stockholders, proxy materials for Baltimore County Savings Bank, M.H.C.’s annual meeting of members and certain other information. This proxy statement/prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1473 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of conversion and reorganization and BCSB Bancorp’s articles of incorporation and bylaws are available without charge from Baltimore County Savings Bank.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David M. Meadows

David M. Meadows
Secretary

February 22, 2008

Baltimore, Maryland

ANNUAL REPORT ON FORM 10-K

A COPY OF BCSB BANKCORP’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO EACH STOCKHOLDER AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BCSB BANKCORP, INC., 4111 JOPPA ROAD, SUITE 300, BALTIMORE, MARYLAND 21236.

I ndex to Consolidated Financial Statements of

BCSB Bankcorp, Inc.

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

BCSB Bankcorp, Inc.

Baltimore, Maryland

We have audited the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries (“the Company”) as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2007 and 2006 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

December 18, 2007

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2007	2006
	(dollars in thousands except per share data)
Assets
Cash	$9,468	$8,421
Interest bearing deposits in other banks	17,121	2,854
Federal funds sold	49,427	462

Cash and Cash Equivalents	76,016	11,737

Interest bearing time deposits	100	100
Investment securities, available for sale	3,970	143,068
Investment securities, held to maturity (fair value approximates $4,488 in 2006)	—	4,496
Loans receivable, net of allowances of ($2,650) and ($2,679)	416,302	463,776
Mortgage backed securities, available for sale	104,999	86,801
Mortgage backed securities, held to maturity (fair value approximates $28,356 in 2006)	—	28,675
Foreclosed real estate	94	94
Premises and equipment, net	10,454	11,225
Federal Home Loan Bank of Atlanta stock, at cost	2,270	6,972
Bank Owned Life Insurance	13,847	13,218
Goodwill and other intangible assets	2,477	2,536
Accrued interest and other assets	11,852	13,159

Total assets	$642,381	$785,857

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-Interest bearing	$30,880	$23,406
Interest-bearing	527,577	581,439

Total deposits	558,457	604,845
Federal Home Loan Bank of Atlanta advances short-term	10,000	40,000
Federal Home Loan Bank of Atlanta advances long-term	10,000	78,473
Junior Subordinated Debentures	23,197	23,197
Other liabilities	6,135	5,921

Total liabilities	607,789	752,436

Commitments and contingencies (Notes 3, 5, 7, 8, 9, 10, 11, 12 and 13)

Stockholders’ Equity
Common stock (par value $.01 – 13,500,000 authorized, 5,929,743 and 5,913,743 shares issued and outstanding at September 30, 2007 and 2006, respectively)	59	59
Additional paid-in capital	21,620	21,390
Obligation under Rabbi Trust	1,146	1,246
Retained earnings	13,590	16,511
Accumulated other comprehensive (loss)	(682)	(4,354)
Employee Stock Ownership Plan	(44)	(227)
Stock held by Rabbi Trust	(1,097)	(1,204)

Total stockholders’ equity	34,592	33,421

Total liabilities and stockholders’ equity	$642,381	$785,857

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended September 30,
	2007	2006	2005
	(dollars in thousands except per share data)
Interest and fees on loans	$28,578	$28,352	$24,286
Interest on mortgage backed securities	4,938	5,095	6,231
Interest and dividends on investment securities	3,303	6,342	5,637
Other interest income	2,293	206	69

Total interest income	39,112	39,995	36,223

Interest on deposits	20,405	18,379	14,711
Interest on borrowings – short term	1,082	2,484	1,471
Interest on borrowings – long term	1,975	2,992	2,738
Other interest expense	2,055	1,921	1,464

Total interest expense	25,517	25,776	20,384

Net interest income	13,595	14,219	15,839
Provision for losses on loans	117	194	453

Net interest income after provision for losses on loans	13,478	14,025	15,386

Other Income
Loss on repossessed assets	(3)	(24)	(276)
Mortgage Banking Operations	25	33	1
Fees on transaction accounts	699	561	686
(Loss) gain from sale of investments and mortgage backed securities	(5,865)	5	884
Loss on sale of loans held for sale	(1,207)	—	—
Income from Bank Owned Life Insurance	571	474	454
Miscellaneous income	445	452	391

Total other income	(5,335)	1,501	2,140

Non-Interest Expenses
Salaries and related expense	8,143	8,673	9,150
Occupancy expense	2,241	2,141	1,961
Data processing expense	1,469	1,680	2,195
Federal deposit insurance premiums	508	248	247
Property and equipment expense	1,189	1,301	1,151
Professional fees	603	490	228
Advertising	517	612	642
Telephone, postage and office supplies	383	437	579
(Recovery) loss on dishonored checks	(3,055)	10,752	—
Debt retirement expense	17	—	—
Other expenses	794	634	661

Total non-interest expenses	12,809	26,968	16,814

(Loss) income before tax (benefit) expense	(4,666)	(11,442)	712
Income tax (benefit) expense	(1,745)	(4,049)	111

Net (loss) income	$(2,921)	$(7,393)	$601

Net (loss) income Per Share of Common Stock :
Basic	$(.50)	$(1.26)	$0.10

Diluted	$(.50)	$(1.26)	$0.10

Dividends per share	$0.00	$0.50	$0.50

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2007, 2006, AND 2005

	Common Stock	Additional Paid-In Capital	Obligation Under Rabbi Trust	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Employee Stock Ownership Plan	Stock Held By Rabbi Trust	Total Stockholders’ Equity
	(dollars in thousands except per share data)
Balance – September 30, 2004	$59	$20,969	$1,222	$25,407	$(1,755)	$(593)	$(1,180)	$44,129
Compensation under stock based benefit plans	—	168	—	—	—	183	—	351
Exercised options	—	115	—	—	—	—	—	115
Rabbi Trust Liability	—	—	44	—	—	—	(27)	17
Distribution of stock for Rabbi Trust	—	—	(28)	—	—	—	28	—
Treasury stock purchased (371 shares)	—	(5)	—	—	—	—	—	(5)
Cash dividends declared ($.50 per share)	—	—		(1,045)				(1,045)
Comprehensive loss
Net income for the year ended September 30, 2005	—	—	—	601	—	—	—	—
Net change in unrealized gains on investment securities and mortgage backed securities, net of tax of $1,325	—	—	—	—	(2,131)	—	—	—
Reclassification adjustments for gains included in net income on available for sale securities, net of tax of $5	—	—	—	—	8	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(1,522)

Balance – September 30, 2005	59	21,247	1,238	24,963	(3,878)	(410)	(1,179)	42,040
Compensation under stock based benefit plans	—	130	—	—	—	183	—	313
Exercised options	—	15	—	—	—	—	—	15
Rabbi Trust Liability	—	—	37	—	—	—		37
Treasury stock purchased (184 shares)	—	(2)	—	—	—	—	—	(2)
Acquisition of stock for Rabbi Trust	—	—	—	—	—	—	(54)	(54)
Distribution of stock for Rabbi Trust	—	—	(29)	—	—	—	29	—
Cash dividends declared ($.50 per share)	—	—		(1,059)				(1,059)
Comprehensive loss
Net loss for the year ended September 30, 2006	—	—	—	(7,393)	—	—	—	—
Net change in unrealized gains (loss) on investment securities and mortgage backed securities, net of tax of $1,393	—	—	—	—	(476)	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	(7,869)

Balance – September 30, 2006	59	$21,390	$1,246	$16,511	$(4,354)	$(227)	$(1,204)	$33,421
Compensation under stock based benefit plans	—	96	—	—	—	183	—	279
Exercised options	—	134	—	—	—	—	—	134
Rabbi Trust Liability	—	—	18	—	—	—		18
Acquisition of stock for Rabbi Trust	—	—	—	—	—	—	(11)	(11)
Distribution of stock for Rabbi Trust	—	—	(118)	—	—	—	118	—
Comprehensive income
Net loss for the year ended September 30, 2007	—	—	—	(2,921)	—	—	—	—
Net change in unrealized gains on investment securities and mortgage backed securities, net of tax of $45	—	—	—	—	73	—	—	—
Reclassification adjustments for gains included in net income on available for sale securities, net of tax of $2,265	—	—	—	—	3,599	—	—	—
Comprehensive income	—	—	—	—	—	—	—	751

Balance – September 30, 2007	$59	$21,620	$1,146	$13,590	$(682)	$(44)	$(1,097)	$34,592

The accompany notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Years Ended September 30,
	2007	2006	2005
	(dollars in thousands)
Operating Activities
Net (loss) income	$(2,921)	$(7,393)	$601
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided (Used) by Operating Activities
Loss (gain) on sale of investments and mortgage backed securities	5,865	(5)	(884)
Loss on loans sold	1,207	—	—
Amortization of deferred loan fees, net	(166)	(173)	(157)
Provision for losses on loans	117	194	453
Non-cash compensation under Stock-based Benefit Plan	279	313	351
Amortization of premiums and discounts, net	221	319	122
Provision for depreciation	1,046	1,052	890
Loss on sale of repossessed assets	3	24	276
Income from Bank Owned Life Insurance	(571)	(474)	(452)
Increase in accrued interest and other assets	(1,002)	(4,153)	(52)
Increase (decrease) in other liabilities	533	1,652	(444)
Increase in obligation under Rabbi Trust	18	38	44

Net cash provided (used) by operating activities	4,629	(8,606)	748

Cash Flows from Investing Activities
Purchase of Bank Owned Life Insurance	(57)	(78)	(303)
Purchase of investment securities – available for sale	(802)	(1,707)	(11,491)
Proceeds from maturities of investment securities – available for sale	15,000	4,500	2,000
Proceeds from sale of investment securities – available for sale	126,480	5,405	15,536
Purchases of investment securities – held to maturity	—	(3,000)	—
Proceeds from maturities of investment securities – held to maturity	3,500	500	500
Proceeds from loans sold	45,231	—	—
Net decrease (increase) in loans	641	(10,090)	(69,217)
Purchase of mortgage backed securities – available for sale	(84,867)	—	(10,616)
Principal collected on mortgage backed securities	16,637	28,918	38,508
Proceeds from sale of mortgage backed securities – available for sale	77,771	—	8,351
Purchase of mortgage backed securities – held to maturity	—	(6,704)	(5,271)
Proceeds from sales of repossessed assets	275	307	422
Investment in premises and equipment	(276)	(1,495)	(2,432)
Redemption (purchase) of Federal Home Loan Bank of Atlanta stock	4,702	1,088	(1,955)

Net cash provided (used) by investing activities	204,235	17,644	(35,968)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For Years Ended September 30,
	2007	2006	2005
	(dollars in thousands)
Cash Flows from Financing Activities
Net (decrease) increase in deposits	$(46,328)	$6,997	$17,094
Net (decrease) increase in advances by borrowers for taxes and Insurance	(380)	(577)	752
Proceeds from Federal Home Loan Bank of Atlanta advances	146,550	232,125	383,600
Repayment of Federal Home Loan Bank of Atlanta advances	(244,550)	(258,275)	(359,550)
Acquisition of stock for Rabbi Trust	(11)	(54)	(27)
Treasury stock purchased	—	(2)	(5)
Exercised stock options	134	15	115
Dividends paid	—	(1,059)	(1,045)

Net cash (used) provided by financing activities	(144,585)	(20,830)	40,934

Increase (decrease) in cash and cash equivalents	64,279	(11,792)	5,714
Cash and cash equivalents at beginning of period	11,737	23,529	17,815

Cash and cash equivalents at end of period	$76,016	$11,737	$23,529

Supplemental Disclosure of Cash Flows Information:
Cash paid during the period for:

Interest	$25,725	$25,371	$20,258

Income taxes	$—	$—	$510

The accompanying notes to consolidated financial statements are an integral part of these statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Principles of Consolidation – BCSB Bankcorp, Inc. (the “Company”) owns 100% of the voting stock of Baltimore County Savings Bank, F.S.B. (the “Bank”). The Bank owns 100% of Ebenezer Road, Inc. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since date of acquisition. All intercompany transactions have been eliminated in the consolidated financial statements. Ebenezer Road, Inc. sells insurance products. Its operations are not material to the consolidated financial statements.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s method of presentation.

Business – The Company’s primary purpose is ownership of the Bank. The Bank’s primary business activity is the acceptance of deposits from the general public in its market area and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation – The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, valuations of foreclosed real estate, goodwill and intangible assets, deferred income taxes and other than temporary impairment of investment securities.

Investments and Mortgage Backed Securities – We designate securities into one of the three categories at the time of purchase. Debt securities that we have the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at the estimated fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at estimated fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effects, in accumulated other comprehensive income.

If a decline in value of an individual security classified as held to maturity or available for sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is reflected in our earnings. Estimated fair value is determined based on bid prices received from third party pricing services or bid quotations received from securities dealers, Gains or losses on the sale of investments are calculated using a specific-identification basis and are determined on a trade-date basis. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using the interest method.

Restricted Stock Investments – The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB’) in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Bank’s investment in this stock is carried at cost.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Loans Receivable – Loans receivable are stated at unpaid principal balances, less undisbursed portion of loans in process, unearned interest on consumer loans, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

Interest income is accrued on the unpaid principal balance. Unearned interest on consumer loans is amortized to income over the terms of the related loans on the level yield method. Loan origination fees and certain direct loan origination costs are deferred and recognized by the interest method over the contractual life of the related loan as an adjustment of yield.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful or when payment of principal and interest has become ninety days past due unless the obligation is well secured and in the process of collection. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan. A loan is considered past due or delinquent when a contractual payment is not paid in the month it is due.

Loans Held for Sale – Loans held for sale are carried at lower of cost or market value in the aggregate. Market value is derived from secondary market quotations for similar instruments. Net unrealized losses are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses – An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Loans deemed to be uncollectible are charged against the allowance for loans losses and subsequent recoveries, if any, are credited to the allowance. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the state of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In accordance with the provisions of Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS No. 114”) as amended by SFAS No. 118 “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures”, collectively referred to as “Statement Nos. 114 and 118”, The Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Bank expects to collect all amounts due, including past-due interest. The Bank generally considers a period of delay in payment to include delinquency up to and including 90 days. SFAS Nos. 114 and 118 require that impaired loans be measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

SFAS Nos. 114 and 118 are generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determined that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

The Bank recognized interest income for impaired loans consistent with its method for non-accrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Foreclosed Real Estate – Real estate acquired through foreclosure is recorded at fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described above in Allowance for Loan Losses. In the event of a subsequent decline, management provides an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal cost. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached. There was no provision for losses during the years ended September 30, 2007, 2006, and 2005.

Loan Servicing – The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated by calculating the net present values of the interest payments over the life of the loans. Impairment is determined on a loan by loan basis. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a loan exceed its fair value.

Mortgage Servicing Rights – Following is an analysis of the change in mortgage servicing rights for loans originated and sold during the year and the unamortized balance and change in excess servicing fees from loans originated and sold in prior periods.

	2007	2006	2005
Balance October 1,	$124	$134	$178
Capitalized	406	24	—
Amortization	(57)	(34)	(44)

Balance September 30,	$473	$124	$134

Premises and Equipment – Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

Income Taxes – Deferred income taxes are recognized for temporary differences between the financial reporting bases and income tax bases of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Transfer of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Significant Group Concentrations of Credit Risk – Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

Earnings Per Share – Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator). For the years ended September 30, 2007, 2006, 2005 there were no option shares excluded from the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for the years ended September 30, 2007, 2006 and 2005 are as follows:

	2007
	(Loss) Income (Numerator)	Shares (Denominator)	Per Share Amount
	( in thousands except per share data)
Basic EPS
Loss to shareholders	$(2,921)	5,883	$(.50)

Diluted EPS
Effect of dilutive shares	—	—	—

Loss to shareholders plus assumed conversions	$(2,921)	5,883	$(.50)

	2006
Basic EPS
Loss to shareholders	$(7,393)	5,855	$(1.26)

Diluted EPS
Effect of dilutive shares	—	—	—

Loss to shareholders plus assumed conversions	$(7,393)	5,855	$(1.26)

	2005
Basic EPS
Income available to shareholders	$601	5,877	$0.10

Diluted EPS
Effect of dilutive shares	—	36	—

Income available to shareholders plus assumed conversions	$601	5,913	$0.10

Statement of Cash Flows – In the statement of cash flows, cash and equivalents include cash, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit and Federal Home Loan Bank of Atlanta time deposits with an original maturity date less than ninety days.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Employee Stock Ownership Plan – The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants (See Note 11). ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Rabbi Trust – The Company established a rabbi trust to fund certain benefit plans. The Company accounts for these plans in accordance with EITF 97-14 “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested”. Until the plan benefits are paid, creditors may make claims against the assets if the Company becomes insolvent.

Loss on Dishonored Checks – The loss incurred during the year ended September 30, 2006 was as a result of a check-kiting scheme perpetrated on the Company by a commercial deposit customer.

Advertising – All advertising costs are expensed as incurred.

Stock-Based Employee Compensation – In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock Issued to Employees”. SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options, be valued at fair value on the grant date and be expensed over the applicable vesting period. SFAS No. 123R became effective for the Company on October 1, 2005. The Company adopted SFAS No. 123R using the “modified prospective application”. Under the “modified prospective application”, compensation costs are recognized in the financial statements for all new share-based payments granted after October 1, 2005.

The adoption of SFAS No. 123R resulted in the recognition of compensation expense recognized in earnings of $33,000 for the year ended September 30, 2006. In accordance with the modified prospective application method of SFAS No. 123R, prior period amounts have not been restated to reflect the recognition of stock-based compensation costs.

Prior to October 1, 2005, the Company applied the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. If the Company had used the fair value based method, net earnings and earnings per share for the year ended September 30, 2005 would have been reduced to the pro forma amounts listed in the below table.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Stock-Based Employee Compensation–continued

For Year Ended September 30,
(dollars in thousands except per share data)	2005
Net Income, as reported	$601
Add: Stock-based compensation included in the determination of net income as reported, net of tax	280
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of tax	(313)

Pro forma net income	$568

Earnings per share:
Basic-as reported	$0.10

Basic-pro forma	$0.10

Diluted-as reported	$0.10

Diluted-pro forma	$0.10

Segment Reporting – The Company acts as an independent community financial services provider, offering traditional banking and related financial services to individuals and business customers. The Bank offers a full array of commercial and retail financial services, through its branch and automated teller machine networks. This includes taking time, savings and demand deposits, making of commercial, consumer and mortgage loans, and providing other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Guarantees – The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company has $1.0 million of standby letters of credit as of September 30, 2007. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of September 30, 2007 for guarantees under standby letters of credit issued is not material.

Comprehensive Income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill – The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. The Company annually assesses if events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired. The Company has evaluated goodwill for impairment and found no change in the carrying amount of goodwill. Goodwill was $2,294,000 at September 30, 2007 and 2006.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Bank Owned Life Insurance – The Company purchased single-premium life insurance policies on certain employees of the Company. The net cash surrender value of those policies is classified in other assets. Appreciation in the value of the insurance policies is classified in non-interest income.

Core Deposit Intangible – The Company recognized a core deposit intangible as a result of the merger with WHG Bancshares Corporation. This deposit base is assumed to decay over time as funds are withdrawn by customers. Amortization is calculated using algebraic formulas taking into account current portfolio costs and the current short term LIBOR.

(dollars in thousands)	As of September 30, 2007	As of September 30, 2006	As of September 30, 2005
Core Deposit Intangible	$630	$630	$600
Accumulated Amortization	447	388	300

Net Balance	$183	$242	$300

Aggregate Amortization Expense

For the year ended September 30, 2007	$59
For the year ended September 30, 2006	58
For the year ended September 30, 2005	62

Estimated Amortization Expense

For the year ending September 30, 2008	46
For the year ending September 30, 2009	36
For the year ending September 30, 2010	26
For the year ending September 30, 2011	24
For the year ending September 30, 2012	14

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Recent Accounting Pronouncements – In February 2006, The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement amends Statements No. 133 and 140 by: permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement became effective for fiscal years beginning after September 15, 2006. The adoption of this standard did not have a material impact on the financial condition, results of operations or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement became effective for fiscal years beginning after September 30, 2006. The adoption of this standard did not have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more-likely-than-not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. FIN 48 is effective for the Company on October 1, 2007. The adoption of this standard is not expected to have a material impact on our financial condition, results of operations or liquidity.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

In September 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods as defined in SFAS No. 106, “ Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The EITF reached a consensus that Bank Owned Life Insurance policies purchased for this purpose do not effectively settle the entity’s obligation to the employee in this regard and thus the entity must record compensation cost and a related liability. Entities should recognize the effects of applying this Issue through either, (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the balance sheet as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all prior periods. Management is currently evaluating the impact of adopting this Issue on the Company’s financial statements. This Issue is effective for fiscal years beginning after December 15, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities and November 15, 2008 for non-financial assets and liabilities, and interim periods within those fiscal years. Management does not expect the adoption of this Statement to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment to FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS No. 157, “Fair Value Measurements”. The Company is evaluating the effects of this statement on its financial statements.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment Securities

The amortized cost and estimated fair values of investment securities are as follows as of September 30, 2007 and 2006.

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2007
US Government and Agency obligations	$4,000	$—	$(30)	$3,970

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2006
US Government and Agency obligations	$112,217	$2	$(2,165)	$110,054
Investment in bond mutual funds	34,546	—	(1,532)	33,014

	$146,763	$2	$(3,697)	$143,068

Held to maturity:

September 30, 2006
US Government and Agency obligations	$4,496	$—	$(8)	$4,488

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment Securities – Continued

The following is a summary of investment securities by maturity:

	September 30, 2007
(in thousands)	Amortized Cost	Fair Value
Available for sale:

US Government and Agency obligations
Due within 12 months	$—	$—
Due beyond 12 months but within five years	2,000	1,992
Due beyond five years but within ten years	1,000	993
Due beyond ten years	1,000	985

	$4,000	$3,970

Proceeds from sales of available for sale securities during the year ended September 30, 2007 were $126.5 million. There were no gains associated with the sale of the securities. Gross losses amounted to $3.1 million. The tax benefit applicable to these realized losses amounted to $1.2 million.

Proceeds from sales of available for sale securities during the year ended September 30, 2006 were $5,405,000. Net gains amounted to $5,000 for the year ended September 30, 2006. This consisted of gross gains of $56,000 and gross losses of $51,000. The tax provisions applicable to these net realized gains amounted to $2,000.

Proceeds from sales of available for sale securities during the year ended September 30, 2005 were $15,536,000. Net gains amounted to $865,000 for the year ended September 30, 2005. This consisted of gross gains of $898,000 and gross losses of $33,000. The tax provisions applicable to these net realized gains amounted to $334,000.

Investments pledged as collateral have an amortized cost of $1.8 million and an estimated fair value of $1.7 million as of September 30, 2007. The only issues over 10% of capital as of September 30, 2007 and 2006 are government sponsored agencies.

As part of the Company’s balance sheet restructuring, investment securities classified as held to maturity were transferred to the available for sale category. A significant portion of these securities were subsequently sold. As of September 20, 2007 all investment securities are classified as available for sale.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Loans Receivable

Loans receivable at September 30, 2007 and 2006 consist of the following:

	September 30,
(in thousands)	2007	2006
Single-family residential mortgages	$164,522	$214,724
Single-family rental property loans	36,245	29,131
Commercial real estate loans	119,598	110,179
Construction loans	42,284	39,021
Commercial loans secured	—	365
Commercial loans unsecured	336	409
Commercial lease loans	4,574	4,749
Commercial lines of credit	12,982	9,606
Automobile loans	30,490	53,530
Home equity lines of credit	16,960	17,942
Other consumer loans	2,713	2,849

	430,704	482,505

Add – purchase accounting premiums, net	285	451
Less – undisbursed portion of loans in process	(9,846)	(12,014)
– unearned interest	(1,633)	(4,132)
– deferred loan origination fees and costs	(558)	(355)
– allowance for loans losses	(2,650)	(2,679)

	$416,302	$463,776

The following is a summary of the allowance for loan losses:

	Years Ended September 30,
(in thousands)	2007	2006	2005
Balance – beginning of year	$2,679	$2,746	$2,587
Provision for losses on loans	117	194	453
Charge-offs	(364)	(578)	(677)
Recoveries	218	317	383

Balance – end of year	$2,650	$2,679	$2,746

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A significant portion of the Bank’s loans receivable include, mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 97% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 90%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Loans Receivable – Continued

Automobile loans are secured by vehicles and home equity loans are secured by subordinated liens on real estate properties. Repayments of automobile loans and home equity loans are expected primarily from the cash flows of the borrowers.

Non-accrual loans totaled approximately $2.3 million, $2.5 million, and $738,000 at September 30, 2007, 2006 and 2005, respectively. There was one impaired commercial loan at September 30, 2007 and 2006 for $2.3 million as defined by SFAS No. 114. The collateral pledged for this loan was sold at auction in October 2007 with proceeds retained by the Bank. No loss of principal is expected on this loan. There was no interest income recognized on impaired loans during these periods. As of September 30, 2007, $257,000 of loan loss allowances were allocated to all loans classified as impaired. At September 20, 2006, $238,000 of loan loss allowances were allocated to all loans classified as impaired. The Bank was not committed to fund additional amounts on these loans.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest actually recognized for the years ended September 30, are summarized below:

	Years Ended September 30,
(in thousands)	2007	2006	2005
Interest income that would have been recognized	$192	$152	$66
Interest income recognized	18	139	29

Interest income not recognized	$174	$13	$37

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

	Years Ended September 30,
(in thousands)	2007	2006
Beginning balance	$1,000	$921
New loans	189	362
Loan repayments	(358)	(181)
Change in related party classification	(363)	(102)

Ending balance	$468	$1,000

The Bank services loans for others. The amount of such loans serviced at September 30, 2007, 2006 and 2005 was $60,750,000, $21,939,000, and $21,520,000, respectively. At September 30, 2007 and 2006, the Bank had no loans sold with recourse.

Custodial escrow balances maintained in connection with the foregoing loan servicings were approximately $381,000 and $76,000 at September 30, 2007 and 2006, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments are standby letters of credit, lines of credit and commitments to fund mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Bank has in this class of financial instruments and represents the Bank’s exposure to credit loss from nonperformance by the other party.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Loans Receivable – Continued

Financial Instruments Whose Contract Amounts Represents Credit Risk	Contract Amount at,
(in thousands)	September 30, 2007	September 30, 2006
Standby letters of credit	$1,010	$754
Commercial lines of credit	12,982	9,715
Home equity lines of credit	16,960	20,770
Loan commitments, fixed rates	5,511	6,070
Loan commitments, variable rates	3,324	1,135

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support private borrowing arrangements, generally limited to real estate transactions. Unless otherwise noted, the standby letters of credit are not collateralized. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Home equity and commercial lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s credit worthiness on a case-by-case basis.

Rates on mortgage loan commitments for fixed rate loans ranged from 6.0% to 6.5% and 5.875% to 7.0% at September 30, 2007 and 2006, respectively. There were no mortgage loan commitments for variable rate loans at September 30, 2007 and 2006. Rates on home equity loan commitments for fixed rate loans ranged from 6.72% to 6.74% and 6.3% to 7.23% at September 30, 2007 and 2006, respectively. Rates on home equity loan commitments for variable rate loans were at an introductory rate of 6% for the first six months then prime minus  1/2 % for the remainder of the term at September 30, 2007.

Rates on commercial loan commitments for fixed rate loans ranged from 6.75% to 11.00% at September 30, 2007. Rates on commercial loan commitments for variable rate loans ranged from 1.00% over prime to 1.50% over prime at September 30, 2007. Rates on commercial loan commitments for fixed rate loans ranged from 7.00% to 10.00% at September 30, 2006. Rates on commercial loan commitments for variable rate loans ranged from 1.0% over prime to 1.5% over prime at September 30, 2006.

No amount was recognized in the statement of financial condition at September 30, 2007 and 2006, as liability for credit loss nor was any liability recognized for fees received for standby letters of credit.

The Bank grants loans to customers, substantially all of whom are residents of the Metropolitan Baltimore and Harford County areas.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Mortgage Backed Securities

The amortized cost and estimated fair values of mortgage backed securities are as follows as of September 30, 2007 and 2006:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale:

September 30, 2007
GNMA certificates	$3,906	$122	$—	$4,028
Collaterized mortgage obligations	27,591	—	(296)	27,295
FNMA certificates	51,009	35	(666)	50,378
FHLMC participating certificates	23,574	69	(345)	23,298

	$106,080	$226	$(1,307)	$104,999

September 30, 2006
GNMA certificates	$6,166	$—	$(97)	$6,069
FNMA certificates	60,727	—	(2,284)	58,443
FHLMC participating certificates	23,306	2	(1,019)	22,289

	$90,199	$2	$(3,400)	$86,801

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to maturity:

September 30, 2006
GNMA certificates	$4,124	$92	$—	$4,216
FNMA certificates	14,560	40	(345)	14,255
FHLMC participating certificates	9,991	77	(183)	9,885

	$28,675	$209	$(528)	$28,356

During the year ended September 30, 2007, the Bank transferred mortgage backed securities that were classified as held to maturity to available for sale. The decision to transfer these securities will limit the Bank’s ability to use this classification in the near term.

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2007 were $77.8 million. There were no gains associated with the sale of mortgage backed securities. Gross losses amounted to $2.8 million. The tax benefit applicable to these realized losses amounted to $1.1 million.

There were no sales of available for sale mortgage backed securities during the year ended September 30, 2006.

Proceeds from sales of available for sale mortgage backed securities during the year ended September 30, 2005 were $8,351,000. Net gains amounted to $19,000 for the year ended September 30, 2005. This consisted of gross gains of $30,000 and gross losses of $11,000. The tax provision applicable to these net realized gains was $7,000.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Mortgage Backed Securities – Continued

Below are schedules of both investment securities and mortgage backed securities with unrealized losses as of September 30, 2007 and the length of time the individual security has been in a continuous unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on September 30, 2007 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

	Less than 12 months		12 months or more		Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$—	$—	$2,970	$(30)	$2,970	$(30)
Mortgage-backed securities	54,919	(521)	10,825	(490)	65,744	(1,011)
Collateralized mortgage obligations	27,295	(296)	—	—	27,295	(296)

Total temporarily impaired securities	$82,214	$(817)	$13,795	$(520)	$96,009	$(1,337)

At September 30, 2007 the Company has thirty-two securities in an unrealized loss position. The bonds in an unrealized loss position at September 30, 2007 were temporarily impaired due to the current interest rate environment and not increased credit risk.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Premises and Equipment

Premises and equipment at September 30, 2007 and 2006 are summarized by major classification as follows:

	September 30,
(in thousands)	2007	2006	Life
Office Building	$9,052	$8,982	50 Years
Leasehold improvements	1,176	1,173	7-31 Years
Furniture, fixtures and equipment	8,332	8,641	10 Years

	18,560	18,796
Accumulated depreciation	(8,106)	(7,571)

	$10,454	$11,225

The Bank has entered into long-term leases for the land on which the main office and branches are located. Rental expense under long-term leases for property for the years ended September 30, 2007, 2006 and 2005 was $1.2 million, $1.2 million and $990,000, respectively. At September 30, 2007, minimum rental commitments under noncancellable leases are as follows:

Years Ended September 30,	Amount
(in thousands)
2008	1,118
2009	944
2010	972
2011	906
2012	774
After 2012	7,882

$12,596

Note 6 – Deposits

Deposits are summarized as follows at September 30, 2007 and 2006:

	2007		2006
(dollars in thousands)	Amount	%	Amount	%
Type of Account
NOW	$34,454	6.17%	$35,225	5.82%
Non-interest bearing NOW	30,880	5.53	23,406	3.87
Money market	18,339	3.28	17,650	2.92
Passbook savings	81,632	14.62	95,890	15.86
Certificates	393,104	70.39	432,418	71.49

	558,409	99.99	604,589	99.96
Accrued interest payable	48.01		256.04

	$558,457	100.00%	$604,845	100.00%

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Deposits – Continued

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $119,565,951 and $130,642,236 at September 30, 2007 and 2006, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund of the FDIC. The Bank has approximately $897,000 in securities pledged as collateral for deposits held by Maryland government entities.

At September 30, 2007, scheduled maturities of certificates of deposit are as follows:

(in thousands)
2008	$253,190
2009	80,749
2010	38,784
2011	15,117
2012	5,204

$393,104

Interest expense on deposits for the years ended September 30, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
(in thousands)
NOW	$98	$98	$123
Money market	581	482	132
Passbook savings	699	1,020	1,107
Certificates	19,027	16,779	13,349

	$20,405	$18,379	$14,711

Note 7 – Federal Home Loan Bank of Atlanta Advances

The Bank has the following outstanding Federal Home Loan Bank advances as of September 30:

	2007		2006
(dollars in thousands)	Rate	Total	Rate		Total
Due

2007		$—	3.66	%-5.28%	$40,000
2008	4.34%	10,000	4.34	%-5.51%	16,000
2009	4.44%	10,000	4.44	%-4.89%	13,000
2010		—	6.33%		9,000
2011		—	4.99	%-5.01%	40,000
2012 and thereafter		—			—
Purchase accounting premiums		—			473

Total		$20,000			$118,473

The Bank has fixed rate advances totaling $20,000,000 with rates ranging from 4.34% to 4.44% as of September 30, 2007. The Bank has no variable rate advances.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Federal Home Loan Bank of Atlanta Advances – Continued

The Bank has a line of credit with the Federal Home Loan Bank of Atlanta equal to 25% of total assets. This line is secured by blanket floating lien on eligible 1-4 family residential loans, and eligible commercial loans. At September 30, 2007, the Bank had an available unused line of credit of $108.0 million. The line of credit requires no compensating balances.

Note 8 – Junior Subordinated Debentures

In June, 2002, the Company issued $12,887,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust I (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.65% over the three month LIBOR rate, and resets quarterly, the rate was 9.01% and 9.16% at September 30, 2007 and 2006 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust I. BCSB Bankcorp Capital Trust I issued $12,500,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust I obligations under the preferred securities. The Preferred securities are redeemable by the Company beginning with the interest rate adjustment date after June 30, 2007 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

In September, 2003, the Company issued $10,310,000 of junior subordinated debentures (the debentures) to BCSB Bankcorp Capital Trust II (the Trust), a Delaware business trust, in which the Company owns all of the common equity. The debentures carry a rate of 3.00% over the three month LIBOR rate, and resets quarterly, the rate was 8.65% and 8.51% at September 30, 2007 and 2006 respectively. The debentures are the sole asset of BCSB Bankcorp Capital Trust II. BCSB Bankcorp Capital Trust II issued $10,000,000 of mandatory redeemable preferred securities to investors. The Company’s obligation under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of BCSB Bankcorp Capital Trust II obligations under the preferred securities. The Preferred securities are redeemable by the Company on or after October 7, 2008 or under certain conditions in whole but not in part at any time at a redemption price equal to 103% of the principal amount plus any accrued interest.

Note 9 – Pension Plan

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $15,500 for 2007. The Bank was obligated to contribute 100% of the employee’s contribution, not to exceed 4% of the employee’s annual salary. The 4% contribution was discontinued in April 2006. All employees who have completed one year of service with the Bank are eligible to participate. The Bank’s contribution to this plan amounted to $0, $75,000, and $253,000 for the years ended September 30, 2007, 2006 and 2005, respectively.

Note 10 – Directors Retirement Plan

On October 1, 2004, the Director’s Retirement Plan was amended. The Company’s retirement plan allows directors to defer directors’ fees into Company stock, and will be paid out by delivering only Company stock to the participants, or they can defer their fees into a phantom investment vehicle which allows them to get a return based upon the mutual fund market.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Employee Stock Ownership Plan

In 1998, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank.

At the same time as the reorganization, the Bank established an Employee Stock Ownership Plan (“ESOP”) for its employees. On July 8, 1998 the ESOP acquired 182,930 shares of the Company’s common stock in connection with the Bank’s Reorganization to a mutual holding company form of organization. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts and an annual contribution from the Bank to the ESOP and earnings thereon.

All employees of the Bank who attain the age of 21 and complete one year of service with the Bank will be eligible to participate in the ESOP. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant’s vested interest under the ESOP is determined according to the following schedule: 0% for less than 2 years of service with the Company or the Bank, 20% for 2 years of service, 40% for 3 years of service, 60% for 4 years of service, 80% for 5 years of service, and 100% for 6 years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP’s January 1, 1998 effective date). Vesting accelerates to 100% upon a participant’s attainment of age 65, death or disability.

The ESOP will be funded by contributions made by the Bank in cash or common stock and dividends on the shares held in the Trust. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the debt service. The compensation costs for the years ended September 30, 2007, 2006 and 2005 were $250,000, $286,000, and $329,000, respectively.

The ESOP shares were as follows as of September 30:

	2007	2006
Shares released and allocated	173,779	160,060
Unearned shares	9,151	22,870

	182,930	182,930

Fair value of unearned shares	$75,496	$287,247

Note 12 – Management Recognition Plan

On July 15, 1999, the Bank established a Management Recognition Plan (“MRP”) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers may be awarded a total of 91,464 shares of stock, which will be held in a separate trust that manages the MRP. The Bank funded the MRP by purchasing the shares of common stock in the open market. The Bank initially awarded an aggregate of 45,600 shares of common stock. During the year ended September 30, 2002 the Bank awarded an additional 26,500 shares. During the year ended September 30, 2007 the Bank awarded an additional 10,500 shares and intends to reserve the remaining 8,864 shares for possible future awards. Shares awarded to the participants in the MRP vest at a rate of 25% per year on each anniversary of the effective date of the MRP award. As of September 30, 2007 and 2006, 72,100 shares have vested. No shares were granted during the year ended September 30, 2006. If a participant terminates employment for reasons other than death, disability, change in control or retirement he or she forfeits all rights to unvested shares.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Management Recognition Plan – Continued

Compensation expense in the amount of the fair market value of the common stock at the date of the grant is recognized on a pro-rata basis over the years during which the shares are earned. Compensation expense of $9,000, $28,000, and $53,300 was recognized for the MRP for the years ended September 30, 2007, 2006 and 2005, respectively.

Note 13 – Stock Option Plan

The Company has a Stock Option Plan (the “Plan”) whereby 228,660 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Qualified Stock Options. Options are exercisable in four annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. There were 82,500 options granted during the year ended September 30, 2002. There were 30,000 options granted during the year ended September 30, 2007. No options were granted during the years ended September 30, 2006, 2005.

The following table summarizes the status of and changes in the Company’s stock option plan during the past three years.

At September 30, 2007 there were 23,250 shares under option with an exercise price of $8.00 and a weighted average contractual life of 2.0 years and 68,250 shares with an exercise price of $11.375 and a weighted average contractual life of 5.0 years. The total exercisable shares of 91,500 have a weighted average contractual life of 4.3 years, and an aggregate intrinsic value of $(158,000).

	Shares	Weighted Average Exercise Price
Outstanding at October 1, 2004	128,625	$10.10
Options exercised	(13,375)	8.60
Granted	—	—

Outstanding at September 30, 2005	115,250	$10.28

Options exercised	(1,750)	10.41
Granted	—	—

Outstanding at September 30, 2006	113,500	$10.30

Options exercised	(16,000)	8.42
Options expired	(6,000)	11.37
Granted	30,000	13.13

Outstanding at September 30, 2007	121,500	$11.16

Exercisable at September 30, 2007	91,500	$10.52

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Stock Option Plan – Continued

The total intrinsic value of options exercised during the year ended September 30, 2007 was approximately $27,845. During the year ended September 30, 2007, 30,000 options for common stock were granted with weighted average fair values of $6.67. The following weighted average assumptions were used in the Black-Scholes-Myron option pricing model for the year ended September 30, 2007.

Dividend Yield	0%
Expected volatility	26.65
Risk-free interest rate	4.64%
Expected lives	10.0 years

Note 14 – Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk- based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Capital – Continued

The following table presents the Bank’s capital position based on the September 30 financial statements and the current capital requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(dollars in thousands)
September 30, 2007
Tangible (1)	$47,100	7.44%	$9,500	1.5%	$	N/A	N/A	%
Tier I capital (2)	47,100	12.16	N/A	N/A		23,249	6.0
Core (1)	47,100	7.44	25,334	4.0		31,668	5.0
Risk-weighted (2)	49,413	12.75	30,999	8.0		38,749	10.0

September 30, 2006
Tangible (1)	$46,833	6.01%	$11,685	1.5%	$	N/A	N/A	%
Tier I capital (2)	46,833	10.61	N/A	N/A		26,487	6.0
Core (1)	46,833	6.01	31,161	4.0		38,951	5.0
Risk-weighted (2)	49,103	11.12	35,315	8.0		44,144	10.0

(1)	To adjust total assets
(2)	To risk-weighted assets

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	September 30,
	2007	2006
	(dollars in thousands)
Total equity	$34,592	$33,421
Adjustment for accumulated other comprehensive loss	682	3,414
Adjustment for intangible assets	(2,477)	(2,536)
Adjustment for disallowed deferred tax assets	(2,057)	(2,482)
Adjustment for parent company equity	16,360	15,016

Tangible, Tier 1 and Core Capital	47,100	46,833
Allowance for loan losses	2,313	2,270

Total risk-based capital	$49,413	$49,103

The OTS has adopted an interest rate risk component of regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank’s interest rate risk exposure, measured by the decline in the market value of the Bank’s net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of September 30, 2007, the Bank is not subject to the interest rate risk requirement.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Capital – Continued

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

As of December 2, 2005 the Bank formally entered into a Supervisory Agreement with the Office of Thrift Supervision (“OTS”). The entry into the Supervisory Agreement was based on the Bank’s 2005 report of examination in which the OTS concluded that grounds existed for the initiation of administrative proceedings against the Bank. Without admitting or denying that such grounds existed, the Bank determined to enter into the Supervisory Agreement to cooperate with the OTS and as evidence of the Bank’s intent to comply with all applicable laws and regulations and engage in safe and sound practices.

In December 2006 the Company announced that it has determined to suspend its dividend program and has agreed with its primary regulator, the Office of Thrift Supervision that it will not issue a dividend to its stockholders going forward without the regulator’s consent as the Company seeks to implement its business plan to improve earnings, capital position and liquidity.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Income Taxes

The income tax provision consists of the following for the years ended September 30, 2007, 2006 and 2005:

	2007	2006	2005
	(dollars in thousands)
Current expense (benefit)	$(744)	$(4,015)	$242
Deferred expense (benefit)	(1,001)	(34)	(131)

Total tax expense (benefit)	$(1,745)	$(4,049)	$111

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2007 and 2006 are as follows:

	2007	2006
Deferred Tax Assets:

ESOP and MRP	$93	$38
Deferred compensation	869	817
Allowance for loan losses	1,023	1,035
Allowance for uncollected interest	2	10
Net operating loss carry forward	5,154	3,981
Unrealized holding losses on securities	429	2,739

Total gross deferred tax assets	7,570	8,620
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(209)	(209)
Depreciation	(745)	(602)
Market value change in Rabbi Trust assets	(44)	(44)
Purchase accounting premiums, net	(110)	6

Total gross deferred tax liabilities	(1,108)	(849)

Net Deferred Tax Assets	$6,462	$7,771

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Income Taxes – Continued

The amount computed by applying the statutory federal income tax rate to income before taxes is greater than the taxes provided for the following reasons:

	For the Years Ended September 30,
	2007		2006		2005
(dollars in thousands)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Statutory federal income tax rate	$(1,586)	(34.00)%	$(3,890)	(34.00)%	$242	34.00%
Changes Resulting From
Income from life insurance	(181)	(3.87)	(183)	(1.60)	(154)	(21.63)
Other	22.47		24.21		23	3.23

	$(1,745)	(37.40)%	$(4,049)	(35.39)%	$111	15.60%

The Company and its subsidiaries file a consolidated income tax return on a fiscal year basis. The returns have been audited by the Internal Revenue Service through the year ended September 30, 1994.

As of September 30, 2007, the Company had net operating loss carryforwards of approximately $13.3 million which begin to expire in 2026. These net operating loss carryforwards may be used to offset future income taxes payable, however the Company may be subject to alternative minimum tax. Their realization is dependent on future taxable income.

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserves for the Bank amounted to approximately $6.2 million with an income tax effect of approximately $2.4 million at September 30, 2007 This bad debt reserve would become taxable if certain conditions are met by the Bank.

Note 16 – Related Party Transactions

Director Michael J. Klein is a member holding a 20% ownership interest in Colgate Investments, LLC, a limited liability company that owns real property that the Bank leases for a branch office site. The Bank paid $70,000, $65,000 and $67,000 in rent to Colgate Investments, LLC during the years ended September 30, 2007, 2006 and 2005, respectively, and expects to pay $70,000 during the year ended September 30, 2008. We believe that there are no preferential terms granted in this transaction and that the terms are similar to other third-party transactions. The remaining 80% of Colgate Investments, LLC is owned by Mr. Klein’s siblings.

Note 17 – Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Disclosures About Fair Value of Financial Instruments – Continued

The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. Trust Preferred Securities are considered to be at fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of Federal Home Loan Bank advances is estimated using rates currently offered on advances of similar remaining maturities. The carrying amounts of accrued interest receivable, accrued interest payable, and mortgage servicing rights approximate fair value. Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

The estimated fair values of the Bank’s financial instruments are as follows:

	September 30, 2007		September 30, 2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Amounts in Thousands)
Financial Assets
Cash	$9,468	$9,468	$8,421	$8,421
Interest bearing deposits in other banks	17,121	17,121	2,854	2,854
Federal funds sold	49,427	49,427	462	462
Interest bearing time deposits	100	100	100	100
Investment securities – available for sale	3,970	3,970	143,068	143,068
Investment securities – held to maturity	—	—	4,496	4,488

Loans Receivable
Mortgage loans	384,426	379,784	412,120	402,508
Share loans	1,230	1,230	1,256	1,256
Consumer loans	30,646	31,137	50,400	51,063
Mortgage backed securities – available for sale	104,999	104,999	86,801	86,801
Mortgage backed securities – held to maturity	—	—	28,675	28,356
Federal Home Loan Bank of Atlanta stock	2,270	2,270	6,972	6,972
Accrued interest receivable	2,416	2,416	2,752	2,752
Mortgage servicing rights	473	473	124	124

Financial Liabilities
Deposits	$558,457	$558,751	$604,845	$604,585
Federal Home Loan Bank of Atlanta advances	20,000	19,947	118,473	118,378
Junior Subordinated Debt	23,197	23,197	23,197	23,197
Accrued interest payable	48	48	256	256

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only)

Information as to the financial condition of BCSB Bankcorp, Inc. as of September 30, 2007, and 2006 and the results of operations and cash flows for the years ended September 30, 2007, 2006, and 2005 are summarized below.

Statements of Financial Condition

	September 30,
	2007	2006
	(in thousands)
Assets
Cash	$—	$1,994
Interest bearing deposits in other banks	2,116	33
Investment securities – available for sale	1,000	3,258
Investment securities – held to maturity	—	1,496
Employee Stock Ownership Plan loan	182	364
Accrued interest receivable	26	39
Investment in subsidiaries	50,504	47,888
Prepaid and deferred income taxes	2,307	48
Other assets	1,026	732

Total assets	$57,161	$55,852

Liabilities and Stockholders’ Equity
Liabilities
Junior Subordinated Debentures	$23,197	$23,197
Other liabilities	518	479

	23,715	23,676
Total stockholders’ equity	33,446	32,176

Total liabilities and stockholders’ equity	$57,161	$55,852

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only) – Continued

	Years Ended September 30,
	2007	2006	2005
	(in thousands)
Statements of Operations
Interest and fees on loans	$18	$27	$29
Interest and dividends on investment securities	222	367	311
Other interest income	62	17	35

Total interest income	302	411	375
Interest on borrowings	2,055	1,921	1,464

Net interest (expense)	(1,753)	(1,510)	(1,089)

Other income	(117)	(46)	—

Non interest expense
Professional fees	280	102	93
Other expenses	208	215	220

Total non-interest expense	488	317	313

Loss before tax benefit	(2,358)	(1,873)	(1,402)

Income tax benefit	(802)	(637)	(477)

Loss before equity in net (loss) income of subsidiary	(1,556)	(1,236)	(925)
Equity in net (loss) income of subsidiary	(1,365)	(6,157)	1,526

Net (loss) income	$(2,921)	$(7,393)	$601

	Years Ended September 30,
	2006	2006	2005
	(in thousands)
Statements of Cash Flows

Net (loss) income	$(2,921)	$(7,393)	$601
Adjustments to reconcile Net Income to Net Cash Used
By Operating Activities
Accretion of discount on investments	(4)	—	2
Loss (gain) on sale of investments	117	46	—
Equity in net (loss) income of subsidiary	1,365	6,157	(1,526)
(Increase) decrease in accrued interest receivable	13	(12)	12
Decrease (increase) in prepaid taxes	(2,307)	51	461
Decrease in receivable from subsidiary	182	183	183
Decrease (increase) in other assets	(294)	154	(324)
Decrease in income taxes payable	—	—	(174)
Increase in other liabilities	40	44	60
Noncash compensation under stock-based benefit plan	—	52	52

Net cash used by operating activities	(3,810)	(718)	(653)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Condensed Financial Information (Parent Company Only) – Continued

	Years Ended September 30,
	2007	2006	2005
	(in thousands)
Cash Flows from Investing Activities
Proceeds from maturities of investment securities – held to maturity	$500	$500	$500
Proceeds from sale of investment securities – available for sale	3,345	2,376	—
Purchase of investment securities – available for sale	(80)	(257)	(210)

Net cash provided by investing activities	3,765	2,619	290

Cash Flows from Financing Activities
Treasury Stock repurchase	—	(2)	(5)
Exercised options	134	15	115
Dividends paid	—	(1,059)	(1,045)

Net cash provided (used) by financing activities	134	(1,046)	(935)

Increase (decrease) in cash and cash equivalents	89	855	(1,298)
Cash and cash equivalents at beginning of period	2,027	1,172	2,470

Cash and cash equivalents at end of period	$2,116	$2,027	$1,172

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Quarterly Financial Date (Unaudited)

Summarized unaudited quarterly financial data for the year ended September 30, 2007 is as follows:

Operating Summary:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$10,230	$9,975	$9,655	$9,252
Interest Expense	7,139	6,877	5,869	5,632

Net Interest Income	3,091	3,098	3,786	3,620
Provision for Loan Losses	55	62	—	—

Net Interest Income after provision for loan losses	3,036	3,036	3,786	3,620
Other Income	382	(7,022)	808	497
Other Expenses	3,829	588	3,747	4,645

Income (loss) before income tax expense (benefit)	(411)	(4,574)	847	(528)
Income taxes expense (benefit)	(178)	(1,593)	247	(221)

Net Income (loss)	$(233)	$(2,981)	$600	$(307)

Per share date:
Basic and diluted earnings per share	$(.04)	$(.51)	$.11	$(.06)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Quarterly Financial Date (Unaudited) – Continued

Summarized unaudited quarterly financial data for the year ended September 30, 2006 is as follows:

Operating Summary:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
Interest Income	$9,596	$9,881	$10,179	$10,339
Interest Expense	5,970	6,135	6,607	7,064

Net Interest Income	3,626	3,746	3,572	3,275
Provision for Loan Losses	6	126	20	42

Net Interest Income after provision for loan losses	3,620	3,620	3,552	3,233
Other Income	380	385	400	336
Other Expenses	4,275	3,893	14,445	4,355

Income (loss) before income tax benefit	275	112	(10,493)	(786)
Tax benefit	(156)	(2)	(3,603)	(288)

Net Income (loss)	$(119)	$114	$(6,890)	$(498)

Per share date:
Basic and diluted earnings per share	$(.02)	$.02	$(1.18)	$(.08)

BCSB BANKCORP, INC.

AND SUBSIDIARIES

Baltimore, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 – Conversion and Reorganization

On February 14, 2007, the Board of Directors of BCSB Bankcorp, Inc. (the “Company”), Baltimore County Savings Bank, F.S.B.(the “Bank”) and Baltimore County Savings Bank, M.H.C. (the “MHC”), unanimously adopted a Plan of Conversion and Reorganization (the “Plan”), pursuant to which Baltimore County Savings Bank, F.S.B. will reorganize from the mutual holding company structure to the stock holding company structure. Pursuant to the terms of the Plan, the MHC will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Additionally, BCSB Bankcorp, Inc. will convert to a federal interim stock savings association and simultaneously merge with and into Baltimore County Savings Bank, with Baltimore County Savings Bank as survivor. Baltimore County Savings Bank will form a new Maryland corporation that will acquire all of the outstanding shares of Baltimore County Savings Bank’s common stock. Shares of BCSB Bankcorp, Inc’s common stock, other than those held by the MHC, will be converted into shares of the new Maryland corporation pursuant to an exchange ratio designed to approximate the percentage ownership interests of such persons.

The Plan of Conversion and Reorganization is subject to the approval of: (1) the Office of Thrift Supervision; (2) at least a majority of the total number of votes eligible to be cast by members of the MHC; (3) the holders of at least two-thirds of the outstanding shares BCSB Bankcorp, Inc. common stock; and (4) at least a majority of outstanding shares held by holders of BCSB Bankcorp, Inc. common stock other than the MHC. The new Maryland holding company will offer shares of its common stock for sale to Baltimore County Savings Bank’s eligible account holders, to Baltimore County Savings Bank’s tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of December 31, 2005. At the time of the Conversion and Reorganization, the Bank will establish a liquidation account. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to receive a priority in any distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

Through September 30, 2007 the Company has incurred $1.2 million in costs associated with this offering. These costs will be a reduction of the proceeds from the offering. If the Company determines that it is unable to successfully complete the offering, these costs will be expensed in the period in which that determination is made.

APPENDIX A

BCSB BANKCORP, INC.

COMPENSATION COMMITTEE CHARTER

I.	Purpose

The primary purpose of the Compensation Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of BCSB Bankcorp, Inc. (the “Company”) with certain compensation matters. The Committee shall fulfill the Board’s overall responsibility relating to executive compensation and is specifically responsible for salaries and benefits, incentive compensation, executive development and management succession planning.

II.	Organization

The members of the Committee shall consist of three or more directors, each of whom shall satisfy the definition of an “independent” director as defined in any qualitative listing requirements for Nasdaq Stock Market, Inc. issuers and any applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Members of the Committee shall be elected by the Board on an annual basis and shall serve until their successors are appointed. The Committee’s Chairperson shall be designated by the full Board or, if the full Board does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee. The Company’s Chief Executive Officer (the “CEO”) will meet with the Committee as directed by the Committee with regard to compensation matters, but the CEO will not be a member of the Committee nor participate in its deliberations as to compensation of the CEO.

The Committee may form and delegate authority to subcommittees when appropriate.

III.	Structure and Meetings

The Committee shall meet at least annually, or more frequently as circumstances dictate. The Chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The Committee shall keep written minutes of all meetings.

IV.	Goals and Responsibilities

The Committee shall:

•

Develop and maintain an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders and monitor the results of such policy to assure that the compensation payable to the Company’s executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance and is justified by the returns available to shareholders.

•

Approve compensation and benefit plans, which may include amendments to existing plans, cash-based and equity-based incentive compensation plans, and non-qualified deferred compensation and retirement plans.

•	Oversee the administration of the Company’s benefit programs.

•	Annually establish criteria to serve as the basis for the CEO’s compensation, evaluate the CEO’s performance in light of those criteria and determine the CEO’s compensation based on that evaluation.

A-1

•

Consult with the CEO regarding the criteria to serve as the basis for the other executive officers’ compensation established by the CEO, and consult with the CEO regarding the CEO’s evaluation of the other executive officers’ performance in light of those criteria and the CEO’s advice regarding the other executive officers’ compensation based on that evaluation.

•

With respect to the Company’s equity-based compensation plans, approve grants of stock options, restricted stock, performance shares, stock appreciation rights and other equity-based incentives to the extent provided under the compensation plans. The Committee may delegate to the President and CEO all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting requirements and other provisions of Section 16 of the Securities Exchange Act of 1934 as in effect from time to time.

•	Review and make recommendations to the Board from time to time regarding the compensation of non-employee directors.

•

Review and discuss with management the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402. Based on such review and discussion, the Committee shall determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report and/or proxy statement for the annual meeting of shareholders. The Committee shall provide, over the names of the Committee members, the required Compensation Committee report for the Company’s proxy statement for the annual meeting of shareholders.

V.	Performance Evaluations

The Chairperson of the Committee shall lead the Committee in an annual evaluation of its performance. The Committee shall also conduct an annual performance evaluation to review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

VI.	Committee Resources

The Committee shall have the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities. The Committee shall have the sole authority to retain and terminate any search firm used to identify director candidates or any compensation consultant used to assist the Committee in evaluating executive compensation, including the sole authority to approve such search firm’s or compensation consultant’s fees and other retention terms.

A-2

APPENDIX B

CHARTER

OF THE

NOMINATING COMMITTEE

OF THE

BOARD OF DIRECTORS OF BCSB BANKCORP, INC.

AS APPROVED BY THE BOARD OF DIRECTORS

ON FEBRUARY 14, 2007

I.	AUTHORITY AND COMPOSITION

The Committee is established pursuant to Article II Section 13 of the Bylaws of BCSB Bankcorp, Inc. (the “Corporation”). Committee members should be appointed annually by the Board and may be replaced by the Board. None of the Committee members may be an officer of the Corporation. The Committee may appoint a Secretary, who need not be a Director. The Committee Chairman shall be appointed by the Board.

The Committee shall be comprised of at least three (3) members, each of whom shall meet the independence requirements of the Nasdaq and shall meet any other standards of independence as may be prescribed for purposes of any federal securities laws relating to the Committee’s duties and responsibilities.

II.	PURPOSE OF THE COMMITTEE

The Committee’s purpose is to assist the Board in identifying qualified individuals to become Board members and in determining the composition of the Board of Directors.

III.	RESPONSIBILITIES OF THE COMMITTEE

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1.	To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for stockholder approval at the annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to and existing members of the Board, in collectively serving the long-term interests of the stockholders.

2.	Recommend to the Board persons to be appointed as Directors in the interval between annual meetings of the Corporation’s shareholders;

3.	Review the qualifications and independence of the members of the Board on a regular periodic basis and make any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board; and

4.	Establish a policy, if deemed appropriate by the Committee, with regard to the consideration of director candidates recommended by stockholders.

B-1

With respect to the responsibilities listed above, the Committee shall:

1.	Report regularly to the Board on its activities;

2.	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;

3.	Form and delegate authority to subcommittees of one or more Committee members when appropriate;

4.	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter; and

5.	Annually review the Committee’s own performance.

IV.	GENERAL

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

1.	One or more officers and employees of the Corporation whom the Committee member reasonably believes to be reliable and competent in the matters presented;

2.	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

3.	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

B-2

APPENDIX C

STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on BCSB Bankcorp’s common stock during the period from September 30, 2002 through September 30, 2007 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market and (2) the total cumulative return of savings institutions and savings institution holding companies traded on the Nasdaq Stock Market. The comparison assumes $100 was invested on September 30, 2002 in the common stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the common stock or of any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDICES

September 30, 2002 through September 30, 2007

	2002	2003	2004	2005	2006	2007
BCSB BANKCORP, INC.	$100.00	$133.29	$139.42	$119.76	$114.28	$ 75.06
NASDAQ	100.00	153.18	163.47	186.68	197.56	238.11
NASDAQ SAVINGS INSTITUTIONS	100.00	144.81	173.37	182.72	209.49	203.71

C-1